Exhibit 10.1

LOAN AGREEMENT

Dated as of September 20, 2023

Between

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,
collectively, as Borrower

and

JPMorgan Chase Bank, N.A.,
as Lender

NLO Office Portfolio

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4.1.2	Proceedings	72
4.1.3	No Conflicts	72
4.1.4	Litigation	73
4.1.5	Agreements	73
4.1.6	Title	73
4.1.7	Solvency	74
4.1.8	Full and Accurate Disclosure	74
4.1.9	ERISA	74
4.1.10	Compliance	75
4.1.11	Financial Information	75
4.1.12	Condemnation	76
4.1.13	Federal Reserve Regulations	76
4.1.14	Utilities and Public Access	76
4.1.15	Not a Foreign Person	76
4.1.16	Separate Lots	76
4.1.17	Assessments	76
4.1.18	Enforceability	77
4.1.19	No Prior Assignment	77
4.1.20	Insurance	77
4.1.21	Use of Property	77
4.1.22	Certificate of Occupancy; Licenses	77
4.1.23	Flood Zone	77
4.1.24	Physical Condition	78
4.1.25	Boundaries	78
4.1.26	Leases	78
4.1.27	Condominium	79
4.1.28	Inventory	79
4.1.29	Filing and Recording Taxes	79
4.1.30	Special Purpose Entity/Separateness	80
4.1.31	Management Agreement	83
4.1.32	Illegal Activity	83
4.1.33	No Change in Facts or Circumstances; Disclosure	83
4.1.34	Investment Company Act	84
4.1.35	Embargoed Person	84
4.1.36	Principal Place of Business; State of Organization	84
4.1.37	Intentionally Omitted	84
4.1.38	Cash Management Account	84
4.1.39	Taxes	85
4.1.40	Anti-Corruption	85
4.1.41	Ground Lease	85
4.1.42	PILOT Leases and PILOT Lease Documents	87
4.1.43	REA	88
Section 4.2	Survival of Representations	88

ARTICLE V – BORROWER COVENANTS		88
Section 5.1	Affirmative Covenants	88
5.1.1	Existence; Compliance with Legal Requirements	88

5.1.2	Taxes and Other Charges	89
5.1.3	Litigation	90
5.1.4	Access to the Properties	90
5.1.5	Notice of Default	90
5.1.6	Cooperate in Legal Proceedings	90
5.1.7	Condominium	90
5.1.8	Award and Insurance Benefits	93
5.1.9	Further Assurances	93
5.1.10	Principal Place of Business, State of Organization	94
5.1.11	Financial Reporting	94
5.1.12	Business and Operations	96
5.1.13	Title to the Properties	96
5.1.14	Costs of Enforcement	97
5.1.15	Estoppel Statement	97
5.1.16	Loan Proceeds	97
5.1.17	ERM Items	98
5.1.18	Intentionally Omitted	98
5.1.19	Intentionally Omitted.	98
5.1.20	Leasing Matters	98
5.1.21	Alterations	99
5.1.22	Operation of Property	99
5.1.23	Embargoed Person	100
5.1.24	Intentionally Omitted	100
5.1.25	Taxes	100
5.1.26	Ground Leases	100
5.1.27	PILOT Leases	104
5.1.28	REA	106
Section 5.2	Negative Covenants	106
5.2.1	Operation of Property	106
5.2.2	Liens	106
5.2.3	Dissolution	106
5.2.4	Change In Business	107
5.2.5	Debt Cancellation	107
5.2.6	Zoning	107
5.2.7	No Joint Assessment	107
5.2.8	Advisory Agreement	107
5.2.9	ERISA	107
5.2.10	Transfers	108
5.2.11	Ground Lease	110
5.2.12	PILOT Leases; PILOT Lease Documents	111

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		112
Section 6.1	Insurance	112
Section 6.2	Casualty	116
Section 6.3	Condemnation	117
Section 6.4	Restoration	118

ARTICLE VII – RESERVE FUNDS		123
Section 7.1	Required Repairs	123
7.1.1	Deposits	123
7.1.2	Release of Required Repair Funds	123
Section 7.2	Tax and Insurance Escrow Fund	123
Section 7.3	Replacements and Replacement Reserve	124
7.3.1	Replacement Reserve Fund	124
7.3.2	Disbursements from Replacement Reserve Account	124
7.3.3	Performance of Replacements	125
7.3.4	Failure to Make Replacements	126
7.3.5	Balance in the Replacement Reserve Account	127
Section 7.4	Rollover Reserve	127
7.4.1	Deposits to Rollover Reserve Fund	127
7.4.2	Withdrawal of Rollover Reserve Funds	127
Section 7.5	Ground Lease Reserve	128
7.5.1	Deposits to Ground Lease Fund	128
7.5.2	Release of Ground Lease Reserve Fund	128
Section 7.6	Corporate Reserve Fund	129
Section 7.7	Additional Reserves	129
7.7.1	PPD HVAC Repairs	129
7.7.2	PPD Dispute Reserve	130
7.7.3	ERM Reserve	130
Section 7.8	Excess Cash Flow Reserve Fund	131
7.8.1	Deposits to Excess Cash Flow Reserve Fund	131
7.8.2	Release of Excess Cash Flow Reserve Funds	131
Section 7.9	Reserve Funds, Generally	134

ARTICLE VIII – DEFAULTS		135
Section 8.1	Event of Default	135
Section 8.2	Remedies	139
Section 8.3	Remedies Cumulative; Waivers	140

ARTICLE IX – SPECIAL PROVISIONS		141
Section 9.1	Loan Bifurcation	141
9.1.1	Component Note; New Mezzanine Loan	141
Section 9.2	Assignments and Participations; Securitization	143
9.2.1	Assignments and Participations	143
9.2.2	Securitization	146
9.2.3	Administrative Agent	152
Section 9.3	Exculpation	154
Section 9.4	Matters Concerning Manager	159
Section 9.5	Servicer	159
Section 9.6	Recognition Agreement; Intercreditor Agreement	160

ARTICLE X – MISCELLANEOUS 161
Section 10.1	Survival	160
Section 10.2	Lender’s Discretion	160

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SCHEDULES AND EXHIBITS

Schedule 1.1(a)	–	Release Amounts

Schedule 2.1.2(b)-A	–	Post-Closing Requirements

Schedule 2.1.2(b)-B	–	Post-Closing Items

Schedule 2.5.2	–	BCBS Release Parcels

Schedule 4.1.1	–	Organizational Chart of Borrower

Schedule 4.1.4	–	Tax Contests

Schedule 4.1.5	–	Material Financial Obligations

Schedule 4.1.20	–	Insurance Claims

Schedule 4.1.26-A	–	Rent Roll

Schedule 4.1.26-B	–	Unfunded Obligations

Schedule 4.1.26-C	–	Tenant Options

Schedule 4.1.31	–	Managers

Schedule 4.1.42	–	PILOT Leases

Schedule 4.1.43	–	REAs

Schedule 5.1.11(c)	–	Monthly Sales Report

Schedule 5.1.17	–	ERM Items

Schedule 7.1.1	–	Required Repairs - Deadlines for Completion

Schedule 9.2	–	Disqualified Persons

Exhibit A	–	Borrower

Exhibit B-1 – B-4	–	Tax Compliance Certificates

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 20, 2023 (the “Closing Date”), between JPMorgan Chase Bank, N.A., having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or permitted assigns, “Lender”) and THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO, each having its principal place of business at c/o W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001 (each, an “Individual Borrower” and collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1      Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“3900 Paramount Parkway HVAC Issue” shall mean the alleged failure of the HVAC system at the property located at 3900 Paramount Parkway, Morrisville, NC 27560, which may require the following repairs (along with any other repairs or replacements required to resolve the PPD Dispute, collectively, the “PPD HVAC Repairs”): (i) compressor replacement, (ii) replacement and/or repair, as appropriate, of various leaking circuits, (iii) replacement of schrader valves, and (iv) repair of fan motors, as described in (a) that certain default notice, dated March 22, 2022, delivered by the tenant, PPD Development, L.P. (“PPD”), to the landlord, Morrisville Landlord (NC) LP, and (b) that certain notice, dated August 11, 2022, delivered by the landlord, Morrisville Landlord (NC) LP, to the former owner of the property located at 3900 Paramount Parkway, Morrisville, NC 27560, RT Research Triangle LP.

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A-” by S&P and (ii) a long-term unsecured debt rating of not less than “A3” from Moody’s or (b) is otherwise acceptable to Lender.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender, and delivered by Reed Smith LLP or counsel otherwise reasonably satisfactory to Lender.

“Adjusted Release Amount” shall mean, for each Individual Property, the greater of (i) the Net Sales Proceeds from the sale of such Individual Property and (ii) the sum of (x) one hundred twenty percent (120%) of the Release Amount for such Individual Property and (y) one hundred twenty percent (120%) of the Release Amount (as defined in the Mezzanine Loan Agreement) for such Individual Property (or such lesser amount if acceptable to Lender in its good faith discretion).

“Administration Fee” shall have the meaning set forth in Section 2.3.6 hereof.

“Administrative Agent” shall have the meaning set forth in Section 9.2.3 hereof.

“Advisory Agreement” shall mean that certain Advisory Agreement, dated on or about the Funding Date, between an Affiliate of WPC and Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, as approved by Lender pursuant to Section 2.1.2(h).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person, (b) is a director or officer of such Person, or (c) is a director or officer of a Person that Controls such Person.

“Affiliated Manager” shall mean any Manager that is controlled, directly or indirectly, by Guarantor.

“Affiliated Tenant” shall mean any Tenant that is controlled, directly or indirectly, by Guarantor.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Annual Required REIT Distribution Amount” shall mean, for any Fiscal Year, a good faith estimate of the amount of cash necessary to be distributed by the Mezzanine Borrower to (i) maintain its status as a REIT and (ii) prevent it from being subject to tax under Section 857(b) or Section 4981 of the Code based on the assumptions that (w) distributions in respect of Mezzanine Borrower Preferred Interests and any Subsidiary REIT Preferred Interests, as applicable, are made prior to any distributions on Mezzanine Borrower Common Equity Interests and any Subsidiary REIT Common Equity Interests, as applicable, for such Fiscal Year, (x) to the extent any amounts would be required to be distributed in respect of Mezzanine Borrower Common Equity Interests to satisfy clause (i) or clause (ii) (with such amount determined for this purpose without regard to any Consent Dividend) (A) the first $1,000,000 of such amount is made solely in cash, (B) the portion of such amount in excess of $1,000,000 is satisfied with a Consent Dividend until the quotient of $1,000,000 over the amount described in this clause (B) equals the Minimum Cash Percentage, and (C)the Minimum Cash Percentage of the remaining portion of such amount in excess of the amounts described in clauses (A) and (B) is made in cash and the balance is satisfied with a Consent Dividend, and (y) amounts distributed with respect to Mezzanine Borrower Preferred Interests and any Subsidiary REIT Preferred Interests are made in cash. The Annual Required REIT Distribution Amount for any Fiscal Year shall be estimated each quarter at the time Borrower requests any disbursement to Mezzanine Borrower for Quarterly REIT Distributions pursuant to Section 7.8.2(a)(i) based on information and projections available to the Borrower at such time.

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“Annual TRS Tax Distribution Amount” shall mean, for any Fiscal Year, with respect to each TRS Subsidiary, the product of (i) a good faith estimate of the net income or gain allocable to such TRS Subsidiary reduced by any net losses available to such TRS Subsidiary that would reasonably be expected to be deductible against such net income or gain in computing such TRS Subsidiary’s income tax liabilities for such Fiscal Year and (ii) a good faith estimate of the effective income tax rate applicable to such TRS Subsidiary for such Fiscal Year that, without limitation, takes into account the estimated income and franchise tax apportionment factor for each state and local jurisdiction in which such TRS Subsidiary is anticipated to file income or franchise tax returns for such Fiscal Year, the deductibility of state and local taxes for U.S. federal income tax purposes and any tax credits that would reasonably be expected to be available to such TRS Subsidiary in computing its tax liabilities for such Fiscal Year. The Annual TRS Tax Distribution Amount shall be estimated each quarter at the time Borrower requests any disbursement to the relevant TRS Subsidiary for Quarterly TRS Tax Distributions pursuant to Section 7.8.2(a)(ii) and shall be appropriately adjusted to the extent that the actual income tax liabilities of the TRS Subsidiary(ies) for a prior Fiscal Year are more or less than the Annual TRS Tax Distribution Amount for such prior Fiscal Year.

“Anti-Corruption Obligation” shall have the meaning set forth in Section 4.1.40 hereof.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing space at the Properties pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease (to the extent such approval is required hereunder), (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements. “Approved Leasing Expenses” shall also include costs and expenses incurred in connection with the BCBS Lease Modifications in accordance with Section 5.1.20 hereof.

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“Assessments” shall mean all fees, dues, charges, and assessments, whether annual, monthly, regular, special or otherwise under the Condominium Documents.

“Asset Advisory Fees” shall mean the Management Fee (as defined in the Advisory Agreement) to be paid pursuant to the Advisory Agreement (not to exceed $7,500,000.00 per annum in the aggregate).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee in accordance with Section 9.2, and in substantially the form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property that is managed by a Manager pursuant to a Management Agreement, an Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof or as of the date the same is entered into in accordance with the terms of this Agreement (if required), among Lender, the applicable Individual Borrower and the applicable Manager, as each same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any portion of the Property.

“Bail-in Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-in Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition, filing any insolvency or reorganization case or proceeding, instituting proceedings to have such Person be adjudicated bankrupt or insolvent or otherwise seeking relief, in each case under the Bankruptcy Code or any other Insolvency Law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Insolvency Law); (c) such Person (x) soliciting or causing to be solicited petitioning creditors for, or (y) supporting, colluding with respect to, consenting to or otherwise acquiescing in, approving or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any Insolvency Law; (d) the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of any Individual Property); (e) any Person applies for, or otherwise commences any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of any Individual Property; (f) the commencement of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against any portion of any Individual Property); (g) such Person making an assignment for the benefit of creditors; or (h) such Person admitting, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, its insolvency or its general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document).

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“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated or governing proceedings thereunder.

“BCBS Borrower” shall Health Landlord (MN), LLC, a Delaware limited liability company.

“BCBS Lease Modifications” shall mean any amendments, extensions and/or terminations by BCBS Borrower of certain Leases with BCBSM, Inc., as described in that certain Letter of Intent, dated as of August 17, 2023 (the “BCBS LOI”).

“BCBS Release Parcels” shall mean, collectively, the parcels of land described on Schedule 2.5.2 hereof.

“Benchmark” shall mean (i) initially, and continuing unless and until replaced by a Benchmark Replacement pursuant to Section 2.2.3(d) hereof, Term SOFR, and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR or the then-current Benchmark, then the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date:

(1)            SOFR Average; or

(2)            subject to the provisos at the end of this section, the sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (B) the related Benchmark Replacement Adjustment; or

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(3)            subject to the provisos at the end of this section, the sum of: (A) the ISDA Fallback Rate and (B) the related Benchmark Replacement Adjustment; or

(4)            the sum of: (A) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated floating rate loans and provided such replacement is being implemented consistently across similarly situated loans held by Lender and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clauses (2) and (3) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time selected by Lender in its reasonable discretion. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Benchmark Replacement be less than 3.85%.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the first alternative set forth in the order below that can be determined by Lender as of the applicable Benchmark Replacement Date:

(1)            subject to the proviso at the end of this definition, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(2)            subject to the proviso at the end of this definition, if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3)            the spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment and provided such replacement is being implemented consistently across similarly situated loans held by Lender, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate loans at such time;

provided that, in the case of clause (1) and (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Lender in its reasonable discretion.

“Benchmark Replacement Conditions” shall have the meaning set forth in Section 2.2.3(d) hereof.

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“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative (which, if the regulatory supervisor has announced a specified future date that such Benchmark will not be representative, will be such specified future date); provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark continues to be provided on such date; or

(3)            in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the Applicable Change in Law.

Notwithstanding the foregoing, in no event shall the applicable Benchmark Replacement Date occur prior to the later of (x) satisfaction of the Benchmark Replacement Conditions and any applicable Conforming Changes and (y) 30 days after a Benchmark Transition Event.

“Benchmark Replacement Rate” shall mean the sum of (i) the applicable Benchmark Replacement in the event that such Benchmark Replacement has replaced the prior Benchmark pursuant to Section 2.2.3(d) hereof and (ii) the Spread; provided that in no event will the Benchmark Replacement Rate be less than the Minimum Rate.

“Benchmark Replacement Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon any Benchmark other than the Term SOFR Reference Rate.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

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(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative; or

(4)            a Change in Law that Lender determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits, restricts or limits the use of such Benchmark (upon such determination, an “Applicable Change in Law”).

“Benchmark Unavailability Period” shall mean (i) if a Benchmark Transition Event has not occurred, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark in accordance with clause Section 2.2.3(d) below, each (if any) Interest Period for which, Lender for any reason determines (which determination shall be conclusive and binding absent manifest error) that, other than as a result of a Benchmark Transition Event reasonable and adequate means do not exist for ascertaining the then-current Benchmark for an applicable Interest Period, (ii) if a Benchmark Transition Event has occurred, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.2.3(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark, or (iii) at any time, (x) beginning at the time of the adoption of any requirement of law or any change therein or in the interpretation or application thereof that makes it unlawful for any Lender to maintain the Loan at the then current Benchmark as contemplated hereunder (such occurrence, an “Illegality Condition”) and (y) ending at the time any such Illegality Condition is no longer in effect.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Principal, Mezzanine Borrower, Pledgor, Holdco, TRS and any Subsidiary REIT.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

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“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Funding Date, by and between Holdco and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean JPMorgan Chase Bank Funding Inc., or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard, or bad faith or gross negligence, of such Independent Director’s duties, (b) such Independent Director has engaged in, been indicted or convicted for fraud or other acts constituting any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director,” (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) such Independent Director is unable to perform his or her duties due to death, disability or incapacity or (f) any other reason for which the prior written consent of Lender shall have been obtained.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board of Governors of the Federal Reserve, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of both clauses (i) and (ii) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).

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“Closing Date” shall have the meaning set forth in the introductory paragraph hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Common Elements” shall mean the Common Element(s) (as defined in the Condominium Documents).

“Condominium” shall mean the Condominium of Lower Makefield Corporate Center – South Campus established pursuant to the Condominium Documents.

“Condominium Association” shall mean Lower Makefield Corporate Center – South Campus Condominium Association.

“Condominium Board” shall mean the executive board of the Condominium Association.

“Condominium Borrower” shall mean MEDI (PA) LLC (successor by conversion to Medi (PA) Limited Partnership).

“Condominium Documents” shall mean, individually and/or collectively, as the context may require, (i) those certain By-Laws of Lower Makefield Corporate Center – South Campus Condominium Association and (ii) that certain Declaration of Condominium of Lower Makefield Corporate Center – South Campus, as each of the same may be amended, modified or supplemented from time to time.

“Condominium Member” shall mean any director on the Condominium Board.

“Condominium Unit” shall mean the condominium unit subject to the lien of the Mortgage, which condominium unit is the Unit known as Unit 3 (as defined in the Condominium Documents), together with the applicable Condominium Borrower’s interest in the Common Elements thereof.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day,” “Determination Date,” “Interest Period,” “Payment Date,” “U.S. Government Securities Business Day,” rounding of amounts, timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Lender decides, from time to time, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice for floating rate loans (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Consent Dividend” shall have the meaning ascribed in Section 561(a)(2) of the Code.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, among each Individual Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise; provided that (x) a Person shall not be deemed to lack Control even though certain decisions may be subject to customary “major decision” consent or approval rights in favor of another Person, and (y) a Person shall not be deemed to have Control even though such Person retains certain customary “major decision” consent or approval rights over another Person. “Controlled” and “Controlling” shall have correlative meanings.

“Corporate Fee Annual Amount” shall have the meaning set forth in Section 7.6 hereof.

“Corporate Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Breakage Costs, any MDP Penalty Fees, the Ticking Fee, the Administration Fee and the Exit Fee) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

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“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which the numerator is Net Operating Income (with a deduction for amounts paid to the Reserve Funds) and the denominator is the aggregate amount of (x) Debt Service for such period, assuming the index component of the interest rate is equal to the strike price and (y) “Debt Service” as defined in the Mezzanine Loan Agreement. Lender’s good faith determination of the “Debt Service Coverage Ratio” shall be conclusive and binding absent manifest error.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing: (a) the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g. Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder, without deduction for amounts paid to the Reserve Funds; and (b) the outstanding principal balance of the Loan as of the date of such calculation.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Designated Borrower” shall mean any Individual Borrower selected by Borrower for purposes of the Interest Rate Cap Agreement (and any Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement).

“Determination Date” shall mean, with respect to any determination of the Benchmark applicable to an Interest Period, the date that is two (2) U.S. Government Securities Business Days preceding the first day of the applicable Interest Period.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Disqualified Persons” means, individually and/or collectively, as the context may require, all private or publicly traded net lease REITs and private sponsors focused on net leases or office investments and their Affiliates, including without limitation, each Person (including each such Person’s respective Affiliates) listed on Schedule 9.2 of this Agreement, but excluding, with respect to private sponsors, such Persons effectuating a credit fund strategy and GIC (Realty) Private Limited and its Affiliates.

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“Distribution” shall mean a distribution of the common shares of SpinCo Trust by WPC to its shareholders.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s) and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) each of JPMorgan Chase Bank, National Association and JPMorgan Chase Funding Inc.

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“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall mean, with respect to each Individual Property, the “Equipment” defined in the granting clause of the Mortgage for such Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of any Borrower Party’s or Guarantor’s controlled group or under common control with any Borrower Party or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of, or filing of a notice of termination with respect to, a Plan by the Borrower, Guarantor or any ERISA Affiliate, or by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by Borrower, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

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“ERM Account” shall have the meaning set forth in Section 7.7.3 hereof.

“ERM Reserve Funds” shall have the meaning set forth in Section 7.7.3 hereof.

“ERM Items” shall mean the remediation and repair requirements described in Schedule 5.1.17 attached hereto.

“Escrow Agreement” shall mean that certain escrow instruction letter, dated as of the Closing Date, by Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to Lender, and agreed to by (i) Borrower, (ii) Stewart Title Guaranty Company, as escrow agent, (iii) Stewart Title Guaranty Company, as lead title insurer, (iv) National Land Tenure Company, LLC, as agent for Fidelity National Title Insurance Company, as co-title insurer, and (v) Stewart Title Guaranty Company, as UCC insurer (“UCC Insurer”).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.2(f)(xi) hereof.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.8.1 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.8.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any withholding Section 2.7 Taxes imposed under FATCA.

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“Exit Fee” shall mean, subject to Section 2.4.4, an amount equal to one percent (1.00%) of the amount of the Loan that is being repaid, in each case, due and payable from time to time upon the earlier to occur of repayment or prepayment of all or any portion of the Loan in accordance with the terms of this Agreement or when due (including on the Maturity Date).

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by Lender. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Funds Rate Loan” shall mean the Loan at such time as interest thereon accrues at the Federal Funds Rate.

“First MDP Deadline” shall have the meaning set forth in Section 2.4.2(b)(i)(A) hereof.

“First MDP Threshold” shall have the meaning set forth in Section 2.4.2(b)(i)(A) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.

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“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, the “Fixtures” as defined in the granting clause of the Mortgage for such Individual Property.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or arrangement that is not subject to U.S. law and is maintained or contributed to by Borrower or Guarantor or pursuant to which Borrower or Guarantor could have any liability.

“Funding Conditions” shall have the meaning set forth in Section 2.1.2 hereof.

“Funding Date” shall mean the date of the funding of the Loan in accordance with Section 2.1.2 hereof.

“G&A Direct Fee” shall mean the amounts to be paid by or on behalf of Guarantor or the Loan Parties pursuant to the Advisory Agreement for certain general and administrative expenses incurred by such Persons.

“G&A Fee Reimbursement” shall mean the amount to be paid to the applicable Affiliate of WPC pursuant to the Advisory Agreement as a reimbursement for certain general and administrative expenses, including the Administrative Reimbursement (as defined in the Advisory Agreement).

“G&A Fees” shall mean, collectively, (i) the G&A Direct Fee and (ii) the G&A Fee Reimbursement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, during any period, all sustainable income as reported on the most recent financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, (i) Rents from Tenants that are in occupancy (unless such Tenant is Investment Grade, in which event such Rents shall be included regardless of occupancy status) and paying full contractual rent without right of offset or credit (unless such Tenant is not paying full contractual rent due to a gap rent or free rent period expressly provided for in the applicable Lease but the full amount of such free rent or gap rent has been reserved with Lender), (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period (unless such Tenant is not paying full contractual rent due to a free rent period expressly provided for in the applicable Lease but the full amount of such free rent or gap rent has been reserved with Lender), or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits, (ix) any disbursements to Borrower from the Reserve Funds, if any, (x) Rent from Tenants in monetary or material non-monetary default under their Leases for more than 30 days, (xi) Rent from tenants that have vacated and are no longer paying rent (unless all or any portion of the space vacated by such Tenants is subleased, but only to the extent of rent actually paid under any such sublease), (xii) any straight line adjustments, (xiii) lease termination payments and other one-time extraordinary revenue items and (xiv) Lease intangibles amortization. Gross Income from Operations shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof. Lender’s good faith determination of “Gross Income from Operations” shall be conclusive and binding absent manifest error.

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“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent, open for business and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect.

“Ground Lease” shall mean that certain Indenture of Lease, dated as of April 10, 1958 between Ground Lease Borrower, as successor-in-interest to the initial lessor thereunder,  and Ground Lessor, as successor-in-interest to the initial ground lessor thereunder, as modified by that certain Estoppel Certificate, dated as of September 7, 2023, as the same may be further amended, restated, replaced or otherwise modified from time to time.

“Ground Lease Borrower” shall mean 601 Jefferson Tower (TX) LLC, a Delaware limited liability company.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Leased Property” shall mean that certain Individual Property demised by a Ground Lease.

“Ground Lessor” shall mean the lessor under the Ground Lease.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” or “SpinCo Trust” shall mean Net Lease Office Properties, a Maryland real estate investment trust.

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“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Holdco” shall mean NLO Holding Company LLC, a Delaware limited liability company.

“ID Party” shall have the meaning set forth in Section 4.1.30(e) hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(e).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

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(a)            a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b)            a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c)            a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)            a Person that Controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of Borrower; provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns, so long as such Individual Borrower has not been released pursuant to Section 2.5.2 hereof.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the enforceability, validity, perfection or priority of the lien of the applicable Mortgage or the other Loan Documents, or (c) the ability of the applicable Individual Borrower to satisfy any of the material obligations under the Loan Documents applicable to such Individual Borrower.

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“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to a Ground Lease or a PILOT Lease) and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”, so long as such Individual Property has not been released pursuant to Section 2.5.2 hereof.

“Initial Maturity Date” shall mean the date that is the twenty-fourth (24th) Payment Date after the Funding Date.

“Insolvency Laws” shall mean the Bankruptcy Code and any existing or future Federal, state, local or foreign law relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition, creditors’ rights or other relief with respect to debts or debtors.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the date hereof delivered by Reed Smith LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” means, individually and/or collectively, as the context may require, any intercreditor agreement entered into between Lender and any mezzanine lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Funding Date and shall end on the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month).

“Interest Rate” shall mean either (x) the per annum rate equal to the sum of (i) the applicable Benchmark plus (ii) the Spread or (y) during a Benchmark Unavailability Period, the per annum rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Designated Borrower obtained by Designated Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, and such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

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“Interest Shortfall” shall mean, with respect to any repayment or prepayment of any portion of the Loan (including a repayment on the Maturity Date), the interest that would have accrued on such portion of the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period during which such repayment or prepayment occurs.

“Investment Grade” shall mean that such Person’s (or its parent’s) long term unsecured debt obligations shall have at least an investment grade credit rating from a Rating Agency.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“Land” shall mean, individually and/or collectively (as the context requires), the “Land” as defined in each applicable Mortgage.

“Lease” shall mean any lease, other than any Ground Lease or PILOT Lease, sublease or subsublease, letting, license, concession or other agreement (whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the any Individual Property by or on behalf of an Individual Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall not include any Management Agreement.

“Lease Termination Payments” shall have the meaning set forth in Section 7.4.1(b) hereof.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof other than any Ground Lease or PILOT Lease, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all licenses), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

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“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns and, for purposes of Sections  2.2.3(g)(iii) and 2.7, its participants.

“Letter Agreement (Insurance)” means that certain Letter Agreement, dated as of the Closing Date, between Lender and Borrower.

“Letter of Credit” shall mean an irrevocable, auto-renewing (if applicable), unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.2.2(h) hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge on or affecting any Individual Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Pledge Agreement, the Note, the Mortgages, the Environmental Indemnity, each Assignment of Management Agreement, the Guaranty, the Pledgor Guarantees, the Lockbox Agreement, the Cash Management Agreement, the Assignment of Interest Rate Cap Agreement, the Letter Agreement (Insurance), the Contribution Agreement and all other documents and instruments now or hereafter executed and/or delivered by Borrower, Guarantor or any other Borrower Party that evidence, secure and/or provide credit support for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Agreement” shall mean that certain Blocked Account Control Agreement, dated as of the Funding Date, among Holdco, Lender, and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Lockbox Event” shall mean the occurrence of: (a) a Material Event of Default; (b) any Bankruptcy Action of Borrower or (c) any Bankruptcy Action of an Affiliated Manager to the extent Borrower does not either (i) replace such Affiliated Manager with a Qualified Manager under a Replacement Management Agreement or (ii) terminate such Affiliate Manager (which Borrower shall be permitted to do hereunder if such a Bankruptcy Action is continuing) and elect to self-manage (or to permit a Tenant to self-manage) the applicable Individual Property to which the terminated Management Agreement related, in either case, within sixty (60) days of the occurrence of such Bankruptcy Action.

“Lockbox Event Cure” shall mean (a) if the Lockbox Event is caused by a Material Event of Default, a cure of such Material Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (b) if the Lockbox Event is caused by a Bankruptcy Action of Borrower, if such appointment, adjudication, petition or proceeding was involuntary and not consented to, solicited, acquiesced in, joined in or colluded in, by Borrower or any of its Affiliates, upon the same being discharged, stayed or dismissed within sixty (60) days without causing any Individual Material Adverse Effect, or (c) if the Lockbox Event is caused by a Bankruptcy Action of an Affiliated Manager, such Affiliated Manager either being replaced or such Affiliated Manager being terminated (which Borrower shall be permitted to do hereunder if such a Bankruptcy Action is continuing) and electing to self-manage (or permitting a Tenant to self-manage) the applicable Individual Property to which the terminated Management Agreement related; provided, however, that, such Lockbox Event Cure set forth in this definition shall be subject to the following conditions,  other than for a Lockbox Event that is caused by a Material Event of Default, no Material Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents.

“Lockbox Event Period” shall mean each period commencing on the occurrence of a Lockbox Event and continuing until the earlier of (a) the date on which the Lockbox Event Cure is effectuated, or (b)  payment in full of all principal and interest on the Loan and all other amounts then due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Major Lease” shall mean any Lease (a) for all or substantially all of the Improvements at any Individual Property, (b) for any Individual Property with more than one Tenant, any Lease for more than 50,000 square feet, (c) in which the Tenant thereunder is an Affiliate of Borrower or Guarantor or (d) which is entered into, modified or terminated during an Event of Default.

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“Management Agreement” shall mean, with respect to each applicable Individual Property, the management agreement entered into by and between the applicable Individual Borrower and the applicable Manager for such Individual Property, pursuant to which such Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, a Qualified Manager who is managing the such Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Manager” shall mean each of the Persons listed on Schedule 4.1.31 hereto with respect to the applicable Individual Properties indicated thereon, or, if the context requires, a Qualified Manager who is managing any Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Mandatory Prepayment” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Material Action” shall mean with respect to any Person (a) such Person filing a voluntary petition, filing any insolvency or reorganization case or proceeding, instituting proceedings to have such Person be adjudicated bankrupt or insolvent or otherwise seeking relief, in each case under the Bankruptcy Code or any other Insolvency Law; (b) such Person seeking, or applying for the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of any Individual Property; (c) such Person making an assignment for the benefit of creditors; (d) such Person admitting, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, its insolvency or its general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document) or (e) such Person supporting, colluding with respect to, consenting to, acquiescing to, approving or joining in any action of a type described in any of the preceding clauses (a)–(d).

“Material Adverse Effect” shall mean any material adverse effect on (a) the business, profits, operations, assets and liabilities, or financial condition of Borrower, taken as a whole, (b) the Property or the use, operation, or value thereof, in each case, taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due, or (d) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under the Loan Documents.

“Material Event of Default” shall mean each of the following Events of Default: Section 8.1(a)(i), (iii), (iv), (vi), (viii), (ix), (x), (xii), (xv), (xiv), (xix), (xx) and (xxi); provided, that, to the extent any such non-monetary Event of Default is specific to an Individual Property the same shall only be a “Material Event of Default” to the extent the underlying event or circumstance would be reasonably likely to result in an Individual Material Adverse Effect.

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“Material Event Threshold” shall mean, with respect to any Individual Property, three percent (3%) of the Release Amount for such Individual Property.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum non usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MDP Compliance Period” shall mean any period for which Borrower has satisfied the applicable Mortgage Deleveraging Threshold on or prior to the corresponding MDP Deadline.

“MDP Deadline” shall have the meaning set forth in Section 2.4.2(b)(i)(C) hereof.

“MDP Penalty Fee” shall have the meaning set forth in Section 2.4.2(b)(ii) hereof.

“Mezzanine Borrower” means NLO Mezzanine Borrower LLC, a Delaware limited liability company.

“Mezzanine Borrower Common Equity Interests” shall mean the class of common equity interests in the Mezzanine Borrower held by SpinCo Trust Member or any of its Affiliates.

“Mezzanine Borrower Preferred Interests” shall mean any class of equity interests in the Mezzanine Borrower for which dividend rights or rights on liquidation, dissolution or winding up rank senior to, or have any other rights in preference of, the Mezzanine Borrower Common Equity Interests; provided, however, that any Mezzanine Borrower Preferred Interests do not exceed 125 preferred equity interests with an aggregate liquidation preference of approximately $125,000, subject to certain increases for the redemption of such interests within two years of their issuance.

“Mezzanine Change of Control Event” shall mean the assumption of Control of Mezzanine Borrower by Mezzanine Lender in accordance with the provisions applicable to a Mezzanine Event of Default under the Mezzanine Loan Agreement and other Mezzanine Loan Documents.

“Mezzanine Debt” shall mean the “Debt” as defined in the Mezzanine Loan Agreement.

“Mezzanine Event of Default” shall mean an “Event of Default” under the Mezzanine Loan Agreement.

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“Mezzanine Current Interest” shall mean the “Current Interest” as defined in the Mezzanine Loan Agreement.

“Non-Collateral Property Excess Cash Flow” shall have the meaning assigned to such term in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall mean JPMorgan Chase Bank, N.A., together with its successors and/or permitted assigns.

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of the Closing Date, between Mezzanine Lender and Mezzanine Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Mezzanine Loan Agreement.

“Mezzanine Member” shall mean NLO OP LLC, a Delaware limited liability company.

“Mezzanine PIK Accrued Amount” shall have the meaning assigned to the term “PIK Accrued Amount” in the Mezzanine Loan Agreement.

“Mezzanine Release Amount” shall have the meaning assigned to the term “Release Amount” in the Mezzanine Loan Agreement.

“Mezzanine Trigger Event” shall mean any of the following events: (i) the continuance of a Material Event of Default, (ii) Lender has elected to accelerate the Loan during the continuance of an Event of Default, (iii) Lender has commenced any judicial or non-judicial foreclosure proceeding or other action, the initiation of proceedings for the appointment of a receiver, or taken any action, for the enforcement of its rights and remedies under any of the Loan Documents during the continuance of an Event of Default or (iv) the imposition of a stay, injunction, decree or other similar judicial intervention that has the effect of preventing Lender from exercising its rights and remedies under any of the Loan Documents during the continuance of an Event of Default.

“Minimum Cash Percentage” shall mean 20% (being the amount specified in IRS Revenue Procedure 2017-45) or such other minimum percentage of cash authorized by IRS guidance after the date hereof, rounded up to the higher of (i) the nearest dollar or (ii) the amount necessary for SpinCo Trust to be able to distribute whole (not fractional) shares, to qualify a distribution payable by SpinCo Trust in part in stock and remaining part in cash (at the election of its shareholders) as a distribution of property to which Section 301 of the Code applies.

“Minimum Rate” shall mean the Rate Index Floor plus the Spread.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

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“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement, dated as of the Funding Date, executed and delivered by an Individual Borrower to Lender as security for the Loan and encumbering such Individual Property, and with respect to any PILOT Property for which the same is required, any joinder to a Mortgage or other pledge or security agreement executed by a PILOT Lessor, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Costs” means, without duplication of any expenses paid to Lender prior to the Funding Date, all (a) costs and expenses associated with the preparation, escrow and recordation of the Mortgages, (b) all recordation fees with respect to such Mortgages, (c) any costs and/or expenses related to the assembly of such Mortgages and the delivery thereof to the proper Governmental Authority for recordation, (d) any reasonable out-of-pocket attorneys’ fees or fees for other professionals incurred in connection with the preparation, recordation, escrow and release of such Mortgages, (e) all costs and expenses associated with the opinions of counsel, (f) all costs and expenses associated with obtaining the Title Insurance Policies, (g) any mortgage recording taxes and (h) any reasonable, out-of-pocket costs and/or expenses related to the escrow and release of any Mortgages on the Funding Date.

“Mortgage Deleveraging Payment” shall have the meaning set forth in Section 2.4.2(b)(i) hereof.

“Mortgage Deleveraging Threshold” shall have the meaning set forth in Section 2.4.2(b)(i)(C) hereof.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, that is subject to Title IV of ERISA and in respect of which Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third-party costs and expenses actually incurred by such Individual Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice provided to Lender.

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“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of $335,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or one of its Controlling Affiliates, as applicable.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, any amounts payable to a person other than Borrower or an Affiliate thereof under the PILOT Leases, PILOT Lease Documents, Ground Rent payable under the Ground Leases, advertising expenses, payroll and related taxes, computer processing charges, management fees, operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation and amortization, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, (iv) deposits into the Reserve Funds, (v) Lease intangibles amortization, and (vi) non-cash environmental expenses.

“Other Charges” shall mean all ground rents (other than amounts payable under the PILOT Leases or PILOT Lease Documents), impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.

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“Outside Funding Date” shall have the meaning set forth in Section 2.1.2(a) hereof.

“Ownership Change Limitation” shall mean an ownership change of Mezzanine Borrower within the meaning of Section 382 of the Code and the Treasury regulations thereunder, but calculated by replacing the fifty percent (50%) threshold set forth in Section 382(g)(1)(A) with thirty-two and one-half percent (32.5%) and based on reasonably available information, including the Securities and Exchange Commission Schedules 13D and 13G of Guarantor.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.

“Participant Register” shall have the meaning set forth in Section 9.2.1(f) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Encumbrances” shall mean, (I) with respect to each Individual Property, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy (or approved pro forma for such Title Insurance Policy to the extent relating to the period prior to the Funding Date) relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or that are being contested in accordance with the terms of this Agreement and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, (d) each Ground Lease, PILOT Lease and PILOT Lease Document, (e) Liens being contested in accordance with the Loan Documents, (f) Liens securing Permitted Equipment Financing, (g) rights of Tenants under Leases in effect on the Closing Date or entered into in accordance with the terms of this Agreement, (h) rights of Manager under any Management Agreement in effect on the Closing Date or entered into in accordance with the terms of this Agreement, (i) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Individual Property, in each case, that do not result in any Individual Material Adverse Effect and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, and (II) with respect to each Borrower Party whose equity interests are the subject of a Pledge Agreement (hereunder or under the Mezzanine Loan Agreement), the liens of such Pledge Agreements and, as applicable, the other Loan Documents or Mezzanine Loan Documents.

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“Permitted Equity Transfer” shall mean any of the following: (a) any Transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any Transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) transfers of direct and indirect equity interests in Mezzanine Member by any Person so long as (i) Guarantor remains a publicly traded entity with its shares on the New York Stock Exchange or another nationally or internationally recognized stock exchange, (ii) Guarantor continues to Control each other Restricted Party, (iii) Guarantor continues to own, directly or indirectly, at least 51% of the ownership interest in each other Restricted Party (other than Guarantor), and (iv) either (A) no Ownership Change Limitation would reasonably be expected to exist immediately following such Transfer, or (B) such Transfer would not reasonably be expected to increase the percentage ownership of 5% shareholders of Mezzanine Borrower (including any “public group” as defined in Section 1.382-2T(f)(13) of the Treasury regulations treated as such) for purposes of determining whether there is an Ownership Change Limitation; (d) any direct or indirect Transfer of any interest in Guarantor by the public shareholders thereof and their beneficial owners, (e) the sales, transfer or issuance of Mezzanine Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests, and (f) transfers of direct or indirect equity interests in one or more Individual Borrowers to (i) a Subsidiary REIT (or direct or indirect wholly owned subsidiary thereof) or (ii) TRS (provided that the equity value of the assets held by all TRS Subsidiaries does not exceed twenty percent (20%) of the total equity value of Mezzanine Borrower), in each case, subject to the terms and conditions of Section 5.2.10(e) hereof.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)            direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition;

(ii)            federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1,” (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1,” (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1,” and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short-term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;

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(iii)           deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv)           commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1,” (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1,” (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA; and

(v)            any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted REIT Preferred Interests Transfer” shall mean any Transfer described in clause (e) of the definition of “Permitted Equity Transfer”.

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“Permitted REIT / TRS Transfer” shall mean any Transfer described in clause (f) of the definition of “Permitted Equity Transfer”.

“Permitted Transfer” shall have the meaning set forth in Section 5.2.10(b).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“PILOT Bonds” shall mean, individually and/or collectively, any taxable revenue bond or similar bond issued by a PILOT Lessor in favor of any Individual Borrower in connection with the PILOT Lease.

“PILOT Lease” shall mean each of the PILOT leases described on Schedule 4.1.42 hereto.

“PILOT Lease Documents” shall mean, individually and/or collectively, any documents executed by the applicable Individual Borrower (other than the PILOT Lease and including any PILOT Bonds) in connection with any PILOT Lease described on Schedule 4.1.42 hereto.

“PILOT Lessor” shall mean each lessor under a PILOT Lease, as described on Schedule 4.1.42 hereto.

“PILOT Property” or “PILOT Properties” shall mean those certain Individual Properties demised by each of the PILOT Leases as set forth on Schedule 4.1.42 hereto.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.

“Pledge Agreement” shall mean, individually or collectively as the context shall require, (i) that certain Mortgage Loan Pledge and Security Agreement (Pledgor), dated as of the date hereof, executed and delivered by Pledgor in favor of Lender as security for the Loan (the “Pledgor Pledge Agreement”), (ii) that certain Mortgage Loan Pledge and Security Agreement (Holding Company), dated as of the date hereof, executed and delivered by Holdco in favor of Lender as security for the Loan (the “Holdco Pledge Agreement”), and (iii) that certain Mortgage Loan Pledge and Security Agreement (MB TRS), dated as of the date hereof, executed and delivered by TRS in favor of Lender as security for the Loan (the “TRS Pledge Agreement”), as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Pledged Collateral” shall mean, collectively, the “Pledged Collateral” as defined in the Pledgor Pledge Agreement, the “Pledged Collateral” as defined in the Holdco Pledge Agreement and the “Pledged Collateral” as defined in the TRS Pledge Agreement.

“Pledgor” shall mean NLO Pledgor LLC, a Delaware limited liability company.

“Pledgor Guaranty” shall mean, individually or collectively as the context shall require, (i) that certain Guaranty (Pledgor), dated as of the date hereof, executed and delivered by Pledgor in favor of Lender and (ii) that certain Guaranty (Holdco), dated as of the date hereof, executed and delivered by Holdco in favor of Lender, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“PPD Dispute” shall mean all claims and counterclaims asserted in the action captioned PPD Development, L.P. vs. Morrisville Landlord (NC) LP, No. 22CVS014022-910 (Wake County, North Carolina).

“PPD Dispute Reserve Funds” shall have the meaning set forth in Section 7.7.2 hereof.

“PPD HVAC Repairs Account” shall have the meaning set forth in Section 7.7.1 hereof.

“PPD HVAC Repairs Fund” shall have the meaning set forth in Section 7.7.1 hereof.

“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Borrower, if such Individual Borrower is a limited partnership, or managing member of an Individual Borrower, if such Individual Borrower is a limited liability company other than a single-member Delaware limited liability company.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent the same is encumbered by a Mortgage and has not been released therefrom pursuant to the terns hereof.

“Provided Information” shall mean any and all financial and other information regarding Borrower, Guarantor or the Property (other than information with respect to Tenants generated by Tenants or their principals, including any Tenant financials) provided at any time by Borrower and /or Guarantor expressly for inclusion in any Disclosure Document.

“Qualified Manager” shall mean either (a) any Person then serving as Manager for any Individual Property; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties; provided that, if such entity is an Affiliate of Borrower, if required by Lender, Borrower shall have delivered an Additional Insolvency Opinion to Lender.

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“Quarterly Disbursement Date” shall have the meaning set forth in Section 7.8.2 hereof.

“Quarterly REIT Distribution” means, with respect to Mezzanine Borrower, the excess (if any) of (x) the product of (A) ¼ in the case of the first Fiscal Quarter of the Fiscal Year, one-half (1/2) in the case of the second Fiscal Quarter of the Fiscal Year, three quarters (3/4) in the case of the third Fiscal Quarter of the Fiscal Year and 1 in the case of the fourth Fiscal Quarter of the Fiscal Year and (B) the Annual Required REIT Distribution Amount for such Fiscal Year over (y) the sum of all amounts previously distributed by such REIT during such Fiscal Year as a distribution to which Section 301 of the Code applies (based on the assumption that any amounts previously released to such REIT during the Fiscal Year that includes such Fiscal Quarter as a Quarterly REIT Distribution pursuant to Section 2.5.2(f), Section 7.8.2(a)(i), or Section 7.8.2(b)(i) were immediately distributed by such REIT as a distribution to which Section 301 of the Code applies) or that is otherwise eligible for the dividends paid deduction (but excluding any Consent Dividends and any distributions deemed paid in a prior Fiscal Year pursuant to the procedures set forth in Section 857(b)(9) or Section 858 of the Code).

“Quarterly TRS Tax Distribution” means with respect to each TRS Subsidiary, the excess (if any) of (x) the product of (A) one-fourth (1/4) in the case of the first Fiscal Quarter of the Fiscal Year, one-half (1/2) in the case of the second Fiscal Quarter of the Fiscal Year, three quarters (3/4) in the case of the third Fiscal Quarter of the Fiscal Year and 1 in the case of the fourth Fiscal Quarter of the Fiscal Year and (B) the Annual TRS Tax Distribution Amount with respect to such TRS Subsidiary over (y) the sum of all amounts previously released to such TRS Subsidiary during the Fiscal Year that includes such Fiscal Quarter as Quarterly TRS Tax Distributions pursuant to Section 2.5.2(f), Section 7.8.2(a)(ii) or Section 7.8.2(b)(ii).

“Rate Conversion” shall have the meaning set forth in Section 2.2.7(g) hereof.

“Rate Index Floor” shall mean 3.85%.

“Rating Agencies” shall mean, individually and/or collectively, as the context may require, S&P, Moody’s, Fitch or any other nationally recognized statistical rating agency selected by Lender.

“REA” shall mean, collectively, the covenants, restrictions, easements, declarations or agreements of record affecting the Property that are described on Schedule 4.1.43 attached hereto.

“Register” shall have the meaning set forth in Section 9.2.1(d) hereof.

“REIT” means an entity that has made, or for such Fiscal Year intends to make, an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Code.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule 1.1(a) hereto.

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“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rents” shall mean, with respect to each Individual Property, the “Rents” defined in the granting clause of the Mortgage for such Individual Property.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty with terms that satisfy the requirements set forth in Section 2.2.7 hereof.

“Replacement Management Agreement” shall mean, to the extent required by this Agreement, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Deadline” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the Excess Cash Flow Reserve Fund, the Ground Lease Reserve Fund, the Corporate Reserve Fund, the PPD HVAC Repairs Fund, the PPD Dispute Reserve Funds, and any other escrow fund established by the Loan Documents.

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“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation (subject to Legal Requirements and taking into account the taken portions of the Individual Property with respect to any Condemnation), with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, Pledgor, Holdco, Mezzanine Borrower, TRS, any Subsidiary REIT, Guarantor, and Mezzanine Member and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Pledgor, Holdco, Mezzanine Borrower, any Subsidiary REIT, TRS, Guarantor, and Mezzanine Member (excluding, for the avoidance of doubt, WPC (or any of its subsidiaries) and their respective shareholders from and after the Distribution and the transfers contemplated to be effectuated in connection therewith). In no event shall “Restricted Party” include (A) any Person who is a publicly-traded company on a nationally or internationally recognized stock exchange (other than Guarantor) or any Person that holds a beneficial interest therein, or (B) any Person in its capacity as a holder of Mezzanine Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests or any Person that holds a beneficial interest in such Person.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1(a) hereof.

“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1(a) hereof.

“Rollover Reserve Monthly Deposit” shall have the meaning set forth in Section 7.4.1(a) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have an Individual Material Adverse Effect; (ii) demonstrating that any transferee is not an Embargoed Person and has not violated any Anti-Money Laundering Laws and (iii) yielding no material adverse results, as reasonably determined by Lender, based on the then-current “know your customer” requirements of Lender.

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“Second MDP Deadline” shall have the meaning set forth in Section 2.4.2(b)(i)(B) hereof.

“Second MDP Threshold” shall have the meaning set forth in Section 2.4.2(b)(i)(B) hereof.

“Section 2.7 Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.2.2(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 9.2.2(a) hereof.

“Securitization Indemnified Persons” shall have the meaning set forth in Section 9.2.2(h) hereof.

“Separation Agreement” shall mean that certain Separation and Distribution Agreement, to be entered by WPC and SpinCo Trust, substantially in the form described in the Form 10 filed by SpinCo Trust related to the Distribution.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that is subject to Title IV of ERISA and (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“SNDAs” shall have the meaning set forth in Section 2.1.2(g) hereof.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator, subject to the Rate Index Floor.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Average” shall mean, as of any Determination Date with respect to any Interest Period, the rate per annum determined by Lender as the compounded average of SOFR over a rolling calendar day period of thirty (30) days (“30-Day SOFR Average”) on such Determination Date as such rate is published on the SOFR Administrator’s Website; provided that, if as of 5:00 p.m. (New York City time) on any Determination Date, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website, then SOFR Average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Determination Date.

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“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon Term SOFR; provided that the SOFR Rate shall in no event be less than the Minimum Rate.

“SOFR Rate” shall mean the sum of (i) Term SOFR and (ii) the Spread.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the date hereof, shall comply with the following requirements unless it has received prior written consent to do otherwise from Lender:

(i)             is and shall be organized solely for the purpose of (A) with respect to each Individual Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing, operating and maintaining the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan, or otherwise dealing with the related Individual Property to the extent expressly permitted under the Loan Documents, or (B) with respect to each Principal, acting as general partner of the limited partnership that owns such Individual Property, and engaging in any lawful activity or transacting lawful business that is incident, necessary or appropriate to accomplish the foregoing, or (C) with respect to Holdco, Pledgor, TRS and any Subsidiary REIT, owning, holding, maintaining, selling, transferring, exchanging and managing directly or indirectly, 100% of the limited liability company or limited partnership interests in the Individual Borrowers and/or the Principals, as applicable (the “Equity Assets”);

(ii)            shall not engage in any business unrelated to (A) with respect to each Individual Borrower, the acquisition, development, ownership, selling, leasing, transfer, exchange, management or operation of the related Individual Property, (B) with respect to each Principal, acting as general partner of the limited partnership that owns such Individual Property, or (C) with respect to Holdco, Pledgor and TRS and any Subsidiary REIT, owning, holding, maintaining, selling, transferring, exchanging and managing the Equity Assets;

(iii)           shall not own any real property other than, in the case of each Individual Borrower, the related Individual Property;

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(iv)           does not have and shall not have any assets other than (A) in the case of each Individual Borrower, the related Individual Property and personal property necessary or incidental to its ownership, leasing, improvement, repair, maintenance and operation of such Individual Property, (B) in the case of a Principal, the general partnership interests of the related Individual Borrower or the limited liability company interests of the related Individual Borrower, as applicable and personal property necessary or incidental to its ownership of such general partnership interests or limited liability company interests, as applicable, and (C) in the case of Holdco, Pledgor and TRS and any Subsidiary REIT, the Equity Assets and personal property necessary or incidental to its ownership of such Equity Assets;

(v)            shall not engage in, seek, consent to or permit (A) any dissolution, winding up, Division, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi)           shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior consent of Lender;

(vii)          if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has (or its member has) two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;

(viii)         intentionally omitted;

(ix)            if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has (or its sole member has) at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x)            if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company (or its sole member shall have such Independent Directors), (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two (2) Independent Directors then serving as managers of the company (or the two (2) Independent Directors then serving as managers of its sole member) shall have participated and consented in writing to such Material Action, and (D) has and shall have either (I) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (II) two (2) natural persons or one (1) entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

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(xi)            intentionally omitted;

(xii)           shall at all times intend to remain solvent, and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, in each case to the extent the Individual Property produces sufficient net cash flow to do so and Lender permits such cash flow or loan proceeds to be applied for such purposes, or if reserve funds are held by Lender and specifically allocated for such amount have not been made available to the applicable Company by Lender to pay such outstanding amounts and, with respect to each Individual Borrower, each other Individual Borrower fulfills its reimbursement and contribution obligations under the Contribution Agreement. None of the foregoing shall require any direct or indirect member, partner or shareholder of the Special Purpose Entity or any other Person to make additional capital contributions to the Special Purpose Entity;

(xiii)         shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv)         except as expressly contemplated as a result of the cash management provisions provided for in Section 2.6 of the Loan Agreement, the Cash Management Agreement and the Lockbox Agreement, shall maintain its bank accounts, books of account, books and records separate from those of any other Person (except that the Special Purpose Entity’s assets and liabilities may be included in a consolidated financial statement of its Affiliates as provided in clause (xix) below) and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required or permitted by law to file consolidated tax returns or is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(xv)          intentionally omitted.

(xvi)          shall not, except as expressly contemplated as a result of the cash management provisions provided for in Section 2.6 of the Loan Agreement, the Cash Management Agreement and the Lockbox Agreement, commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;

(xvii)        shall hold its assets in its own name;

(xviii)        shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

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(xix)          (A) shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party; and (B) such Person’s assets shall not be listed as assets on the financial statement of any other Person; provided, however, that such Person’s assets may be included in a consolidated financial statement of its Affiliates.

(xx)           shall pay its own liabilities and expenses, (including the salaries of its own employees (if any) and a fairly and reasonably allocated portion of any personnel and overhead expenses that it shares with any Affiliate, constituent, or owner, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, any shared office space and services performed by any employee of an Affiliate), out of its own funds and assets (or the same will be paid as part of the G&A Fees as provided for in this Agreement);

(xxi)          shall observe all partnership, corporate or limited liability company formalities, as applicable, to the extent necessary to maintain separate existence;

(xxii)         intentionally omitted;

(xxiii)        shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to (A) with respect to each Individual Borrower, the ownership and operation of the related Individual Property and the routine administration of the related Individual Borrower (which may include, among others, trade payables and equipment leases) in amounts not to exceed 4% of the Release Amount for the applicable Individual Property or (B) with respect to any other Person, taxes which are not yet delinquent and liabilities incurred in the ordinary course of business relating to the ownership of the Equity Assets, in amounts not to exceed $25,000.00, in each case, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (iii) real estate Taxes not yet delinquent, (iv) Capital Expenditures incurred in accordance with the Loan Documents and paid when due, and (v) such other liabilities that are permitted pursuant to this Agreement;

(xxiv)        except for the other Individual Borrowers, Holdco, Pledgor, TRS and any Subsidiary REIT, in connection with the Loan, (i) shall not assume or guarantee or become obligated for the debts of any other Person, (ii) shall not hold out its credit as being available to satisfy the obligations of any other Person and (iii) shall not pledge its assets to secure the obligations of any other Person;

(xxv)         shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate, other than, (A) with respect to Holdco, Pledgor, TRS and any Subsidiary REIT, the applicable Equity Assets owned by such Person, and (B) with respect to each Principal, the general partnership interests in the applicable Individual Borrower, in each case, as reflected on Schedule 4.1.1 attached hereto (as may be revised from time to time to reflect any Permitted Equity Transfer);

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(xxvi)        intentionally omitted;

(xxvii)       shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)       intentionally omitted;

(xxix)         intentionally omitted;

(xxx)          shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)         shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except (i) in connection with any tenant improvement allowance under any Lease approved by Lender (to the extent such approval is required), or (ii) as otherwise expressly permitted under the Loan Documents;

(xxxii)        shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;

(xxxiii)       other than the Loan Documents and capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)      shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)       intentionally omitted;

(xxxvi)      shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty, the Environmental Indemnity and the Pledgor Guaranty;

(xxxvii)     shall not form, acquire or hold any subsidiary (other than, with respect to Holdco, Pledgor and TRS and any Subsidiary REIT, in the applicable subsidiaries set forth on the organizational chart attached hereto as Schedule 4.1.1 (as may be revised from time to time to reflect any Permitted Equity Transfer));

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(xxxviii)       shall comply with all of the terms and provisions contained in its organizational documents necessary to maintain its separate existence;

(xxxix)         shall conduct its business so that each of the material assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true; and

(xl)               except as expressly permitted by the Loan Documents, shall not permit any Affiliate or constituent party independent access to its bank accounts other than any Affiliated Manager under and in accordance with the terms of its Management Agreement.

“Spread” shall mean five percent (5.00%).

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean 5.35% and for any Extension Period, the greater of (a) 5.35% and (b) the strike price that would result in a Debt Service Coverage Ratio of 2.5x.

“Subsidiary REIT” means NLO SubREIT LLC, a Delaware limited liability company, and any other entity in which Mezzanine Borrower directly or indirectly owns 100% of the applicable Subsidiary REIT Common Equity Interests, that holds a direct or indirect interest in certain Individual Borrowers and is or intends to elect to qualify to be taxed as a REIT.

“Subsidiary REIT Common Equity Interests” shall mean the class of common equity interests in a Subsidiary REIT held directly or indirectly by Mezzanine Borrower.

“Subsidiary REIT Preferred Interests” shall mean any class of equity interest of a Subsidiary REIT for which dividend rights or rights on liquidation, dissolution or winding up rank senior to, or have any other rights in preference of, the applicable Subsidiary REIT Common Equity Interests; provided, however, that the applicable Subsidiary REIT Preferred Interests do not exceed 650 preferred equity interests with an aggregate liquidation preference of approximately $650,000, subject to certain increases for the redemption of such interests within two years of their issuance, of which no more than 150 preferred equity interests with an aggregate liquidation preference of approximately $150,000 shall be held other than by a Borrower Party.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(h) hereof.

“Survey” shall mean, with respect to each Individual Property, a survey of such Individual Property in question prepared by a surveyor licensed in the applicable State and reasonably satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and, solely with respect to any new survey obtained at the request of Lender in connection with the closing of the Loan or thereafter, containing a certification of such surveyor reasonably satisfactory to Lender.

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“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“Tenant” shall mean the lessee of all or a portion of the an Individual Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor of one month on the Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Determination Date the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Rate Index Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third MDP Deadline” shall have the meaning set forth in Section 2.4.2(b)(i)(C) hereof.

“Third MDP Threshold” shall have the meaning set forth in Section 2.4.2(b)(i)(C) hereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Ticking Fee” shall have the meaning set forth in Section 2.1.2 hereof.

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“Title Insurance Policy” shall mean, with respect to each Individual Property, the mortgagee title insurance policy in a form reasonably acceptable to Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“TRS” shall mean NLO MB TRS LLC, a Delaware limited liability company.

“TRS Subsidiary” shall have the meaning set forth in Section 5.1.25 hereof.

“UCC” or “Uniform Commercial Code” shall mean, unless otherwise noted herein, the Uniform Commercial Code as in effect in the applicable State in which the Individual Property is located.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unit” shall have the meaning set forth in the Condominium Documents.

“Unfunded Obligations” shall have the meaning set forth in Section 4.1.26 hereof.

“U.S. Government Securities Business Day” shall mean any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligations” shall mean non redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e)(ii)(B)(3).

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“WPC” shall mean W. P. Carey Inc., a Maryland corporation.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2      Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1      Loan; Disbursement to Borrower.

2.1.1            Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Funding Date. Borrower acknowledges that a payment of one and one-half percent (1.50%) of the principal amount of the Loan is due to Lender on the Funding Date, is earned (and non-refundable) on the date hereof, constitutes original issue discount and, as such, is not being advanced to Borrower on the date hereof or on the Funding Date; provided, however, that such an original issue discount constitutes a portion of the Debt evidence by the Note as of the date hereof, interest will accrue thereon from and after the Funding Date, and such amount with interest will be repayable to Lender on the Maturity Date.

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2.1.2            Single Disbursement to Borrower; Funding Date. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower agrees to pay to Lender a fee (a “Ticking Fee”) equal to six percent (6%) per annum on the unfunded amount of the Loan during the period from and including the Closing Date to but excluding the earlier to occur of (i) the Funding Date and (ii) the Outside Funding Date.  Accrued Ticking Fees shall be payable in arrears (i) on the last Business Day of each month, commencing on September 29, 2023, and (ii) on the earlier to occur of (i) the Funding Date and (ii) the Outside Funding Date.  Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Subject to the terms of this Section 2.1.2, Borrower shall have the right to request a single disbursement of the original principal amount of the Loan, upon not less than two (2) Business Days’ prior written notice to Lender and the satisfaction (or waiver in Lender’s sole discretion) of the following conditions precedent (collectively, the “Funding Conditions”):

(a)            Distribution. WPC shall have authorized and declared the Distribution (as such date may be amended, the “Declaration Date”) to be effected on or prior to November 10, 2023 (the “Outside Funding Date”).

(b)            Post-Closing Requirements. Borrower shall, at Borrower’s sole cost and expense, (i) satisfy the post-closing requirements set forth on Schedule 2.1.2(b)-A attached hereto on or prior to the Funding Date and (ii) use commercially reasonable efforts to satisfy the post-closing items set forth on Schedule 2.1.2(b)-B attached hereto.

(c)            Distribution Matters. (i) The Registration Statement on Form 10 filed by SpinCo Trust related to the Distribution shall have been declared effective by the Securities and Exchange Commission; and (ii) the common shares of SpinCo Trust shall have been approved for listing on the New York Stock Exchange (or other nationally recognized stock exchange).

(d)            No Default. On the Funding Date there shall exist no Event of Default.

(e)            Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower in connection therewith shall have been true and correct on the date on which made and shall also be true and correct on the Funding Date, except to the extent (i) that any representation is made as of a specific date and (ii) of any changes in facts and circumstances not resulting from any breach or default under the Loan Documents; provided, that, the representations in Section 4.1.1 may be updated by Borrower to reflect the Distribution; provided, further, that Schedule 4.1.5 attached hereto may not be updated without Lender’s prior written consent.

(f)             Interest Rate Cap. Borrower shall (i) obtain and deliver to Lender, the Interest Rate Cap Agreement from an Acceptable Counterparty which shall be effective commencing on the Funding Date and shall have a maturity date not earlier than the Initial Maturity Date and (ii) deliver the Assignment of Interest Rate Cap Agreement, together with legal opinions of counsel to the counterparty and Borrower as reasonably required by Lender, in each case, in accordance with the provisions of Section 2.2.7 hereof.

(g)            Mortgages; Title Insurance Policies; UCC Policies. The Title Company shall deliver for recording, for the benefit of Lender, all of the Mortgages in the applicable jurisdictions in accordance with the terms of the Escrow Agreement. Borrower shall deliver, or cause to be delivered, to Lender, (i) the irrevocable commitment of the Title Company to issue the Title Insurance Policy for each Individual Property substantially in the form of the pro forma title policies (including the endorsements attached thereto) approved by Lender at or prior to the Closing Date, with no Liens arising between the date of such pro forma title policies and the Funding Date other than Permitted Encumbrances, insuring the Lien of the Mortgage encumbering such Individual Property as a valid first lien thereon, free and clear of all exceptions other than Permitted Encumbrances and (ii) the following opinions of counsel: (A) an opinion of counsel admitted to practice under New York law and the laws of each state in which the Properties are located in form and substance reasonably satisfactory to Lender opining as to the enforceability of each Mortgage and (B) an opinion stating that the Mortgages were duly authorized, executed and delivered by Borrower and otherwise in form and substance reasonably satisfactory to Lender. Borrower shall reasonably and promptly cooperate in good faith, at Borrower’s sole costs and expense, with Lender in the preparation, delivery and recordation, as applicable, of all Mortgages and Title Insurance Policies and will execute and deliver to Lender any other documents necessary to effect such recordations. Borrower will pay all Mortgage Costs on the Funding Date (which Mortgage Costs may be funded out of Loan proceeds). UCC Insurer shall have confirmed that, upon receipt of premiums therefor, UCC Insurer will be irrevocably committed to issue the UCC policies for the Pledged Collateral in the form of the proforma UCC policies approved by Lender prior to the Closing Date, and Borrower will pay the premiums for such UCC policies (which may be funded out of Loan proceeds).

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(h)            Advisory Agreement. Lender shall have reviewed and approved the Advisory Agreement. Lender shall be deemed to approve the Advisory Agreement to the extent the same is on substantially the same form as the form of Advisory Agreement delivered to Lender prior to the Closing Date, unless there are any economic or other material changes (including, without limitation, any change to the parties thereto), in which case such economic or other material changes shall require Lender’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(i)             Lockbox Agreements and Cash Management Agreement. The Lockbox Agreement and the Cash Management Agreement, each in form and substance satisfactory to Lender, shall have been executed and delivered by all parties thereto. Borrower shall have delivered all Tenant Directions Letters in accordance with Section 2.6.1(b) hereof.

(j)             Officer’s Certificate. Borrower shall have delivered to Lender an Officer’s Certificate from Borrower (i) attaching an updated organizational chart for the Borrower Parties and Guarantor, certifying that such organizational chart is true, complete and correct as of the Funding Date (other than any depiction of the public shareholders of Guarantor and any Mezzanine Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests), (ii) stating that all of the conditions in this Section 2.1.2 have been satisfied (or waived by Lender in its sole discretion), (iii) certifying that all representations and warranties in Article IV of this agreement are true and correct as of the Funding Date, subject to the qualifications set forth in clause (e) above; provided, that, the representations in Section 4.1.1 may be updated by Borrower to reflect the Distribution, (iv) stating that no Event of Default has occurred and is continuing as of the Funding Date, and (v) certifying that Borrower is, on the Funding Date, in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

(k)            Opinions. Borrower shall have delivered to Lender executed originals of the following opinions of counsel, dated as of the Funding Date, with exhibits and schedules attached and with executed copies of any referenced opinion certificates attached (collectively, the “Opinions”), each in form and substance reasonably acceptable to Lender: (i) an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the creation and perfection of the security interest in the Lockbox Account in favor of Lender and (ii) an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the creation and perfection of the security interest in the Cash Management Account in favor of Lender.

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(l)             Searches; Good Standing Certificates. Not later than five (5) Business Days prior to the Funding Date, Lender shall receive (certified by the applicable filing office to a date not more than 60 days prior to the Funding Date) good standing certificates for the Borrower Parties and Guarantor (without duplication of those delivered in connection with the Closing Date).

(m)            No Material Adverse Effect. There has been no Material Adverse Effect (taking into account the transactions contemplated to be effected in connection with the Distribution).

(n)            Annual Budget. Borrower shall have delivered an Annual Budget for the Fiscal Year ending on December 31, 2024, which Annual Budget shall be subject to Lender’s approval.

(o)            Other Documents. Borrower shall have caused Guarantor to reaffirm the Guaranty and Environmental Indemnity Agreement.

(p)            Mezzanine Loan Documents. Mezzanine Borrower shall have satisfied all conditions precedent to Mezzanine Lender funding the Mezzanine Loan as set forth in the Mezzanine Loan Agreement.

(q)            Costs and Expenses. To the extent not previously paid, Borrower shall pay all closing costs and expenses, without duplication of amounts paid by Borrower on the Closing Date, including, but not limited to, reasonable, out-of-pocket underwriting costs, attorneys’ fees, and third-party vendor fees (e.g., appraiser, engineering, agreed-upon procedures, lease reviews, environmental) (which the parties acknowledge and agree shall be paid out of Loan proceeds).

Borrower acknowledges and agrees that if all Funding Conditions have not been satisfied on the Outside Funding Date, Lender shall advise Borrower of such failure, and Lender shall have the unilateral right to terminate this Agreement and the other Loan Documents and, upon such termination, the parties hereto and thereto shall have no further obligations hereunder and thereunder (other than those expressly stated to survive, including Borrower’s obligation to pay all of Lender’s reasonable, out-of-pocket costs and expenses that remain outstanding in connection with the Loan to the extent required pursuant to the terms of the Loan Documents). In no event shall the Funding Date be prior to the date of the Distribution.

2.1.3            The Note, Mortgage, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Pledge Agreement and the other Loan Documents.

2.1.4            Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) discharge any existing loans relating to the Properties, (b)  make deposits into the Reserve Funds on the Funding Date in the amounts provided herein, (c) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (d) fund any other expenses incurred for general corporate purposes and (e) distribute the balance, if any, to Mezzanine Borrower to (i) discharge the Intercompany Obligation (as defined in the Mezzanine Loan Agreement) and (ii) pay any amount remaining thereafter as a distribution.

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Section 2.2      Interest Rate.

2.2.1            Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and include) the Funding Date through the end of the last Interest Period at the SOFR Rate. Borrower shall pay to Lender on each Payment Date after the Funding Date the interest accrued (or to be accrued) on the Loan for the related Interest Period.

2.2.2            Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3            Determination of Interest Rate.

(a)            Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Funding Date at the Interest Rate. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error. The Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that Term SOFR for the Interest Period commencing on the Funding Date through and including the Payment Date in the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month) shall be Term SOFR on the Funding Date as determined by Lender absent manifest error. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (x) a SOFR Loan to a Benchmark Replacement Rate Loan or (y) a Benchmark Replacement Rate Loan accruing interest at a rate based upon the then-current Benchmark to a Benchmark Replacement Rate Loan accruing interest at a rate based upon the applicable Benchmark Replacement for the then-current Benchmark.

(b)            Benchmark Unavailability Period. During a Benchmark Unavailability Period, the Interest Rate shall be the Federal Funds Rate plus 1.0% plus the Spread.

(c)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time so long as such Conforming Changes are being made by Lender with respect to commercial mortgage loans with similarly situated borrowers on a programmatic basis and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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(d)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender shall determine the corresponding Benchmark Replacement Date in accordance with the definition thereof and in a manner consistent with its determination made for commercial mortgage loans with similarly situated borrowers on a programmatic basis. Lender shall promptly give notice of the implementation of any Benchmark Replacement to Borrower. The Loan shall be converted, from and after the applicable Benchmark Replacement Date to a Benchmark Replacement Rate Loan accruing interest at a rate based upon the applicable Benchmark Replacement (the “Benchmark Replacement Conditions”).

(e)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time so long as such Conforming Changes are being made by Lender with respect to commercial mortgage loans with similarly situated borrowers on a programmatic basis and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower. Lender will promptly notify Borrower of the effectiveness of any such Conforming Changes.

(f)            Standards for Benchmark Replacement Decisions and Determinations. Any determination, decision or election that may be made by Lender pursuant to this Section 2.2.3 or Section 2.2.7 hereof, including, but not limited to, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, the necessity and amount of any spread adjustment, any Conforming Changes, any Replacement Interest Rate Cap Agreement and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower.

(g)            In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)                shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of Term SOFR, Federal Funds Rate or the Benchmark Replacement Rate hereunder;

(ii)               shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

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(iii)              shall hereafter subject Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)              shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes);

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(h) and Section 2.7 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h)            Indemnification. Borrower agrees to indemnify Lender and to hold Lender harmless from any out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a SOFR Loan or a Benchmark Replacement Rate Loan, as applicable, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a SOFR Loan or a Benchmark Replacement Rate Loan, as applicable, hereunder, (ii) any prepayment (whether voluntary or mandatory) of the SOFR Loan or a Benchmark Replacement Rate Loan, as applicable, on a day that is not the a Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the SOFR Loan or Federal Funds Rate or a Benchmark Replacement Rate Loan, as applicable, hereunder, (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the SOFR Rate to a Benchmark Replacement Rate or Federal Funds Rate (or any other conversion of the Interest Rate, including, without limitation, a Benchmark Replacement upon the occurrence of a Benchmark Transition Event and the corresponding Benchmark Replacement Date in accordance with this Section 2.2.3(h)) with respect to any portion of the outstanding principal amount of the Loan on a date other than a Payment Date, and (iv) interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a SOFR Loan, Federal Funds Rate Loan or a Benchmark Replacement Rate Loan, as applicable, hereunder (the amounts referred to in clauses (i), (ii), (iii), and (iv) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations (other than contingent obligations) of Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything herein to the contrary, provided Borrower makes any prepayment (whether voluntary or mandatory) of the SOFR Loan or a Benchmark Replacement Rate Loan, as applicable, on the last day of an Interest Period, or, following a Securitization, if such date is not the last day of an Interest Period but such prepayment includes the payment of any Interest Shortfall, then no Breakage Costs shall be due and payable in connection with such prepayment.

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2.2.4            Additional Costs. Prior to the occurrence of a Benchmark Replacement Date with respect to SOFR, Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the SOFR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the SOFR Loan or to avoid or reduce such increased or additional costs; provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its reasonable discretion.

2.2.5            Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6            Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7            Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Funding Date, the Designated Borrower shall enter into an Interest Rate Cap Agreement with a SOFR strike price equal to or less than the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Designated Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists; provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for a strike price not in excess of the then-current Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account) and shall notify the Acceptable Counterparty of such assignment.

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(b)            Designated Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Designated Borrower or Lender shall be deposited immediately into the Lockbox Account or, during the continuance of an Event of Default, into such account as specified by Lender. Designated Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)            In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Rating Agency, Designated Borrower shall replace (or cause to be replaced) the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)            In the event that the Designated Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, upon not less than three (3) Business Days’ prior written notice, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)            In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within fifteen (15) Business Days following the date upon which any Interest Rate Cap Agreement is required pursuant to this Section 2.2.7: (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)                the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

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(ii)               the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)              all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)              the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)            Intentionally omitted;

(g)            Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, in the event a Benchmark Transition Event and the related Benchmark Replacement Date have occurred (each, a “Rate Conversion”), then:

(i)                within thirty (30) days after such Rate Conversion, Designated Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Designated Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified in accordance with the last sentence of this Section 2.2.7(g); and

(ii)               following any Rate Conversion, in lieu of satisfying the condition described in Section 2.8(c) with respect to the Interest Rate Cap Agreement relating to any outstanding Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Term.

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(h)            As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to an Assignment of Interest Rate Cap Agreement (or substantially similar collateral assignment) and shall contain each of the following:

(i)                a term expiring no earlier than, in the case of clause (g)(i) above, the end of the Interest Period in which the Maturity Date occurs and, in the case of clause (g)(ii) above, the end of the Interest Period in which the last day of the requested Extension Term occurs;

(ii)                the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii)               it provides that the only monetary and material obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to the effectiveness of such Substitute Interest Rate Cap Agreement;

(iv)               it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion and taking into account the then-applicable Benchmark Rate), for the term of the Substitute Interest Rate Cap Agreement, a protection against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (g)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (g)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.2.7(h), would have been required to have been delivered by Borrower pursuant to Section 2.8(c) below as a condition to the requested Extension Term; and

(v)               without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) and clause (v) of Section 2.2.7(a) hereof.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement,” the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, Lender acknowledges and agrees that Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein.

Section 2.3      Loan Payment.

2.3.1            Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Funding Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Funding Date up to and including the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month), which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date thereafter up to and including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period, for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

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2.3.2            Payments Generally. The first Interest Period hereunder shall commence on and include the Funding Date and shall end on and include the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month). Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3            Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4            Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding principal amount due and payable on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5            Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6            Administration Fee. Borrower shall pay to Lender on each Payment Date occurring after the Closing Date up to and including the Maturity Date, a nonrefundable administrative fee in an amount equal to $20,833.34 (the “Administration Fee”).

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Section 2.4      Prepayments.

2.4.1            Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4.1, in Section 2.4.2, Section 2.5.2, and Section 2.8(e), Section 7.4.1, Section 7.7.1, Section 7.7.2 and Section 7.8.2(a)(iii)(y) and (vi), and Section 7.8.2(b)(iii) and (iv) hereof, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)            Borrower may prepay the Loan in whole, but not in part (except as set forth in Section 2.4.2 and Section 2.5.2 and Section 2.8(e), Section 7.4.1, Section 7.7.1, Section 7.7.2 and Section 7.8.2(a)(iii)(y) and (vi), and Section 7.8.2(b)(iii) and (iv) hereof); provided that (i) Borrower gives Lender not less than ten (10) Business Days and not more than sixty (60) Business Days prior written revocable notice of the amount of the Loan that Borrower intends to prepay; (ii) no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid (including interest at the Default Rate, if applicable) (y) if no Securitization has occurred, through the date of prepayment or (z) solely to the extent a Securitization has occurred, either (i) through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or (ii) if such prepayment occurs on a Payment Date, together with any Interest Shortfall; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs (if any) and all of Lender’s costs and expenses (including reasonable out-of-pocket attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) the Exit Fee (if any). If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date, provided that Borrower shall have the right to revoke any such notice so long as Borrower pays or reimburses Lender for Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with the same.

2.4.2            Mandatory Prepayments.

(a)            Net Proceeds. In the event that Lender is not obligated to and does not make Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply an amount equal to one hundred percent (100%) of such Net Proceeds to the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder (a “Mandatory Prepayment”) on the next occurring Payment Date. The Release Amount for the Individual Property with respect to which such Net Proceeds Prepayment is applied shall be reduced by an amount equal to the principal portion of such prepayment applied to the Loan; provided, that, nothing herein shall be construed to reduce the aggregate Release Amount for any Individual Property required to be paid to Lender prior to obtaining a release of the applicable Individual Property. Lender shall provide to Borrower, upon ten (10) days’ prior notice, (x) a release of the Individual Property if (I) at any time the Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request, or (II) Lender is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (y) a release of the portion of an Individual Property that is subject to a Condemnation; provided, that, Borrower shall provide Lender with a release (or assignment) of Lien as described in Section 2.5.2(c). No Exit Fee, spread maintenance premium or other premium or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a).

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(b)            Mortgage Deleveraging Thresholds.

(i)            Borrower shall be required to have made prepayments of the Loan (which may be achieved by (x) the application of Excess Cash Flow in accordance with Section 7.8.2 (in which case no Exit Fee would be payable), (y) in connection with a release of an Individual Property effectuated in accordance with Section 2.5.2 or (z) in connection with (A) voluntary prepayments in accordance with Section 2.4.1 and Mandatory Prepayments in accordance with Section 2.4.2, in each case, to the extent of the amount applied to the principal portion of the Loan for such prepayment) as follows (each, a “Mortgage Deleveraging Payment”):

(A)          On or prior to the date that is twelve (12) months following the Funding Date (the “First MDP Deadline”), in an amount, in the aggregate, equal to or greater than $50,250,000.00 (the “First MDP Threshold”);

(B)          On or prior to the date that is twelve (12) months following the First MDP Deadline (the “Second MDP Deadline”), in an amount, in the aggregate, together with any prepayments by Borrower to satisfy the First MDP Threshold, no less than $134,000,000.00 (the “Second MDP Threshold”); and

(C)          If the Initial Maturity Date is extended in accordance with Section 2.8, on or prior to the date that is twelve (12) months following the Second MDP Deadline (the “Third MDP Deadline”; together with the First MDP Deadline and the Second MDP Deadline, each, a “MDP Deadline”), in an amount, in the aggregate, together with any prepayments by Borrower to satisfy the First MDP Threshold and the Second MDP Threshold, no less than $234,500,000.00 (the “Third MDP Threshold”; together with the First MDP Threshold and the Second MDP Threshold, each a “Mortgage Deleveraging Threshold”).

(ii)            In the event that (i) Borrower fails to make Mortgage Deleveraging Payments in an amount equal to or greater than the First MDP Threshold as of the First MDP Deadline, Borrower shall pay to Lender a nonrefundable fee in an amount equal to one percent (1%) of the then-outstanding principal amount of the Loan (and, for the avoidance of doubt, taking into account any Mortgage Deleveraging Payments which have been made as of such date), (ii) Borrower fails to make Mortgage Deleveraging Payments in an amount equal to or greater than the Second MDP Threshold as of the Second MDP Deadline, Borrower shall pay to Lender a nonrefundable fee in an amount equal to 2% of the then-outstanding principal amount of the Loan (and, for the avoidance of doubt, taking into account any Mortgage Deleveraging Payments which have been made as of such date) and (iii) Borrower fails make Mortgage Deleveraging Payments of the Loan in an amount equal to or greater than the Third MDP Threshold as of the Third MDP Deadline, Borrower shall pay to Lender a nonrefundable fee in an amount equal to three percent (3%) of the then-outstanding principal amount of the Loan (and, for the avoidance of doubt, taking into account any Mortgage Deleveraging Payments which have been made as of such date) (each such fee, a “MDP Penalty Fee”). Notwithstanding anything to the contrary set forth herein, a failure by Borrower to satisfy any Mortgage Deleveraging Threshold shall not in and of itself be deemed to be an Event of Default hereunder so long as Borrower pays (which may be achieved by the Borrower directing the application of Excess Cash Flow by Lender to prepay a portion of the Loan subject to, and in accordance with, Section 7.8.2 to the extent that such funds are available) the applicable MDP Penalty Fee on or prior to the applicable MDP Deadline in accordance with this Section 2.4.2(b)(ii).

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2.4.3            Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) the Exit Fee and (ii) all interest which would have accrued on the amount of the Loan to be paid through and including the Payment Date next occurring following the date of such prepayment.

2.4.4            Exit Fee. Upon any repayment or prepayment of the Loan (except for a prepayment under Section 2.4.2(a), Section 2.4.2(b) (to the extent such prepayment is made through the application of Excess Cash Flow), Section 7.8.2(a)(iii)(y) or (vi), or Section 7.8.2(b)(iii) or (iv), or Section 5.4 of the Mortgage), Borrower shall pay to Lender on the date of such repayment or prepayment the Exit Fee applicable thereto. All Exit Fees hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

Section 2.5      Release of Property. Except as set forth in Section 2.4.2(a) and this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property or the release of the Lien of the Pledge Agreement on any Individual Borrower.

2.5.1            Release of all Properties Upon Payment in Full. (a)  If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages and Borrower shall be released from the Lien of the Pledge Agreement.

(b)            In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Payment Date on which Borrower intends to prepay the Loan in full, releases (and/or assignments) of Liens (and related Loan Documents) for each Individual Property for execution by Lender. Such releases and/or assignments shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing or assigning lender. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release and or/assignment.

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2.5.2            Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may obtain the release of an Individual Property or BCBS Release Parcel from the Lien of the Mortgage thereon (and related Loan Documents), the release of an Individual Borrower from the Lien of the Pledge Agreement thereon (only if such Individual Borrower does not own any other Individual Property (or portion thereof) which remains subject to the Loan), and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (or portion thereof) (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)            Borrower shall pay Lender the Adjusted Release Amount for the applicable Individual Property or BCBS Release Parcel, as applicable, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder including, without limitation, the payment of the applicable Exit Fee;

(b)            Subsequent to such release, each Individual Borrower not so released shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(c)            Borrower shall submit to Lender, not less than seven (7) Business Days prior to the Payment Date on which the prepayment will be made, a release (or assignment) of Lien (and related Loan Documents) for such Individual Property or BCBS Release Parcel, as applicable, for execution by Lender. Such release (or assignment) shall be in a form appropriate in each jurisdiction in which the Individual Property or BCBS Release Parcel, as applicable, is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing (or assigning) lender. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release;

(d)            After giving effect to such release (and any other contemporaneous releases), for the Properties then remaining subject to the Liens of the Mortgages, the Debt Yield shall be equal to or greater than 28.3%; provided that Borrower shall have the right to make a further prepayment of the Loan in excess of the Adjusted Release Amount in order to satisfy this requirement;

(e)            The Individual Property or BCBS Release Parcel, as applicable, to be released shall be conveyed in an arm’s length transfer to a Person other than a Borrower or any of its Affiliates;

(f)            The Adjusted Release Amount paid to Lender in connection with any such release shall be applied (i) first, to reduce the Release Amount of the Individual Property being released to zero (which amount shall be applied to the applicable Mortgage Deleveraging Threshold), (ii) second, to be paid to Mezzanine Lender to be applied as a prepayment of the Mezzanine Loan until the Mezzanine Release Amount of the Individual Property is reduced to zero, (iii) third, to be paid to Mezzanine Borrower for any accrued and unpaid Quarterly REIT Distributions, (iv) fourth, to be paid to the relevant TRS Subsidiary for any accrued and unpaid Quarterly TRS Tax Distributions, and (v) lastly, as prepayment of the Loan, which amount shall be applied to the applicable Mortgage Deleveraging Threshold in accordance with Section 2.4.2(b)(i) hereof; and

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(g)            Borrower shall reimburse Lender and Servicer for their actual out-of-pocket costs and expenses incurred in connection with such release (including reasonable out-of-pocket attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release (not to exceed $2,500 for each release).

(h)            Upon the release of any Individual Property or BCBS Release Parcel, as applicable, in accordance with this Section 2.5.2, the Reserve Funds held by Lender for such Individual Property or BCBS Release Parcel, as applicable, shall be deposited to the Cash Management Account and held and disbursed in accordance with Section 2.6.2 and the Cash Management Agreement.

(i)            Additionally, the release of any BCBS Release Parcel shall be subject to satisfaction of the following condition: if necessary as reasonably determined by Lender, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the BCBS Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable BCBS Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property.

Section 2.6      Lockbox Account/Cash Management.

2.6.1            Lockbox Account. (a)  From and after the Funding Date and during the term of the Loan, Holdco shall establish and maintain, on behalf of Borrower, an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “NLO Holding Company f/b/o Borrower and JPMorgan Chase Bank, N.A., as Lender, pursuant to Loan Agreement dated as of September 20, 2023 – Lockbox Account” or such other name as designated by Lender. Borrower and Holdco hereby grant to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, authorizing Lender to file UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by or on behalf of Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full. The Lockbox Account shall at all times be an Eligible Account.

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(b)            Borrower shall, or shall cause Manager to, on or prior to the Funding Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within (i) for the first two (2) months following the Funding Date, five (5) Business Days after receipt thereof, and (ii) thereafter, two (2) Business Days after receipt thereof. Borrower shall, or shall cause each Affiliated Manager, to deposit all Management Fees paid to Borrower or Affiliated Manager (but not fees paid to any third-party sub-manager), directly into the Lockbox Account. Notwithstanding the foregoing or anything to the contrary herein, any Rents for periods prior to the Funding Date which are payable by Guarantor to WPC pursuant to the Separation Agreement shall not be disbursed in accordance with Section 2.6.2(f) and shall instead be disbursed to or at the direction of Borrower; provided, that Borrower delivers to Lender an Officer’s Certificate certifying that such Rents are payable to WPC and attributable to the period prior to the Funding Date.

(c)            Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (less the fees of the Lockbox Bank and any required “peg” balance) once every Business Day throughout the term of the Loan.

(d)            Intentionally Omitted.

(e)            The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f)             Neither Borrower nor Holdco shall further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto (other than the security interest and right of set off in favor of Lockbox Bank as set forth in the Lockbox Agreement or arising under applicable law), or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)            Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands and actual out-of-pocket liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender or Servicer) or the performance of the obligations for which the Lockbox Account was established.

2.6.2            Cash Management Account. (a)  From and after the Funding Date and during the term of the Loan, Holdco, on behalf of Borrower, shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “NLO Holding Company f/b/o Borrower and JPMorgan Chase Bank, N.A., as Lender, pursuant to Loan Agreement dated as of September 20, 2023 - Cash Management Account.” Borrower and Holdco hereby grant to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, authorizing the filing of UCC-1 Financing Statements and continuations thereof. Neither Borrower nor Holdco will in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

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(b)            The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)            All funds on deposit in the Cash Management Account during the continuance of a Lockbox Event may be applied by Lender in such order and priority as Lender shall determine in its sole discretion; provided, however, that, (i) unless a Material Event of Default has occurred and is continuing, Borrower shall have the right to request distributions (and Lender shall make such distributions to or as directed by Borrower) for any amount necessary to pay amounts set forth in Section 2.6.2(f)(vii) and Quarterly TRS Tax Distributions to the relevant TRS Subsidiary from any amounts then on deposit in the Excess Cash Flow Reserve Account; provided, further, that before any funds shall be so disbursed to Mezzanine Borrower or the relevant TRS Subsidiary for such Quarterly REIT Distributions or Quarterly TRS Tax Distributions, as applicable, Borrower shall provide an Officer’s Certificate certifying the amount of such Quarterly REIT Distributions or Quarterly TRS Tax Distributions, as applicable and (ii) unless a Mezzanine Trigger Event has occurred and is continuing, Lender shall permit disbursements to the Mezzanine Lender for application to the Mezzanine Current Interest as provided in Section 2.6.2(f)(x).

(d)            Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

(e)            All transfers of funds on deposit in the Cash Management Account to Mezzanine Lender or otherwise to or for the benefit of Mezzanine Lender or Mezzanine Borrower, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or the Mezzanine Loan Documents are intended by Borrower and Mezzanine Borrower to constitute, and shall constitute, distributions from Borrower to Holdco and then from Holdco to Pledgor and then Pledgor to Mezzanine Borrower. No provision of this Agreement, the Cash Management Agreement, the other Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and Mezzanine Lender or between Mezzanine Borrower and Lender.

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(f)            Provided no Lockbox Event Period is continuing (except with respect to disbursements for the Mezzanine Current Interest described in clause (x) below, which shall be permitted unless a Mezzanine Trigger Event has occurred and is continuing), available funds on deposit in the Cash Management Account shall be disbursed monthly on each Payment Date after the Funding Date for the following purposes, in the following amounts and order of priority:

(i)                to Cash Management Bank, funds sufficient to pay the fees and expenses of Cash Management Bank then due and payable;

(ii)                to the Ground Lease Reserve Account in the amount required to be deposited in such Ground Lease Reserve Account in accordance with Section 7.5.1;

(iii)              to the Tax and Insurance Escrow Fund in the amount required to be deposited in the Tax and Insurance Escrow Fund in accordance with Section 7.2;

(iv)              an amount equal to the Monthly Debt Service Payment Amount then due and payable under the Loan, together with all other amounts then due and payable to Lender under the Loan Documents (including, without limitation, the Administration Fee and all of Lender’s reasonable out-of-pocket expenses incurred in connection with any Lockbox Event Cure (including reasonable out-of-pocket attorneys’ fees and expenses)), shall be paid to Lender;

(v)               an amount equal to all Operating Expenses of the Properties that are or will be due and payable during (or which are allocable to) the calendar month in which the applicable Payment Date occurs which are set forth in the Approved Annual Budget or are otherwise approved by Lender, shall be disbursed to Borrower for payment of such Operating Expenses; provided, however, that (A) Lender may deduct from any such disbursement the amount of any previous disbursement made to Borrower for Operating Expenses which Lender reasonably determines exceeds the Operating Expenses actually incurred for the applicable previous calendar month or Fiscal Quarter, and (B) in the event that, as of the first Payment Date after any Fiscal Quarter, Borrower incurred Operating Expenses during such Fiscal Quarter which were not fully reimbursed under this clause (v), then the disbursement on such Payment Date under this clause (v) shall be increased by the lesser of (x) the amount necessary to fully reimburse Borrower for such Operating Expenses or (y) the remaining amount of available funds as of such Payment Date after the application of  the foregoing clauses (i) through (iv) if: (1) Borrower shall have provided to Lender a request for disbursement no less than ten (10) Business Days prior to the applicable Payment Date including (aa) evidence reasonably satisfactory to Lender detailing the excess amounts incurred and whether or not such excess amounts were incurred in accordance with the Approved Annual Budget for such Fiscal Quarter and (bb) an Officer’s Certificate certifying that such excess amounts were incurred, and (2) Lender shall have reasonably determined that such excess amounts were incurred in accordance with the Approved Annual Budget or shall have approved such excess amounts, such approval not to be unreasonably withheld;

(vi)              an amount equal to all Extraordinary Expenses of the Properties approved by Lender that are or will be due and payable during (or which are allocable to) the calendar month in which the applicable Payment Date occurs, shall be disbursed to Borrower for payment of such Extraordinary Expenses

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(vii)             an amount equal to the sums due and payable with respect to Mezzanine Borrower Preferred Interests and any Subsidiary REIT Preferred Interests not to exceed $30,000.00 in the aggregate in any calendar year;

(viii)            to the Replacement Reserve Fund, in the amount required to be deposited in the Replacement Reserve Fund in accordance with Section 7.3.1;

(ix)              to the Rollover Reserve Fund, in the amount required to be deposited in the Rollover Reserve Fund in accordance with Section 7.4.1;

(x)               an amount equal to the Mezzanine Current Interest which is allocable to the calendar month in which the applicable Payment Date occurs, to the Mezzanine Lender to be applied in accordance with the Mezzanine Loan Documents;

(xi)              all amounts remaining in the Cash Management Account after deposits for items (i) through (x) (“Excess Cash Flow”) shall be deposited in the Excess Cash Flow Reserve Account and held by the Lender as additional collateral for the Loan or disbursed in accordance with Section 7.8.2 of this Agreement.

Section 2.7      Withholding Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)            Indemnification by Borrower. Borrower shall indemnify Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

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(e)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

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(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.

Section 2.8      Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for two (2) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)            no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;

(b)            Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with same);

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(c)            if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall (i) obtain and deliver to Lender on or prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements (or modification of the then-current Interest Rate Cap Agreement) from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement (or modification of the then-current Interest Rate Cap Agreement) shall have a strike price equal to or less than the Strike Price, be effective commencing no later than the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised and (ii) deliver an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Funding Date, together with legal opinions of counsel to the counterparty in accordance with Section 2.2.7(e).

(d)            Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.8 and at Lender’s reasonable request, on the commencement date of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time and except (i) to the extent that any such representations and warranties are only made as of a specific date, in which case such representation or warranty shall be provided as of such specific date or (ii) such representation or warranty is no longer accurate in all material respects as a result of a change in facts that was not caused by any breach or default under the Loan Documents);

(e)            with respect to each Extension Option, the Debt Yield, as determined by Lender for the twelve (12) full calendar months ending on the last day of the month preceding the month in which the applicable extension period is to commence is based upon shall equal or exceed 28.3%; provided that Borrower may prepay the Loan in accordance with Section 2.4.1 hereof in order to satisfy such requirement;

(f)            on or prior to the then-applicable Maturity Date, Borrower shall pay to Lender in connection with the exercise of each such Extension Option an extension fee equal to 0.50% of the outstanding principal amount of the Loan (taking into account any prepayment being made in connection with the exercise of the Extension Option), which extension fee shall be deemed earned by Lender and non-refundable upon effectiveness of the extension of the Loan contemplated by this Section 2.8; and

(g)            Borrower shall have delivered to Lender a completed Beneficial Ownership Certification for Legal Entity Customers on Lender’s then-current form dated not earlier than thirty (30) days prior to the then applicable Maturity Date, to the extent required by Lender’s then-appliable “know your customer” procedures.

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ARTICLE III – INTENTIONALLY OMITTED

ARTICLE IV– REPRESENTATIONS AND WARRANTIES

Section 4.1      Borrower Representations. Borrower represents and warrants as of the date hereof and, subject to Section 2.1.2(d), as of the Funding Date that:

4.1.1            Organization. Each Individual Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Individual Property and to transact the businesses in which it is now engaged. Each Individual Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required by Legal Requirements to be so qualified in connection with its businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the related Individual Property and to transact the businesses in which it is now engaged, except where the failure to so possess the same would not reasonably be expected to have an Individual Material Adverse Effect. The ownership interests in each Individual Borrower and U.S. federal income tax classification are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2            Proceedings. Each Individual Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of each Individual Borrower and constitute legal, valid and binding obligations of such Individual Borrower enforceable against such Individual Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3            No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by each Individual Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Individual Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other material agreement or instrument to which Borrower is a party or by which any of the Individual Properties or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

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4.1.4            Litigation. Except as disclosed on Schedule 4.1.4 attached hereto and except for the PPD Dispute, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened (in writing) against or affecting Borrower, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or any Individual Property, would reasonably be likely to result in an Individual Material Adverse Effect. Borrower is not involved in any dispute with any taxing authority, except with respect to any real estate tax valuation that is being contested in good faith by appropriate proceedings by Borrower, in each case, as described on Schedule 4.1.4 hereto. Borrower has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the title commitments received by Lender prior to the Closing Date or Title Insurance Policies delivered prior to the Closing Date, Permitted Encumbrances, and any liens or judgments previously opened against Borrower have been indefeasibly paid and/or satisfied in full prior to the date hereof.

4.1.5            Agreements. Following the transactions contemplated to be effected in connection with the Distribution, Borrower is not a party to any agreement or instrument or subject to any restriction which, absent a default thereunder, would be reasonably likely to result in an Individual Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound that would be reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Guarantor has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Guarantor is a party or by which Borrower, Guarantor or the Properties are otherwise bound, other than, (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents, (c) obligations under Permitted Encumbrances, (d) as disclosed in the most recent financial statements delivered to Lender, or (e) as disclosed on Schedule 4.1.5 attached hereto.

4.1.6            Title. Each Individual Borrower has good, marketable and insurable fee simple or leasehold estate title, as applicable, to the real property comprising part of its applicable Individual Property and good title to the balance of the such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances with respect to each Individual Property in the aggregate would not be reasonably likely to result in an Individual Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the portion of the applicable Individual Property comprised of real property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, except for Permitted Encumbrances, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. The Pledgor Pledge Agreement, together with any Uniform Commercial Code financing statements relating to the applicable Pledged Collateral when properly filed in the appropriate records and the delivery of the certificates evidencing such interests to Lender in the State of New York, will create a valid, first priority, perfected security interest in Pledgor’s interest in the applicable Pledged Collateral, all in accordance with the terms thereof. The Holdco Pledge Agreement, together with any Uniform Commercial Code financing statements relating to the applicable Pledged Collateral when properly filed in the appropriate records, will create a valid, first priority, perfected security interest in Holdco’s interest in the applicable Pledged Collateral, all in accordance with the terms thereof.

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4.1.7            Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan and the Loan Documents (including the Contribution Agreement), (i) the sum of Borrower’s assets, at fair valuation, is and will, immediately following the making of the Loan, be greater than the sum of Borrower’s debts (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities), at fair valuation, and (ii) the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No Bankruptcy Action has been commenced by or against any Borrower Party or any constituent Person in the last seven (7) years. No Borrower Party nor, to Borrower’s knowledge, any of their constituent Persons are contemplating either the commencement of a Bankruptcy Action or the liquidation of all or a major portion of such Person’s assets or property, and Borrower has no knowledge of any Person contemplating the commencement of a Bankruptcy Action against any Borrower Party or such constituent Persons. For purposes of this Section 4.1.7, the term “constituent Person” shall not include any direct or indirect holders of equity interests that are publicly traded on a nationally or internationally recognized exchange.

4.1.8            Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made. There is no material fact presently known to Borrower which has not been disclosed to Lender which would be reasonably likely to result in a Material Adverse Effect.

4.1.9            ERISA.

(a)            Generally. Each of Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any “employee benefit plan” within the meaning of Section 3(3)  of ERISA. Neither Borrower nor Guarantor has incurred or reasonably expects to incur any material liability for a non-exempt Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event has occurred or is reasonably expected to occur that could result in a Material Adverse Effect. With respect to each Foreign Plan, and except as would not be expected to result in a Material Adverse Effect, (i) any employer and employee contributions required by law or by the terms of any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable law and normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

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(b)            Plan Assets; Prohibited Transactions. No Borrower Party or Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulation. No Borrower Party or Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming the Lender does not fund any portion of the borrowings hereunder with “plan assets” as determined under the Plan Asset Regulation, the execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to a nonexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10         Compliance. Except as expressly set forth in the zoning reports or physical condition reports delivered to Lender prior to the Closing Date, Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent where the failure to comply with respect to any Individual Property would not be reasonably likely to result in an Individual Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the default or violation of which with respect to any Individual Property would be reasonably likely to result in an Individual Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11         Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent in all material respects the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances or as otherwise disclosed on the most recent financial statements delivered to Lender or on Schedule 4.1.5 hereto, neither Guarantor nor Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower (taken as a whole) from that set forth in said financial statements.

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4.1.12         Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13         Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14          Utilities and Public Access. Except as set forth in the title commitments received by Lender prior to the Closing Date, Title Insurance Policies or the surveys of the Individual Properties delivered to Lender prior to the Closing Date, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses and (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured (or will, following the Funding Date, be insured) by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15          Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16         Separate Lots. Except as set forth in the title commitments received by Lender prior to the Closing Date or the Title Insurance Policies delivered to Lender prior to the Closing Date, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17          Assessments. Except as set forth in the title commitments received by Lender prior to the Closing Date or the Title Insurance Policies delivered to Lender prior to the Closing Date, (i) there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor (ii) are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

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4.1.18         Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19          No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20          Insurance. Borrower has obtained and has delivered to Lender certified copies of (or certificates evidencing) the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth on Schedule 4.1.20 attached hereto, no material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s knowledge, any other Person, has knowingly done, by act or omission, anything which would materially impair the coverage of any such Policy.

4.1.21          Use of Property. Each Individual Property is used exclusively for office and related commercial purposes and other appurtenant and related uses.

4.1.22          Certificate of Occupancy; Licenses. Except as disclosed in the zoning reports delivered to Lender prior to the Closing Date, to Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect, except where the failure to obtain, or maintain in full force and effect, the same would not be reasonably likely to result in an Individual Material Adverse Effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23         Flood Zone. Except as disclosed in the Surveys delivered to Lender or in the flood determination obtained by Lender prior to the Closing Date, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.

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4.1.24         Physical Condition. Except as disclosed in the property condition reports delivered to Lender prior to the Closing Date, (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (ii) to Borrower’s knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, other than those that would not be reasonably likely to result in an Individual Material Adverse Effect, and (iii) Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25         Boundaries. Except as may be disclosed on the Surveys delivered to Lender prior to the Closing Date, (a) to Borrower’s knowledge, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, (b) no improvements on adjoining properties encroach upon any Individual Property in any material respects, and (c) no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to materially affect the value of the applicable Property except those which are insured (or will, following the Funding Date, be insured) against by the applicable Title Insurance Policy.

4.1.26          Leases. The Properties are not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule 4.1.26-A and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases and Permitted Encumbrances. Except as has been disclosed in the tenant estoppels delivered to Lender prior to the Closing Date, (1) the current Leases are in full force and effect and Borrower has neither given nor received and written notice of default thereunder that has not been resolved; (2) no Rent has been paid more than one (1) month in advance of its due date other than with respect to the following Leases, which are paid on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034); (3) to Borrower’s knowledge, all security deposits are held by or on behalf of Borrower in accordance with applicable law. Schedule 4.1.26-B hereto sets forth the amount of outstanding free rent and unfunded tenant improvement allowances, landlord work and leasing commissions outstanding as of the Closing Date under certain executed Leases which are to be performed or funded during the initial term of the Loan (the “Unfunded Obligations”); (4) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding; (5) except as disclosed thereon, no Tenant listed on Schedule 4.1.26-A has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises except as has been disclosed in the estoppels delivered to Lender in connection with the closing of the Loan; and (7) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part, other than as set forth on Schedule 4.1.26-C attached hereto. None of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower.

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4.1.27          Condominium. With respect to the Condominium:

(a)            The Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents. To Condominium Borrower’s knowledge, the Condominium Documents are valid and enforceable and in full force and effect and there currently exists no default or event of default, after the expiration of all applicable notice or cure periods thereunder by Condominium Borrower or by any other party thereto. To Condominium Borrower’s knowledge, none of the Condominium Documents have been modified, amended or supplemented. Condominium Borrower has delivered to Lender a true, complete and correct copy of each of the Condominium Documents. No consent under the Condominium Documents is required for Condominium Borrower to mortgage the Unit other than those that have been obtained as of the Closing Date.

(b)            To Condominium Borrower’s knowledge, all Assessments (if any) due and payable by Condominium Borrower pursuant to the Condominium Documents as of the date hereof have been fully paid. There are currently no special, supplemental or otherwise extraordinary Assessments pending or, to Borrower’s knowledge, proposed (other than regular, annual Assessments) by the Condominium Board, and to Borrower’s knowledge, no working capital reserves have been established with respect to the Condominium.

(c)            Condominium Borrower is the owner of Unit 3 (as defined in the Condominium Documents) and does not own any other unit of the Condominium. Condominium Borrower’s percentage interest in the common elements of the Condominium is 27.81%. Condominium Borrower is able to exercise all rights set forth in the Loan Documents without being subject to any restriction set forth in the Condominium Documents.

(d)            No party to the Condominium Documents has a right of first refusal or an option to purchase the applicable Individual Property.

(e)            Condominium Borrower, and to Condominium Borrower’s knowledge, the applicable Tenant or the Condominium Board currently maintains (or shall cause to be maintained) insurance coverage with respect to all of the Common Elements which comprise a portion of, and are appurtenant to, the applicable Individual Property as required by the Condominium Documents.

4.1.28         Inventory. To the extent required to be maintained by Borrower, all of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.

4.1.29          Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person with respect to the transfer of the Individual Properties to their respective Individual Borrowers under applicable Legal Requirements have been paid (or will be paid at or prior to the Closing Date). All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid (or will be paid at or prior to the filing or recordation of the Mortgages).

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4.1.30          Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each Individual Borrower (until such Individual Borrower is released pursuant to the terms of Section 2.5.2), Principal (until such the Individual Borrower owned by such Principal is released pursuant to the terms of Section 2.5.2), Holdco, Pledgor, TRS and any Subsidiary REIT is, shall be and shall continue to be a Special Purpose Entity.

(b)            With respect to (i) each Individual Borrower (and, with respect to any Individual Borrower that is a limited partnership, its Principal), the representations, warranties and covenants set forth in Section 4.1.30(a) shall survive until the earlier to occur of (x) the Individual Property owned by such Individual Borrower being released from the Lien of the Loan Documents pursuant to Section 2.5.2, and (y) the repayment in full of the Debt and (ii) each other Borrower Party, the representations, warranties and covenants set forth in Section 4.1.30(a) shall survive until repayment in full of the Debt.

(c)            Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d)            Borrower covenants and agrees that (i) Borrower shall provide Lender with fifteen (15) days’ written notice prior to the removal of an Independent Director of any ID Party (other than to the extent resulting from the death, disability, resignation (unless such resignation is requested or demanded by any Borrower Party) or incapacity of the applicable Independent Director), and (ii) no Independent Director shall be removed other than for Cause.

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(e)            The organizational documents for each Borrower Party that is a Delaware limited liability company that is required to maintain independent Directors pursuant to the terms of this Agreement (each, an “ID Party”) shall provide that except for duties to such ID Party as set forth in the organizational documents (including duties to the member and such ID Party’s creditors solely to the extent of their respective economic interests in such ID Party, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of such ID Party, and (iii) the interests of any group of Affiliates of which such ID Party is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable ID Party’s organizational documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The organizational documents for any such ID Party that is a Delaware Limited Liability Company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to such ID Party the member or any other Person bound by the applicable ID Party’s organizational documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The organizational documents for each ID Party that is a Delaware Limited Liability Company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable ID Party’s organizational documents. The organizational documents for each ID Party that is a Delaware Limited Liability Company shall provide that notwithstanding any other provision of the applicable Borrower’s or Principal’s organizational documents to the contrary, each ID Party, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in clause (x) of the definition of “Special Purpose Entity” or as otherwise specifically required by the applicable organizational documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the member or board of directors of such ID Party unless, pursuant to the provisions of Section 9(c)(iii) or as otherwise specifically provided in the applicable organizational documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director. The organizational documents for each Borrower Party that is not an ID Party shall provide that any Material Action with respect to such Borrower Party requires the approval of the applicable ID Party that Controls such Borrower Party (which for any Individual Borrower that is a limited partnership shall be Holdco, as the sole member of its Principal) (for clarity, which shall in turn require the vote of the Independent Directors of such ID Party).

(f)            Borrower hereby represents with respect to itself that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(g)            With respect to each Individual Borrower other than Roosevelt Blvd North (FL) LLC, Spring Forest Road (NC) LLC and Vandenburg Blvd (PA) LLC, Borrower hereby represents that from the date of its formation to the date hereof:

(i)                 its business has been limited solely to (A) acquiring, developing, owning, holding, leasing, transferring, exchanging, operating and managing the Properties, (B) entering into financings and refinancings of the Properties and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii)                it has not engaged in any business other than as set forth in (i) above;

(iii)               it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;

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(iv)               it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of an Individual Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(v)               it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;

(vi)              it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii)             it has maintained all of its books, records, financial statements and bank accounts separate from those of Affiliates and any constituent party, assets have not been listed as assets on the financial statement of any other Person; except to the extent included in a consolidated financial statement. Borrower, to the extent applicable, has filed its own tax returns (except filed consolidated tax returns to the extent required or permitted by law and to the extent that it has been treated as a tax “disregarded entity” not required to file tax returns under applicable law). Borrower has maintained its books, records, resolutions and agreements as official records;

(viii)            has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;

(ix)               it has not commingled its funds or assets with those of any other Person and has held all of its assets in its own name (other than for bank accounts with certain Affiliates maintained in the ordinary course of business);

(x)                it has not assumed or guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person, and has not held out its credit as being available to satisfy the obligations of any other Person, in each case, other than in connection with prior financings that have been released or discharged or that will be released or discharged as of the closing of the Loan;

(xi)               it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is required to be qualified to do business, in each case, except as may have been remedied prior to the date hereof;

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(xii)              it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person other than with respect to loans secured by the Properties and no such security interest, lien, pledge or other encumbrance remains outstanding except in connection with the Loan with respect to the obligations or the other Borrowers;

(xiii)             it has remained solvent and maintained adequate capital in light of its contemplated business operations;

(xiv)             has paid the salaries of its own employees (if any) from its own funds;

(xv)              it has not owned any subsidiary or any equity interest in any other Person;

(xvi)             it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity, except in connection with any tenant improvement allowance under any Lease;

(xvii)            it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents; and

(xviii)           it has not had any of its obligations guaranteed by an Affiliate except for guarantees under prior financings that have been released or discharged or that will be released or discharged as of the closing of the Loan.

4.1.31          Management Agreement. Each Management Agreement is in full force and effect and, to Borrower’s knowledge, Borrower has neither given nor received any written notice of default that has not previously been resolved.

4.1.32          Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower with proceeds of any illegal activity.

4.1.33          No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 4.1.26-A), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects as of the date they were provided; provided, that Borrower’s representation with respect to reports prepared by third parties is limited to Borrower’s knowledge (except to the extent of information in such reports provided by or on behalf of Borrower or Guarantor). Taking into account the transactions contemplated to occur in connection with the Distribution, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise be reasonably likely to result in a Material Adverse Effect.

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4.1.34         Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Energy Policy Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or (d) required to be registered as an “investment company” as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, or relying on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended.

4.1.35         Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party or Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in any Borrower Party or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Borrower Party or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in any Borrower Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.

4.1.36         Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the state set forth next to its name on Exhibit A and its organizational identification number is as set forth on Exhibit A.

4.1.37         Intentionally Omitted.

4.1.38          Cash Management Account. Upon the opening of the Lockbox Account and the Cash Management Account, this Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower and Holdco (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations). Other than in connection with the Loan Documents and except for Permitted Encumbrances, Holdco has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and the Cash Management Account;

(a)            Upon the opening of the Lockbox Account and the Cash Management Account, each of the Lockbox Account and the Cash Management Account will constitute “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

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(b)            Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Cash Management Bank have (or will have prior to the Funding Date) agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(c)            The Lockbox Account and Cash Management Account will not be in the name of any Person other than Holdco, as pledgor, or Lender, as pledgee. Neither Borrower nor Holdco will consent to the Lockbox Bank and Cash Management Bank complying with instructions with respect to the Lockbox Account and the Cash Management Account from any Person other than Lender.

(d)            As of the Funding Date, the Property will not be subject to any cash management system (other than pursuant to the Loan Documents).

4.1.39          Taxes. Borrower has timely filed or caused to be filed all material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all material Section 2.7 Taxes required to have been paid by it, except for (a) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40          Anti-Corruption. Borrower represents and warrants that, in connection with this Agreement, Borrower, Guarantor and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower or its upstream Affiliate shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.

4.1.41          Ground Lease.

(a)            The Ground Lease or a memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of the applicable Individual Borrower to be encumbered by a mortgage or the Ground Lessor has approved and consented to the encumbrance of the Ground Leased Property by the applicable Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as disclosed to Lender in this Agreement.

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(b)            The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender; provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of the applicable Individual Borrower under the Ground Lease are not performed as provided in the Ground Lease.

(c)            Except for the Permitted Encumbrances and other encumbrances of record, the applicable Individual Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the Ground Lessor’s related fee interest.

(d)            Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Mortgage or transfer of Borrower’s leasehold estate by deed or assignment in lieu of foreclosure. Thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the Ground Lessor.

(e)            As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under such Ground Lease (except in each case, any such default that has been previously cured). To Borrower’s knowledge, there is no existing condition which, but for the passage of time or the giving of notice, could result in a default by Borrower or Ground Lessor under the terms of such Ground Lease.

(f)            Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the Ground Leased Property, with Lender having the right subject to the terms of the Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(g)            The Ground Lease requires the Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder.

(h)            Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease.

(i)            The Ground Lease has a term which extends not less than thirty (30) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods).

(j)            The Ground Lease (taken together with the estoppel delivered by the Ground Lessor in connection with the Loan prior to the Closing Date) requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason or the rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

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4.1.42          PILOT Leases and PILOT Lease Documents.

(a)            The PILOT Lease, or a memorandum thereof, has been duly recorded.

(b)            PILOT Lessor may not amend, rescind or terminate the PILOT Lease without the prior written consent of Lender.

(c)            The PILOT Lease permits the interest of the applicable Individual Borrower party thereto to be encumbered by the related Mortgage.

(d)            Except for Permitted Encumbrances, the applicable Individual Borrower’s interest in the PILOT Lease is not subject to any liens or encumbrances superior to, of equal priority with, or subordinate to the related Mortgage.

(e)            The applicable Individual Borrower’s interest in the PILOT Lease is assignable to Lender or its designee (or consent to the same has been obtained) and is further assignable by Lender and its successor and assigns in accordance with the PILOT Lease.

(f)             The PILOT Lease requires the PILOT Lessor to give notice of any default by the applicable Individual Borrower to Lender prior to exercising its remedies thereunder. Pursuant to the PILOT Lease, Lender is permitted, but is not obligated, to cure any default under the PILOT Lease, which is curable by Lender, upon receipt of notice of any default before PILOT Lessor may terminate the PILOT Lease.

(g)            The PILOT Lease requires the PILOT Lessor to enter into a new lease with Lender or transfer the fee interest in the applicable Individual Property to Lender upon the termination of the PILOT Lease for any reason (other than a termination consented to by Lender or permitted pursuant to the terms of this Agreement or resulting from a total taking in the event of a Condemnation) or in connection with the rejection of such PILOT Lease in a bankruptcy proceeding; provided that Lender cures any defaults that are susceptible to being cured by Lender.

(h)            Under the terms of the PILOT Lease, this Agreement and the Mortgage, when taken together, all related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the applicable related Individual Property, with Lender having the right to hold and disburse the proceeds as the repair and restoration progresses, or to the payment of the Debt.

(i)             The PILOT Lease does not impose any restrictions on subleasing.

(j)             Except as disclosed in the estoppels delivered to Lender at or prior to the Closing Date, each PILOT Lease and PILOT Lease Document is in full force and effect and neither Borrower nor, to Borrower’s actual knowledge, any other party to each such PILOT LEASE or PILOT Lease Document, is in default thereunder, and to Borrower’s actual knowledge, there are no conditions which, with the passage of time or giving of notice, or both, would constitute a default thereunder. Except as described herein or disclosed in any estoppel delivered to Lender in connection with the closing of the Loan prior to the Closing Date, neither the PILOT Lease nor the PILOT Lease Documents have not been modified, amended or supplemented.

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4.1.43         REA. Each REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any REA, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.

Section 4.2      Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1      Affirmative Covenants. From the date hereof and until payment and performance in full of the Debt or, with respect to any Individual Property and the Individual Borrower that owns the same (so long as such Individual Borrower does not own other Property that remains subject to the Loan), the earlier release of the Lien of the Mortgage encumbering such Individual Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1            Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its (i) existence and (ii) any material rights, licenses, permits and franchises and (b) subject to such Borrower’s right to contest such Legal Requirements in accordance with this Section 5.1.1, comply in all material respects with all Legal Requirements applicable to it and the Properties, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never knowingly permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or knowingly suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property material to its conduct of its business and shall keep the Properties in good working order and repair (ordinary wear and tear and Casualty excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, and replacements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times under Policies in compliance with Article VI of this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement; provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply, in all material respects, with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) if Borrower has not paid any contested amounts under protest such that no security is so required, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith (but in no event more than an amount equal to one-hundred twenty-five percent (125%) of the amount being contested). Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established and Borrower does not timely comply therewith or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

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5.1.2            Taxes and Other Charges. Subject to the provisions of this Section 5.1.2, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against it or any of the Properties or any part thereof prior to the same becoming delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as (and to the extent that) Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than two (2) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes are required to be paid by Lender pursuant to Section 7.2 hereof and sufficient funds are in the Tax and Insurance Escrow Fund to make such payment). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties other than Permitted Encumbrances, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or any Lien filed against the Property; provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges or the amount of such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) either such Taxes or Other Charges or the amount of the Lien shall have been paid under protest or such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) if Borrower or Lender have not paid such Taxes or Other Charges or the amount of such Lien under protest, Borrower shall furnish such security as may be required in the proceeding, or, if none, as may be requested by Lender, to ensure the payment of any such Taxes or Other Charges or the amount of such Lien, together with all interest and penalties thereon (but in no event more than an amount equal to one-hundred twenty-five percent (125%) of the amount being contested). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established and Borrower has not timely paid the same or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of any Mortgage being primed by any related Lien. Notwithstanding anything to the contrary set forth herein, to the extent any such Taxes and Other Charges are actually paid directly by Tenant prior to delinquency, the obligations of Borrower hereunder to pay the same shall be deemed satisfied.

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5.1.3            Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower and/or Guarantor which, if adversely determined, would be reasonably likely to result in an Individual Material Adverse Effect or a Material Adverse Effect.

5.1.4            Access to the Properties. Subject to the rights of Tenants under Leases and the Manager under any applicable Management Agreement, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice; provided, that so long as no Event of Default is continuing, Lender shall not exercise such inspection right more than once in each twelve (12) month period for any Individual Property, except in connection with any secondary market transaction for the Loan described in Article IX.

5.1.5            Notice of Default. Borrower shall promptly advise Lender of any Individual Material Adverse Effect or Material Adverse Effect of which Borrower has knowledge, or of the occurrence of any monetary or material non-monetary Default or Event of Default of which Borrower has knowledge.

5.1.6            Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7            Condominium.

(a)            Upon Lender’s written request, Condominium Borrower shall provide Lender with copies of all statements issued by the Condominium Board for Assessments (if any) pursuant to the Condominium Documents promptly after Condominium Borrower’s receipt thereof. Condominium Borrower shall pay prior to delinquency all Assessments imposed pursuant to the Condominium Documents (if any) when the same become due and payable with respect to the Condominium Unit. Condominium Borrower will deliver to Lender, promptly upon Lender’s request, evidence reasonably satisfactory to Lender that such Assessments have been so paid or are not then delinquent.

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(b)            Condominium Borrower shall, and shall vote to cause the Condominium Members appointed by Condominium Borrower to, observe and perform in all material respects each and every term to be observed or performed by them pursuant to the Condominium Documents to the extent the failure to observe and perform any of the foregoing could reasonably be expected to have an Individual Material Adverse Effect, and comply in all material respects with any and all rules and regulations that may be adopted for the Condominium, as the same shall be in full force and effect from time to time to the extent the failure to comply with any of the foregoing could reasonably be expected to have an Individual Material Adverse Effect.

(c)            Condominium Borrower shall, and shall vote to cause the Condominium Members appointed by Condominium Borrower to, use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements (other than those of a de minimis nature) required to be performed and/or observed under the Condominium Documents, to the extent Condominium Borrower or its Condominium Members has the legal right to do so.

(d)            Condominium Borrower shall comply, and shall cause the Condominium Members appointed by Condominium Borrower to vote to comply, in all material respects with all Legal Requirements applicable to the Condominium, and will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with applicable law, to the extent Condominium Borrower or its Condominium Members has the legal right to do so.

(e)            Without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, Condominium Borrower shall not, and shall not cause the Condominium Members appointed by Condominium Borrower to, vote to (i) modify or amend any of the terms or provisions of the Condominium Documents in any material manner to the extent such modification or amendment could reasonably be expected to have an Individual Material Adverse Effect, (ii) subdivide the Condominium Unit, combine the Condominium Unit or otherwise reposition the Condominium Unit or Common Elements pursuant to the Condominium Documents or (iii) terminate the Condominium or the Condominium Documents (or permit any deemed approval provisions in the Condominium Documents with respect to any termination of the condominium regime to take effect), withdraw from a condominium regime, or partition, subdivide or expand the Condominium (and Condominium Borrower hereby collaterally assigns to Lender any right it may have to do any of the foregoing; it being agreed that Lender shall not exercise such voting right unless and until an Event of Default is then continuing).

(f)            Borrower shall promptly deliver to Lender copies of any written notices of default received by Borrower under the Condominium Documents. Condominium Borrower shall deliver to Lender each annual budget of the Condominium (if any) promptly upon the finalization thereof and receipt thereof by Condominium Borrower.

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(g)            In addition to Lender’s other consent rights as specified in this Agreement, unless the following actions are required to effect a matter expressly required by Legal Requirements, Condominium Borrower shall not, and shall not permit any Condominium Members appointed by Condominium Borrower to, exercise any other material approval, consent or voting right to which it is entitled under the Condominium Documents, or any approval, consent or voting right with respect to any action or inaction that could reasonably be expected to result in an Individual Material Adverse Effect, in each case, without obtaining Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)            On the Closing Date with respect to the then-existing Condominium Members appointed by Condominium Borrower, and during the term of the Loan with respect to any new Condominium Members appointed by Condominium Borrower, Condominium Borrower shall obtain resignation letters from each such Condominium Member, to be held in escrow by Lender and submitted (at Lender’s option) upon the occurrence and continuance of an Event of Default. Upon the occurrence and continuance of an Event of Default, Lender has the right remove any Condominium Member appointed by Condominium Borrower, and Lender shall have the right to designate the replacement for such Condominium Member.

(i)             Subject to the provisions of the Condominium Documents and applicable law, following the occurrence and during the continuance of an Event of Default, Lender shall have the rights and privileges which Condominium Borrower has under the Condominium Documents as though Lender were in fact the owner of Condominium Borrower’s interest in the Condominium Unit, which rights and privileges shall include, without limitation, all voting rights accruing to Condominium Borrower under the terms of the Condominium Documents. Upon the occurrence and continuance of an Event of Default, Lender may vote in place of Condominium Borrower and may exercise any and all of said rights. Condominium Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to vote as Condominium Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder. Written notice from Lender to the Condominium Board shall be deemed conclusive as to the existence of such Event of Default and as to Lender’s rights and privileges hereunder.

(j)            Condominium Borrower shall promptly notify Lender of (i) except for normal annual increases under the Condominium Documents, any material adjustments made to the amount of Assessments levied by the Condominium Board due under the Condominium Documents, or (ii) the imposition of any additional material Assessments by the Condominium Board under the Condominium Documents, in each case to the extent not included in the Approved Annual Budget.

(k)            Not more than once per year unless an Event of Default has occurred and is continuing, Condominium Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of request, estoppel certificates from each party under any Condominium Document in form and substance reasonably acceptable to Lender.

(l)             Borrower shall promptly notify Lender of (i) except for normal annual increases under the Condominium Documents, any adjustments made to the amount of Assessments levied by the Condominium Board due under the Condominium Documents, or (ii) the imposition of any additional Assessments by the Condominium Board under the Condominium Documents.

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(m)           Not more than once per year unless an Event of Default has occurred and is continuing, Borrower shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of request, estoppel certificates from each party under any Condominium Document in form and substance reasonably acceptable to Lender.

Notwithstanding anything to the contrary set forth herein, it shall not be a Default or Event of Default under the Loan Documents to the extent there is a breach or other default under the Condominium Documents if such breach or default is caused by the acts or omissions of Tenant, so long as Borrower is complying with its obligations to enforce such Tenant’s Lease pursuant to Section 5.1.20 of this Agreement and such breach or default by Tenant would not be reasonably likely to (and does not in fact) result in an Individual Material Adverse Effect, including without limitation, any termination of the Condominium or Condominium Documents.

5.1.8            Award and Insurance Benefits. Subject to Section 6.4, Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable out-of-pocket attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9            Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)            promptly following written request from Lender, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)            execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrower, as Lender may reasonably require; and

(c)            do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

In no event shall any document or agreement to be executed by Borrower pursuant to this Section 5.1.9 increase Borrower’s or its Affiliates’ obligations or decrease Borrower’s or its Affiliates’ rights under the Loan Document, in either case, to more than a de minimis extent.

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5.1.10            Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided that with respect to a change of name only, Borrower shall be permitted to make such change if Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. Borrower shall not change its organizational structure (except as a result of any Transfer that is expressly permitted by Section 5.2.10 hereof) or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s written request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement. Borrower shall not change its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11             Financial Reporting. (a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)          Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) and accompanied by an Officer’s Certificate certifying that the same is true, correct and complete in all material respects as of its stated date, covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

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(c)           Borrower will furnish, or cause to be furnished, to Lender on or before fifteen (15) days after the end of each calendar month the following items: (i) monthly and year-to-date unaudited statements of revenues and expenses for the Property and an operating statement (including but not limited to, a balance sheet and a statement of revenues and expenses) for the year to date and for such calendar month prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), accompanied by an Officer’s Certificate certifying that the same is true, correct and complete in all material respects as of its stated date, and showing actual sources and uses of cash during the preceding calendar month; (ii) all operating statements prepared by Manager under the applicable Management Agreement, if applicable; and (iii) (A) a rent roll and a summary of all leasing activity, in form reasonably acceptable to Administrative Agent, (B) if applicable, a delinquency report setting forth any arrearages under the Leases, and (C) if applicable, a report setting forth the identity of each Tenant, if any, for which Borrower has accepted rent more than one (1) month in advance and the amount of such rent accepted by Borrower (other than the following Leases, pursuant to which the Tenants pay on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034). In addition, such Officer’s Certificate described in clause (i) shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate. Borrower will furnish, or cause to be furnished, to Lender on or before fifteen (15) days after the end of each calendar month for any Individual Properties that are being marketed for sale to third-parties a quarterly sales report containing the information required in Schedule 5.1.11(c) hereto.

(d)           For the Fiscal Year ending on December 31, 2025, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget, and any proposed revisions thereto, shall be subject to Lender’s written approval (each such Annual Budget, together with any subsequent revisions approved by Lender, an “Approved Annual Budget”), such approval not to be unreasonably withheld, conditioned or delayed. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges, utilities and other non-discretionary charges.

(e)           In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”) that is not a Required Repair or Replacement that is to be funded pursuant to Article VII, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval to be unreasonably withheld, conditioned or delayed (taking into account the circumstance).

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(f)           Borrower shall furnish to Lender, within ten (10) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender; provided, that Borrower shall not be required to provide any such information to the extent such information or documents are not in the possession or control of Borrower or its Affiliates and such information would be unduly burdensome or costly for Borrower to deliver.

(g)           Subject to the confidentiality provisions set forth in any applicable Lease, Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s written request (or as soon thereafter as may be reasonably possible), financial information from any Tenant designated by Lender (to the extent such financial information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(h)           Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor and shall include or attach statements of profit and loss for each Individual Borrower and each Individual Property and a balance sheet for each Individual Borrower, such financial statements in the form reasonably required by Lender.

(i)           Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i)  via email with report files in electronic form of Microsoft Word, Microsoft Excel or.pdf format, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any assignment or participation of the Loan in accordance with Section 9.2.

5.1.12             Business and Operations. Borrower shall, taking into account the transactions contemplated to be effectuated in connection with the Distribution, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Each Individual Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties, except to the extent the failure to do so would be reasonably likely to result in an Individual Material Adverse Effect.

5.1.13             Title to the Properties. Borrower will warrant and defend (a) the title to the each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (c) the validity and priority of the Lien of the Pledge Agreement on the Pledged Collateral, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual out-of-pocket losses, costs, damages (but expressly excluding indirect, consequential, and punitive damages of any kind, except to the extent of consequential and indirect damages owed by Lender to an unaffiliated third party) or expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

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5.1.14            Costs of Enforcement. In the event (a) that the Pledge Agreement or any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that the Pledge Agreement or any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Mortgage covering any Individual Property in which proceeding Lender is made a party, or (c) of a Bankruptcy Action in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes, in each case, in accordance with and subject to the terms of Section 10.13 hereof.

5.1.15             Estoppel Statement. (a)  After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations (subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use commercially reasonable efforts deliver to Lender upon written request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

(c)           Borrower shall use commercially reasonable efforts to deliver to Lender upon written request, estoppel certificates from each party to any REAs, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

5.1.16             Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Funding Date only for the purposes set forth in Section 2.1.4 hereof.

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5.1.17             ERM Items. Borrower shall use commercially reasonable efforts to complete the ERM Items (which shall in no event require Borrower to bring any legal action or proceeding against any Tenant or terminate any Lease), and shall deliver evidence reasonably satisfactory to Lender of the completion of any such ERM Items that is actually commenced.

5.1.18             Intentionally Omitted.

5.1.19             Intentionally Omitted.

5.1.20             Leasing Matters. Any Major Leases shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lender’s approval of any Major Lease shall not be required if Borrower satisfies the following conditions: (i) such Major Lease provides for net effective rent of at least 90% of the net effective rent of the existing Lease for the leased premises, (ii) the term of such Major Lease is at least five (5) years and (iii) Borrower delivers to Lender an Officer’s Certificate certifying that the requirements in the preceding clauses (i) and (ii) have been satisfied. Upon written request, Borrower shall furnish Lender with executed copies of all Leases not previously delivered to Lender. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale; provided that Lender agrees that it shall, at the written request and expense of Borrower, enter into a subordination, non-disturbance and attornment agreement with any Tenant under a Lease, on Lender’s customary form with such changes as are reasonably satisfactory to Lender, Borrower and such Tenant. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not reasonably likely to materially impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that, except for an as-of-right termination exercised by a Tenant under its Lease, no such termination or surrender of any Major Lease or any Lease for all or substantially all of the Improvements at an Individual Property will be permitted without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed); (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits and Lease Termination Payments which constitute prepaid Rents) other than the following Leases, which Lender acknowledges and agreed are paid on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. As of the Closing Date and as of the Funding Date, there are no Affiliated Tenants at the Property. Lender hereby approves the BCBS Lease Modifications; provided, however, that (i) Borrower shall promptly provide Lender with copies of any definitive agreements entered into in connection with the BCBS Lease Modifications and (ii) if there are any material changes to the economic terms or material non-economic terms described in the BCBS LOI, then such changes shall be subject to Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed. For clarity, the Lease Termination Payments made in connection with the BCBS Lease Modifications shall be applied pro rata to reduce the Release Amounts and the Mezzanine Release Amounts for the applicable Individual Properties.

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5.1.21            Alterations. Borrower shall obtain Lender’s prior written consent (not to be unreasonably withheld) to any alterations to any Improvements, if (i) the total unpaid amounts due and payable with respect to any such alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall exceed three percent (3%) of the Release Amount for such Individual Property (the “Threshold Amount”) or (ii) any such alterations would reasonably be expected to have an Individual Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required for alterations made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or in accordance with the terms hereof, (b) alterations that a Tenant has the right to perform without obtaining Borrower consent pursuant to the terms of its Lease, or (c) alterations performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement (and for the avoidance of doubt, any Required Repairs and/or Replacements shall be governed by Article VII hereof). For any alterations to the Improvements at an Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) for which Lender’s approval is required hereunder, Borrower shall provide Lender with evidence reasonably satisfactory to Lender that it has access to the funds necessary to pay the total amounts with respect to such alterations (and a contingency reasonably acceptable to Lender), including without limitation, funds that are on deposit and otherwise available in the applicable Reserve Funds.

5.1.22            Operation of Property. (a)  To the extent there is then a Management Agreement in place with respect to such Individual Property, the related Individual Borrower shall cause the applicable Individual Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable to the extent the entry into a Replacement Management Agreement is necessary in order to comply with the terms of the Leases at such Individual Property or otherwise in Borrower’s good faith business judgement.

(b)           Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each material financial statement, business plan, capital expenditures plan, notice of default or termination, and report received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

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5.1.23             Embargoed Person. Borrower has performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party or Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party or Guarantor, as applicable, with the result that the investment in any Borrower Party or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Borrower Party or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in any Borrower Party or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.

5.1.24             Intentionally Omitted.

5.1.25             Taxes. Each of Pledgor, Holdco and the Individual Borrowers will be treated as a partnership or disregarded entity for U.S. federal income tax purposes; provided that an Individual Borrower shall be permitted to file a check-the-box election on IRS Form 8832 to be treated as a corporation for U.S. federal income tax purposes and make a joint election with Mezzanine Borrower on IRS Form 8875 to be treated as a taxable REIT subsidiary of Mezzanine Borrower within the meaning of Section 856(l) of the Code (each such taxable REIT subsidiary, together with TRS, a “TRS Subsidiary”) so long as the terms and conditions set forth in Section 5.2.10(e)(i) & (iii) hereof are satisfied, including as of the effective date of any such election. Borrower will timely file or cause to be filed for itself all applicable income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.26             Ground Leases. (a)  Ground Lease Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Ground Lease Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease).

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(b)           If Ground Lease Borrower shall be in default under the Ground Lease, then, subject to the terms of the Ground Lease (taken together with the estoppel delivered by the Ground Lessor in connection with the Loan), Ground Lease Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Ground Lease Borrower under the Ground Lease, as may be necessary to prevent or cure any default, and, subject to the rights of Tenants under Leases, Lender shall have the right to enter all or any portion of the Ground Leased Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c)           The actions or payments of Lender to cure any default by the Ground Lease Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Ground Lease Borrower under the Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, within ten (10) Business Days following written demand, with interest on such sum at the rate set forth in this Agreement from the date expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Mortgage.

(d)           Borrower shall notify Lender promptly in writing of the occurrence of any default by Ground Lessor under the Ground Lease of which it has knowledge or following the receipt by Borrower of any written notice from Ground Lessor under any Ground Lease noting or claiming the occurrence of any default by Ground Lease Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Ground Lease Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)           Within ten (10) Business Days after receipt of written demand by Lender (but no more often than once in any calendar year so long as no Event of Default is then continuing), Ground Lease Borrower shall use commercially reasonable efforts to obtain from Ground Lessor under the Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f)           Ground Lease Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure any default under any Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Ground Leased Property, in each case, so long as the same does not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents to more than a de minimis extent. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Ground Lease Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

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(g)           Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease, to the extent permitted by Legal Requirements:

(i)           The lien of the related Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code or the comparable provisions of any other appliable Insolvency Law, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Ground Leased Property.

(ii)           Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under Section 365(h)(l) of the Bankruptcy Code or the comparable provisions of any other appliable Insolvency Law. Any such election made without Lender’s prior written consent shall be void.

(iii)         As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code or other applicable Insolvency Law. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code or other applicable Insolvency Law. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all reasonably out-of-pocket costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)         If, pursuant to Section 365(h) of the Bankruptcy Code or the comparable provisions of any other Insolvency Law, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code or other applicable Insolvency Law, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this Subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v)          If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Ground Leased Property in connection with any case under the Bankruptcy Code or any other applicable Insolvency Law, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, within ten (10) Business Days following written demand, pay to Lender all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and costs)  incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage.

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(vi)         Borrower shall notify Lender of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code or any other Insolvency Law, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall deliver to Lender any and all material notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(h)          Subject to the terms of the Ground Lease (taken together with the estoppel delivered by the Ground Lessor in connection with the Loan), if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the Pledge Agreement, the applicable Mortgage, deed-in-lieu or assignment-in-lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Ground Lease. At such time as Lender shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Lender such documents as Lender and its counsel may require in order to ensure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower, so long as the same does not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents to more than a de minimis extent.

(i)           Notwithstanding anything to the contrary set forth herein, it shall not be a Default or Event of Default under the Loan Documents to the extent there is a breach or other default under the Ground Lease if such breach or default is caused by the acts or omissions of Tenant, so long as Borrower is complying with its obligations to enforce such Tenant’s Lease pursuant to Section 5.1.20 of this Agreement and such breach or default by Tenant (i) would not be reasonably likely to result in an Individual Material Adverse Effect and (ii) does not give rise to a right of the Ground Lessor to terminate the Ground Lease.

(j)           Any transfer of fee title in the Ground Lease Property to the Ground Lease Borrower shall be subject to the following conditions: (i) Borrower gives Lender not less than thirty (30) days’ prior written notice, (ii) Ground Lease Borrower delivers a first-priority Mortgage to Lender covering such Individual Property, in substantially the same form as the Mortgages delivered at Closing or otherwise in form and substance acceptable to Lender, (iii) Borrower shall cause the Title Company to issue a Title Insurance Policy for such Individual Property substantially in the form of a pro forma title policy approved by Lender in writing, subject only to Permitted Encumbrances, (iv) Borrower shall provide the following opinions of counsel: (A) an opinion of counsel admitted to practice under New York law and the laws of Texas in form and substance reasonably satisfactory to Lender opining as to the enforceability of the Mortgage and (B) an opinion stating that the Mortgage was duly authorized, executed and delivered by Borrower and otherwise in form and substance reasonably satisfactory to Lender and (v) Borrower shall pay all Mortgage Costs.

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5.1.27             PILOT Leases.

(a)           Each Individual Borrower that is subject to a PILOT Lease shall:

(i)           pay all rents, additional rents and other sums required to be paid by such Individual Borrower, as tenant under and pursuant to the provisions of the PILOT Leases and other PILOT Lease Documents, as and when such rent or other charge is payable;

(ii)          diligently perform and observe all of the terms, covenants and conditions in all material respects of the PILOT Leases and other PILOT Lease Documents on the part of such Individual Borrower, as tenant thereunder, to be performed and observed, prior to the expiration of any applicable grace period therein provided; and

(iii)         promptly notify Lender of the giving of any written notice by PILOT Lessor to any Individual Borrower of any default by any Individual Borrower in the performance or observance of any of the terms, covenants or conditions of the PILOT Leases or other PILOT Lease Documents on the part of any Individual Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice.

Notwithstanding anything to the contrary contained herein, Lender acknowledges that all payments under any PILOT Bond held by Borrower may be made by Borrower via ledger or book entry only to the extent permitted under the applicable PILOT Lease Documents.

(b)           If any Individual Borrower shall default in the performance or observance of any material term, covenant or condition of any PILOT Lease on the part of any such Individual Borrower, as tenant thereunder, to be performed or observed and shall fail to cure the same prior to the expiration of any applicable cure or grace period provided under the PILOT Lease, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, but subject to the terms of such PILOT Lease and the estoppel delivered by such PILOT Lessor in connection with closing the Loan, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the any such PILOT Lease on the part of any such Individual Borrower, as tenant thereunder, to be performed or observed on behalf of any such Individual Borrower, to the end that the rights of any such Individual Borrower in, to and under any such PILOT Lease shall be kept unimpaired as a result thereof and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of the applicable Tenants under Leases and any applicable Manager under a Management Agreement, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the applicable PILOT Property at any reasonable time, on reasonable written notice and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the PILOT Lessor. Borrower hereby agrees to pay to Lender within ten (10) Business Days after demand, all such reasonable out-of-pocket sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgages.

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(c)           If any PILOT Lessor shall deliver to Lender a copy of any notice of default sent by such PILOT Lessor to any applicable Individual Borrower, as tenant under any PILOT Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrowers will not subordinate or consent to the subordination of the PILOT Leases to any mortgage, security deed, lease or other interest on or in the PILOT Lessor’s interest in all or any part of any fee interest in the PILOT Properties other than to the Loan Documents, unless, in each such case, the written consent of Lender shall have been first obtained.

(d)           Each applicable Individual Borrower shall purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, and in connection therewith, shall pay all amounts due under such PILOT Leases and the PILOT Bonds, including, without limitation, rent payments, attorney’s fees and principal and interest payments on the PILOT Bonds (if any). If any Individual Borrower shall fail to timely purchase the fee interest held by the applicable PILOT Lessor as and when required pursuant to the applicable PILOT Leases, then, without limiting the generality of the other provisions of the Security Instruments, this Agreement and the other Loan Documents, and without waiving or releasing any such Individual Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause the Individual Borrower to acquire the fee interest held by the applicable PILOT Lessor, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of such Individual Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Borrower hereby agrees to pay to Lender within ten (10) Business Days after day of such payment at the Default Rate if not paid when due. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgages.

(e)           If an Individual Borrower shall become the owner of fee title to any fee title in the PILOT Properties, then the lien of the applicable Mortgages shall be spread to cover such fee title. Borrowers agree, at their sole cost and expense, including without limitation, Lender’s reasonable out-of-pocket attorney’s fees, to (i) execute any and all documents or instruments necessary to subject the foregoing interest to the lien of the applicable Mortgage; and (ii) provide a title insurance policy or endorsement which shall insure that the lien of the applicable Mortgage is a first lien on such interest, subject only to the Permitted Encumbrances.

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(f)           Notwithstanding anything to the contrary set forth herein, it shall not be a Default or Event of Default under the Loan Documents to the extent there is a breach or other default under any PILOT Document if such breach or default is caused by the acts or omissions of Tenant, so long as Borrower is complying with its obligations to enforce such Tenant’s Lease pursuant to Section 5.1.20 of this Agreement and such breach or default by Tenant (i) would not be reasonably likely to result in an Individual Material Adverse Effect and (ii) does not give rise to a right of the applicable Individual Borrower (as opposed to the applicable Tenant) to cure the same.

5.1.28             REA. Borrower shall at all times comply in all material respects with all REAs. Borrower agrees that without the prior written consent of Lender, Borrower will not materially amend, modify or terminate any of the REAs.

           Section 5.2         Negative Covenants. From the date hereof and until payment and performance in full of the Debt or, with respect to any Individual Property and the Individual Borrower that owns the same, the earlier release of the Lien of the Mortgage encumbering such Individual Property (and all related obligations), Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1               Operation of Property. Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify any Management Agreement other than an expiration pursuant to its terms; provided that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. Notwithstanding anything to the contrary set forth herein, Borrower shall have the right to terminate any Management Agreement with Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and elect to self-manage (or to permit a Tenant to self-manage) the applicable Individual Property to which the terminated Management Agreement related.

5.2.2               Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on (a) any portion of any Individual Property or permit any such action to be taken or (b) any portion of the Pledged Collateral, except in each case, for Permitted Encumbrances.

5.2.3               Dissolution. No Borrower Party shall (a) engage in any dissolution, liquidation or consolidation, Division or merger with or into any other business entity, (b) engage in any business activity not related to the direct or indirect ownership and operation of the Properties, (c) directly or indirectly transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents (including, but not limited to, in connection with a partial release of Individual Properties in accordance with Section 2.5.2), or (d) modify, amend, waive or terminate its organizational documents (other than de minimis administrative or ministerial amendments or modifications or other amendments or modifications approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed) or its qualification and good standing in any jurisdiction.

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5.2.4              Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business and operations ancillary thereto.

5.2.5               Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6               Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7               No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8               Advisory Agreement. In the event the Advisory Agreement is terminated, Borrower shall not enter into any replacement advisory agreement without the prior written consent of Lender as to the identity of the Person designated to replace WPC and the form of replacement advisory agreement, such approval not to be unconditionally withheld, conditioned or delayed.

5.2.9               ERISA.

(a)           No Borrower Party or Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents, and assuming that no extensions of funds hereunder by Lender are “plan assets” within the meaning of the Plan Asset Regulations) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) no Borrower Party or Guarantor is subject to any Similar Law and (B) one or more of the following circumstances is true:

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(i)           Equity interests in each Borrower Party and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”);

(ii)          Less than twenty-five percent (25%) of each outstanding class of equity interests in each Borrower Party and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or

(iii)         Each Borrower Party and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each Borrower Party’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations

(c)           Borrower and Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within thirty (30) days after Borrower knows that any ERISA Event has occurred which could reasonably be expected to have a Material Adverse Effect, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or Guarantor, describing said ERISA Event and the action which Borrower and/or Guarantor proposes to take with respect thereto.

5.2.10             Transfers. (a)  Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, during the continuance of an Event of Default, Lender can recover the Debt by a sale of the Properties.

(b)           Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (each of the following, a “Permitted Transfer”) (A) the Distribution (and any Transfers effectuated in connection therewith as disclosed to Lender in writing prior to closing), (B) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (C) Permitted Equity Transfers; provided, that any waiver or amendment by Guarantor of the 9.8% ownership limitation set forth in the Guarantor’s declaration of trust shall require Lender’s prior written consent to the extent that both (I) an Ownership Change Limitation would reasonably be expected to exist immediately following a Transfer of the maximum interest in Guarantor permitted by such waiver or amendment, and (II) such Transfer would reasonably be expected to increase the percentage ownership of 5% shareholders of Mezzanine Borrower (including any “public group” as defined in Section 1.382-2T(f)(13) of the Treasury regulations treated as such) for purposes of determining whether there is an Ownership Change Limitation (provided that, for purposes of (II), Borrower shall be entitled to rely upon reasonably available information, including the Securities and Exchange Commission Schedules 13D and 13G of Guarantor and any information or representations obtained in connection with the granting of such a waiver or amendment, in determining whether any Transfer is reasonably expected to increase the percentage ownership of such 5% shareholders), (D) a Mezzanine Change of Control Event or any other exercise of remedies by Mezzanine Lender under the Mezzanine Loan (including a foreclosure of the Pledge Agreement (as defined in the Mezzanine Loan Agreement) or an assignment in lieu thereof), (E) the exercise of remedies by Lender under the Loan Documents (including a foreclosure of the Mortgage or any Pledge Agreement or an assignment or conveyance in lieu thereof), (F) a Condemnation, (G) the acquisition by Borrower of fee title to any PILOT Property in accordance with the terms and conditions of the applicable PILOT Lease and this Agreement, (H) the acquisition by Borrower of fee title to any Ground Lease Property in accordance with the terms and conditions of the applicable Ground Lease and this Agreement, (I) Permitted Encumbrances, and (J) Transfers of Individual Properties in connection with a release pursuant to Section 2.5.2 of this Agreement.

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(c)           A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, Division, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger, Division or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interest.

(d)           If after giving effect to any Permitted Equity Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Mezzanine Member are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Mezzanine Member as of the Closing Date, Borrower shall, no less than ten (10) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender. To the extent that any Transfer will result in the transferee (either itself or collectively with its Affiliates) owning a 10% or greater equity interest (indirectly) in Borrower, Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer. For clarity, other than a Permitted REIT / TRS Transfer or a Permitted REIT Preferred Interest Transfer (which such Permitted REIT Preferred Interest Transfer shall require prior written notice to Lender), Borrower shall not cause, permit or suffer any Transfers of the direct interests in any Individual Borrower, Subsidiary REIT, Mezzanine Borrower, Pledgor, Holdco or TRS without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.

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(e)           Any Permitted REIT / TRS Transfer shall be subject to, and conditioned upon, satisfaction of the following conditions:

(i)           No Event of Default shall have occurred and be continuing;

(ii)          Borrower shall provide Lender with written notice not later than ten (10) Business Days and not earlier than one hundred twenty (120) days prior to the date of the proposed Transfer or the effective date of the applicable election described in Section 5.1.25 hereof; and

(iii)         Borrower shall have delivered (i) (x) an amendment to the applicable Pledge Agreement in form and substance reasonably satisfactory to Lender or an additional pledge and security agreement granting Lender a first priority security interest in 100% of the common equity interests any new TRS Subsidiary or Subsidiary REIT and (y) a pledge and security agreement from the TRS Subsidiary or Subsidiary REIT, as applicable, granting Lender a first priority security interest in the Individual Borrowers held by such TRS Subsidiary or Subsidiary REIT, as applicable, in each case, in substantially the same form as the Pledge Agreements entered into on the Closing Date and (ii) upon request from Lender, an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the enforceability of such amendment(s) or pledge agreement(s) and other customary matters consistent with the corresponding opinions delivered on the Closing Date with respect to the Pledge Agreements, in form and substance reasonably acceptable to Lender; and

(iv)         Borrower shall pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with the proposed Transfer or the applicable election described in Section 5.1.25 hereof.

(f)           Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11           Ground Lease. (a)  The Individual Borrower party to such Ground Lease shall not, without Lender’s written consent as set forth below, fail to exercise any option or right to renew or extend the term of the Ground Lease, and shall give prompt written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the lien of the related Mortgage on such extended or renewed lease term so long as the same does not increase Borrower’s obligations or decrease Borrower’s rights hereunder to more than a de minimis extent; provided, however, such Individual Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent such Individual Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing such Individual Borrower to forego exercising such option or right to renew or extend. If such Individual Borrower shall fail to exercise any such option or right as aforesaid prior to the date required for such exercise in the Ground Lease, Lender may exercise the option or right as such Individual Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its reasonable discretion.

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(b)           Such Individual Borrower party to the Ground Lease shall not waive, excuse, or in release or discharge any Ground Lessor under the Ground Lease of or from such Ground Lessor’s material obligations, covenant and/or conditions under the Ground Lease without the prior written consent of Lender.

(c)           Such Individual Borrower party to the Ground Lease shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend any material term of the Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.12             PILOT Leases; PILOT Lease Documents.

(a)           Except in connection with the applicable Individuals Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 5.1.27(e) hereof, the Individual Borrower party to such PILOT Lease shall not, without the prior consent of Lender, surrender any of the leasehold estates created by the PILOT Leases or terminate or cancel any PILOT Lease or modify, change, supplement, alter or amend in any material respects any PILOT Lease, other than an expiration of such PILOT Lease per its terms.

(b)          Except in connection with a the applicable Individual Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 5.1.27(e) hereof, such Individual Borrower party to such PILOT Lease shall not consent to (where PILOT Lessor has the right to so consent), without the prior consent of Lender, the transfer, surrender, termination or cancellation of any PILOT Lease Document, including any PILOT Bond by any other Person or the modification, change, supplement, alteration or amendment in any material respect of any PILOT Lease Document.

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(c)           The Individual Borrower party to such PILOT Lease shall not waive, excuse, or in release or discharge any PILOT Lessor under any PILOT Lease or PILOT Lease Documents, as applicable, of or from such PILOT Lessor’s material obligations, covenants and/or conditions under the related PILOT Lease or PILOT Lease Documents, as applicable, without the prior written consent of Lender.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1          Insurance. (a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i)           comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm/named storm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage; provided however with respect to windstorm/named storm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and (D) if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to (1) the maximum limit of such coverage available under the Flood Insurance Acts plus (2) such greater amounts or other related and/or excess coverage as Lender shall require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity and the PML/SEL of the Property exceeds twenty percent (20%); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)          business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary contained herein, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

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(iii)         at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in Section 6.1(a)(i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i) above, (3) including permission to occupy each Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)         comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)          commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;

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(vi)         if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)        if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the applicable Individual Property is located;

(viii)       umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)         the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance (which may be under a “contingent” insurance policy) for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan; and

(x)           upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which any Individual Property is located.

(b)           All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate; provided, that if such carrier rating is withdrawn or downgraded below its current AM Best rating, Borrower shall promptly replace such applicable carrier with a carrier which meets the rating requirements set forth above. Further, notwithstanding the foregoing, if the Loan is part of a Securitization where S&P rates any of the issued securities or classes of certificates in connection with such Securitization, at Policy renewal, Borrower must replace any Otherwise Rated Insurers with insurance companies meeting the rating requirements set forth hereinabove. Further, notwithstanding the foregoing, if the Loan is part of a Securitization where S&P rates any of the issued securities or classes of certificates, at Policy renewal, Borrower must replace any Otherwise Rated Insurers with insurance companies meeting the rating requirements set forth above. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall, within three (3) Business Days forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

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(c)           Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is reasonably approved in advance in writing by Lender, Lender’s interest is included therein as provided in this Agreement and such Policy includes such changes to the coverages and requirements set forth herein as may be reasonably required by Lender (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a)  to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Section 6.1(a), except binders shall be submitted in the event such policies have not yet been issued, to be followed by complete copies of Policies upon issuance. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1. Without limitation of any provision hereof, (i) Lender’s consent required hereunder with respect to any umbrella or blanket policy shall include the schedule of locations and values with respect to the same and (ii) any umbrella or blanket Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Individual Property in compliance with the provisions of Section 6.1(a).

(d)           All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (viii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including, but not limited to, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All property Policies shall contain clauses or endorsements to the effect that:

(i)           no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

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(ii)          the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii)         intentionally omitted; and

(iv)         Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g)          Notwithstanding anything to the contrary contained herein, Borrower may satisfy its obligation to obtain and maintain any property Policies under Section 6.1(a) hereof at an Individual Property so long as all of the following conditions are and remain satisfied: (i) the entirety of such Individual Property is demised to a single Tenant under a Lease entered into in accordance herewith that is in full force and effect, (ii) the Tenant is not in monetary or material non-monetary default thereunder, (iii) the Lease requires that Tenant maintain and Tenant maintains at all times, coverage that, together with any additional coverage provided by Borrower as described below in this clause (g), meets the requirements set forth in the Loan Agreement, and (iv) Borrower delivers to Lender certificates of insurance evidencing such Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder. If any Tenant fails to provide coverage meeting the requirements of this Section 6.1, then Borrower shall obtain, at Borrower’s sole cost and expense, all insurance as required by this Section 6.1 with respect to the Individual Property which meets the requirements hereof providing coverage that will pay proceeds in an amount sufficient to restore the Individual Property to the extent such proceeds are not paid or otherwise made available under the insurance policies. Such insurance shall either be (i) “Primary” insurance coverage in the event that the Tenant does not provide the applicable insurance coverage required in this Section 6.1, or (ii) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that Tenant does not have sufficient coverage to meet the requirements under this Section 6.1, as shall be necessary to bring the insurance coverage for the Individual Property into full compliance with all of the terms and conditions of this Section 6.1. For clarity, the failure by any Tenant to maintain the Policies required to be maintained by such Tenant under its Lease shall not relieve Borrower from its obligation to obtain and maintain, or cause to be maintained, the Policies for the Properties required by this Section 6.1.

Section 6.2         Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) and such damage is in excess of $500,000.00, Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute (or cause to be promptly commenced and diligently prosecuted) the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof to substantially the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay (or cause to be paid) all costs of such Restoration whether or not such costs are covered by insurance, subject to, to the extent Borrower satisfies the requirements under Section 6.4 and Lender is required to disburse Net Proceeds to Borrower for Restoration in accordance with Section 6.4 hereof, Lender disbursing such Net Proceeds to Borrower. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Material Event Threshold and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

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Section 6.3          Condemnation. (a)  Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of any Individual Property of land with a value in excess of $500,000.00 and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof, subject to, to the extent Borrower satisfies the requirements under Section 6.4 and Lender is required to make the Net Proceeds available to Borrower pursuant to Section 6.4, Lender making such Net Proceeds available to Borrower in accordance with Section 6.4, and otherwise comply with the provisions of Section 6.4 hereof, provided that in the event that Lender is not obligated to make the Award available to Borrower for such Restoration, in lieu of such necessary Restoration, Borrower may obtain a release of such Individual Property in accordance with Section 2.4.2(a). If any Individual Property is sold, through foreclosure or otherwise through the exercise of Lender’s remedies, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt and to apply the Award to the payment of the Debt.

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Section 6.4          Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)           If the Net Proceeds shall be less than the Material Event Threshold and the costs of completing the Restoration shall be less than the Material Event Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt; provided that no Event of Default is then continuing and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than the Material Event Threshold or the costs of completing the Restoration is equal to or greater than the Material Event Threshold Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)           The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)           no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)           (I) If the Individual Property is demised to a single Tenant, then the Lease for such Individual Property shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation, or (II) if the Individual Property is demised to more than one (1) Tenant, Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense. The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%);

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(D)           Borrower shall commence (or cause to be commenced) the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, subject in all cases to force majeure;

(E)           Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal (if any) and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases or any Lease for all or substantially all of the Improvements at an Individual Property, PILOT Leases, Ground Lease, or material REA, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)           the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)           the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion, subject to force majeure, and in compliance in all material respects with all applicable Legal Requirements;

(I)            such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Individual Property or the Improvements;

(J)            the Debt Yield for the affected Individual Property, after giving effect to the Restoration, shall be equal to or greater than 28.3%;

(K)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval (such approval not to be unreasonably withheld, conditioned or delayed); and

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(L)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account, with such interest being for the benefit of Borrower, and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement or will be paid following such disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same (other than general notices required to be filed by legal Requirements), or any other liens or encumbrances of any nature whatsoever on the Individual Property, other than Permitted Encumbrances, which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)         All plans and specifications required in connection with the Restoration (to the extent the cost of such Restoration is reasonably expected to exceed $500,000.00, shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). During the continuance of an Event of Default, Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration under contracts in excess of $500,000.00, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, such approval not to be unreasonably withheld, conditioned or delayed. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable out-of-pocket counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)         In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the hard costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed, provided that after completion of fifty percent (50%) of the Restoration, the required “Casualty Retainage” shall be reduced to five percent (5%) of the hard costs actually incurred for work in place as part of the Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed (other than minor punch list items) in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the related Title Insurance Policy, and, if available in the State at commercially reasonable rates, Lender receives an endorsement to the related Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

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(v)          Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)         If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”), in the form of cash or a Letter of Credit, with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)       The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

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(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable (provided that if an Event of Default is then continuing Lender may apply such excess Net Proceeds in such order, priority and proportions as Lender in its sole discretion shall deem proper), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)           Notwithstanding anything to the contrary contained in the Loan Documents with respect to the disbursement of Net Proceeds in respect of the Ground Leased Property or any Individual Property that is subject to PILOT Lease, in the event of any inconsistency between the provisions set forth in this Agreement and the provisions of such Ground Lease or PILOT Lease, as applicable, then the provisions of such Ground Lease or PILOT Lease shall govern; provided, that, Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Net Proceeds in respect of such Ground Lease or PILOT Lease (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of the Ground Lease or PILOT Lease, as applicable, without first obtaining the written consent, approval, or waiver of Lender.

(f)           Notwithstanding anything to the contrary set forth in this Article VI, Lender hereby confirms that if at the time of Casualty or Condemnation to an Individual Property with respect to any Lease in effect as of the Closing Date or entered into in accordance with this Agreement pursuant to which the Tenant thereunder maintains insurance for the Improvements at such Individual Property that, together with any additional coverage provided by Borrower as described in Section 6.1(g), meets the requirements set forth in the Loan Agreement, then Lender will make the Net Proceeds available to such Tenant subject to and in accordance with the terms and conditions of such applicable Lease.

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ARTICLE VII – RESERVE FUNDS

Section 7.1          Required Repairs.

7.1.1               Deposits. Borrower shall perform (or caused to be performed) the repairs at the Properties, as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the dates set forth on Schedule 7.1.1 hereto (the “Required Repairs Deadline”), as extended hereby. On the Funding Date, Borrower shall deposit with Lender an aggregate amount equal to $299,017.20, which amount shall be allocated to the Individual Properties as set forth on such Schedule 7.1.1 hereto to perform the Required Repairs for such Individual Properties. Amounts so deposited with Lender shall be held by Lender in accordance with this Section 7.1. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2               Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Material Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that the costs and expenses covered by such disbursement have been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, for any Required Repair of more than $500,000.00, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, other than Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the any Individual Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. Upon completion of all Required Repairs in accordance with Section 7.1.1 and this Section 7.1.2, so long as no Material Event of Default is then continuing, Lender shall cause the remaining Required Repair Funds to be deposited into the Cash Management Account and disbursed in accordance with Section 2.6.2(f).

Section 7.2          Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Funding Date an initial deposit in an amount reasonably estimated by Lender to be payable for Taxes and Insurance Premiums within the near term of the Funding Date and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to the date on which the same would be delinquent, and (ii) except for (x) any Insurance Premiums for an approved blanket or umbrella Policy maintained by Borrower pursuant to Section 6.1(c) so long as no Event of Default has occurred and is continuing and (y) any Insurance Premiums for property Policies maintained by Tenants subject to and in accordance with Section 6.1(g), to the extent of any Policies for which, (1) the entire Property is demised to a single Tenant under a Lease that requires the Tenant maintain sufficient insurance on the entire Property that at all times is in accordance with Section 6.1(g) (taking into account any additional coverage provided by Borrower as described in Section 6.1(g)) and such Tenant performs such obligation, and (2) a Bankruptcy Action with respect to such Tenant has not occurred and there is no monetary event of default continuing with respect to such Tenant, one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 and Section 6.1 hereof and the Letter Agreement (Insurance), as applicable, and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 and Section 6.1 hereof, as applicable, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the date the Taxes and Other Charges would be delinquent and/or thirty (30) days prior to expiration of the Policies, as the case may be. For the avoidance of doubt, any amounts due and payable by the applicable Individual Borrower pursuant to the terms of the PILOT Lease (excluding any amounts owed in connection with the acquisition of the fee title to the PILOT Property) shall be deemed Taxes for the purpose of this Section 7.2. Notwithstanding the foregoing, the monthly deposit of Taxes and Other Charges for an Individual Property shall not be required under this Section 7.2 for such month to the extent that all of the following conditions are and remain satisfied with respect to such Individual Property: (i) the entirety of an Individual Property is demised to a single Tenant under a Lease entered into in accordance herewith that is in full force and effect, (ii) a Bankruptcy Action with respect to such Tenant has not occurred and the Tenant under such Lease is not in a continuing monetary event of default under such Lease, (iii) the applicable Lease requires that the Tenant pay the Taxes and Other Charges for such Individual Property and the Tenant pays such Taxes and Other Charges prior to delinquency and (iv) Borrower delivers (or causes to be delivered) to Lender evidence reasonably satisfactory to Lender that such Taxes and Other Charges were paid prior to delinquency. The failure by any Tenant to pay any Taxes and Other Charges required to be paid by such Tenant under its Lease shall not relieve Borrower from its obligation to pay, or cause to be paid, the Taxes and Other Charges.

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Section 7.3          Replacements and Replacement Reserve.

7.3.1               Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Funding Date an initial deposit in the amount of $0.00 and (b) on each Payment Date thereafter an amount equal to $0.20 per square foot for each Individual Property in the aggregate (the “Replacement Reserve Monthly Deposit”) which amounts (excluding amounts for any such replacements and repairs required to be performed by a Tenant under its Lease so long as such Tenant is not in monetary or material non-monetary default under its Lease) are reasonably estimated by Lender to be due for replacements and repairs required to be made to the Properties during the calendar year by Borrower (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion, based on updated property condition reports, that an increase is necessary to maintain the proper maintenance and operation of the Properties. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserves Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of its related Mortgage in accordance with Section 2.5 hereof.

7.3.2              Disbursements from Replacement Reserve Account. (a)  Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property or for costs which are to be reimbursed from the Required Repair Fund or Rollover Reserve Fund.

(b)           Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to or at the direction of Borrower amounts from the Replacement Reserve Account necessary to pay for the actual costs of Replacements or to reimburse Borrower therefor, upon completion (or partial completion) of such Replacements as reasonably determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Material Event of Default exists.

(c)           Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance in all material respects with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and each request shall include evidence satisfactory to Lender of payment of all such amounts (or that such amount will be paid with such disbursement). With respect to the final disbursement for any given Replacement, the request for disbursement from the Replacement Reserve Account for such final disbursement shall be made only after completion of the Replacement for which disbursement is requested. Upon written request from Lender, Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

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(d)           In connection with any disbursements in excess of $250,000 in the aggregate with respect to an Individual Property, as a condition to such disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who performs work or delivers materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that such payment is being with the funds being disbursed, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)           Intentionally Omitted.

(f)           Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement for any given Replacement) the total cost of all Replacements in any request shall not be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00).

7.3.3               Performance of Replacements. (a)  Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating (other than ordinary wear and tear), unless a Tenant is required to make such Replacements pursuant to the terms of its Lease. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           In connection with any Replacements in excess of $500,000 in the aggregate with respect to an Individual Property, Lender reserves the right, at its option, to approve (such approval not to be unreasonably withheld, conditioned or delayed) all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)           Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(d)           Intentionally Omitted.

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(e)           In connection with any Replacements, Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements (or portion thereof) for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the final amounts for such Replacements from the Replacement Reserve Account. Borrower shall pay the reasonable, out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(f)           The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for Permitted Encumbrances).

(g)           In connection with any Replacements in excess of $500,000 in the aggregate with respect to an Individual Property, before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Mortgage other than Permitted Encumbrances and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Mortgage, Permitted Encumbrances and any other Liens previously approved in writing by Lender, if any).

(h)           All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(i)            In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies (or certificates evidencing the same) shall be delivered to Lender.

7.3.4               Failure to Make Replacements. (a)  During the continuance of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

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(b)           Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund during the continuance of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5               Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4          Rollover Reserve.

7.4.1                Deposits to Rollover Reserve Fund.

(a)           Borrower shall pay to Lender (a) on the Funding Date an initial deposit in the amount of $23,931,389.11 and (b) on each Payment Date thereafter an amount equal to $2.00 per square foot for the Properties in the aggregate (the “Rollover Reserve Monthly Deposit”), which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account.”

(b)           In addition to the required deposits set forth in paragraph (a) above, the following items shall be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds and shall be disbursed and released as set forth in Section 7.4.2 below. Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Cash Management Bank to deposit and hold such amounts in the Rollover Reserve Account pursuant to the Cash Management Agreement: (i) on the Funding Date, an amount equal to all Unfunded Obligations, (ii) all sums paid to Borrower (less reasonable, out-of-pocket expenses to be retained by Borrower) with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof (but excluding any base rent or additional rent paid in connection with any modification), or (B) any settlement of claims of Borrower against third parties in connection with any Lease, and (iii) any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not paid for current or prior use and occupancy or holdover rent), or any security deposit retained by Borrower following an event of default under a Lease, in each case, less any actual, out-of-pocket amounts expended by Borrower in connection with the transactions giving rise to such payment and amounts applied to accrued rents, which amounts shall be retained by Borrower. All sums paid to Borrower (less reasonable, out-of-pocket expenses to be retained by Borrower) with respect to any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”) shall be applied pro rata as a prepayment of the Debt and the Mezzanine Debt, and the principal portion of such prepayment shall be applied to the applicable Mortgage Deleveraging Threshold.

7.4.2               Withdrawal of Rollover Reserve Funds. Provided no Material Event of Default hereunder exists, Lender shall make disbursements from the Rollover Reserve Fund for Approved Leasing Expenses incurred by Borrower; provided that, disbursements for Unfunded Obligations shall be in the amounts and for the obligations specified on Schedule 4.1.26-B hereto. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for any expenses in the aggregate for any Individual Property in excess of $250,000.00, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. With respect to any tenant improvements, Lender may require an inspection of the Properties at Borrower’s expense prior to making a disbursement in order to verify completion of improvements for which reimbursement is sought.

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Section 7.5          Ground Lease Reserve.

7.5.1                Deposits to Ground Lease Fund. On each Payment Date after the Funding Date, Borrower shall pay to Lender one-twelfth of the rents (including both base and additional rents) and other charges due under the Ground Lease that Lender reasonably estimates will be payable by the applicable Individual Borrower as lessee under the related Ground Lease (collectively, the “Ground Rent”) during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the due date. In addition, on the Funding Date, Borrower shall pay to Lender an amount equal to any Ground Rent payable and outstanding under any Ground Lease within thirty (30) days of the first Payment Date. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account.” Notwithstanding the foregoing, the monthly deposit of Ground Rent for an Individual Property shall not be required under this Section 7.5.1 for such month to the extent that all of the following conditions are and remain satisfied with respect to such Individual Property: (i) the entirety of an Individual Property is demised to a single Tenant under a Lease entered into in accordance herewith that is in full force and effect, (ii) a Bankruptcy Action with respect to such Tenant has not occurred and the Tenant under such Lease is not in a monetary event of default under such Lease, (iii) the applicable Lease requires that the Tenant pay the Ground Rent for such Individual Property and the Tenant pays such Ground Rent as the same becomes due and payable and (iv) Borrower delivers (or causes to be delivered) to Lender evidence reasonably satisfactory to Lender that such Ground Rent was paid prior to the due date. The failure by any Tenant to pay the Ground Rent required to be paid by such Tenant under its Lease shall not relieve Borrower from its obligation to pay, or cause to be paid, the Ground Rent.

7.5.2               Release of Ground Lease Reserve Fund. Lender shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent prior to the same becoming due. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under the Ground Lease, without inquiry into the accuracy of such bill, statement or estimate. If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under the Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Lease Reserve Fund. Any amounts remaining in the Ground Lease Reserve Fund after the earlier to occur of the Debt having been paid in full or, so long as no Material Event of Default has occurred and is continuing, the Ground Leased Property being released pursuant to Section 2.5.2 shall be returned to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall notify Borrower in writing of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.

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Section 7.6         Corporate Reserve Fund. Borrower shall pay to Lender (a) on the Funding Date an initial deposit in the amount of $5,000,000.00 (the “Corporate Fee Annual Amount”) to be applied to any shortfalls in the payment of G&A Fees during the first year of the Loan term and (b)  on each Quarterly Disbursement Date, such amounts as elected by Borrower, if any, pursuant to Section 7.8.2(a)(iv), up to the amount necessary to replenish the Corporate Reserve Fund (as defined below) to the Corporate Fee Annual Amount (said amounts in (a) and (b) above hereinafter called the “Corporate Reserve Fund”); provided, further, that a failure by Borrower to make any deposit into the Corporate Reserve Fund under this Section 7.6 shall not in and of itself be deemed to be a Default or an Event of Default hereunder. If there will be a shortfall in the payment of the G&A Fees for the applicable year after application of Non-Collateral Property Excess Cash Flow in accordance with the Mezzanine Loan Documents, Borrower shall have the right to request a disbursement from the Corporate Reserve Fund in the amount of such shortfall, subject to Borrower delivering (i) an Officer’s Certificate certifying that such shortfall exists, (ii) a request for payment at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and (iii) any supporting documentation reasonably requested by Lender. Lender shall not be required to make disbursements from the Corporate Reserve Fund (i) during the continuance of a Material Event of Default, (ii) more than once a month and (iii) unless such requested disbursement is in an amount greater than $25,000.00.

Section 7.7          Additional Reserves.

7.7.1               PPD HVAC Repairs. On the Funding Date, Borrower shall deposit with Lender an amount equal to $4,500,000.00 to perform the PPD HVAC Repairs. Amounts so deposited shall hereinafter be referred to as Borrower’s “PPD HVAC Repairs Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “PPD HVAC Repairs Account”. Lender shall disburse to Borrower the PPD HVAC Repairs Funds from the PPD HVAC Repairs Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the portion of the PPD HVAC Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Material Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all PPD HVAC Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the PPD HVAC Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that the costs and expenses covered by such disbursement have been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, for any PPD HVAC Repair of more than $500,000.00, a title search indicating that the applicable Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, other than Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the PPD HVAC Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the PPD HVAC Repairs Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the PPD HVAC Repairs Account is less than $25,000.00, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.7.1. Upon completion of all PPD HVAC Repairs in accordance with this Section 7.7.1 and delivery of an estoppel certificate from PPD which states that the PPD Required Repairs have been completed to such Tenant’s satisfaction, so long as no Material Event of Default is then continuing, Lender shall cause the remaining PPD Required Repairs Funds to applied pro rata to reduce the Release Amount and the Mezzanine Release Amount for such Individual Property.

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7.7.2               PPD Dispute Reserve. On the Funding Date, Borrower shall deposit with Lender an amount equal to $2,000,000.00 (the "PPD Dispute Reserve Funds"). The PPD Dispute Reserve Funds will be disbursed to Borrower (and applied pro rata to reduce the Release Amount and the Mezzanine Release Amount for such Individual Property) promptly upon satisfaction by Borrower of each of the following conditions: (i) the PPD Dispute is settled by Borrower with PPD pursuant to a written agreement reasonably approved by the Lender or adjudicated or otherwise dismissed pursuant to a final non-appealable decision of a court of competent jurisdiction, (ii) PPD and Borrower have entered into an amendment of the applicable Lease in form and substance reasonably approved by Lender, and (iii) Lender shall have received an Officer’s Certificate stating that the conditions set forth in the preceding clauses (i) and (ii) are true and correct.

7.7.3               ERM Reserve. On the Funding Date, if Borrower has not completed all of the ERM Items described in Section B of Schedule 5.1.17 attached hereto to Lender’s reasonable satisfaction, Borrower shall deposit with Lender an amount equal reasonably determined by Lender to perform such remaining ERM Items. Amounts so deposited shall hereinafter be referred to as Borrower’s “ERM Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “ERM Account”. Lender shall disburse to Borrower the ERM Funds from the ERM Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the portion of the ERM Items to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Material Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all ERM Items to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the ERM Items, (ii) identifying each Person that supplied materials or labor in connection with the ERM Items performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that the costs and expenses covered by such disbursement have been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, for any ERM Item of more than $500,000.00, a title search indicating that the applicable Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, other than Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the ERM Items to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the ERM Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the ERM Account is less than $25,000.00, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.7.3. Upon completion of all ERM Items in accordance with this Section 7.7.3, so long as no Material Event of Default is then continuing, Lender shall cause the remaining ERM Funds to be deposited into the Cash Management Account and disbursed in accordance with Section 2.6.2(f).

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Section 7.8          Excess Cash Flow Reserve Fund.

7.8.1              Deposits to Excess Cash Flow Reserve Fund. All Excess Cash Flow remaining in the Cash Management Account after application or disbursement of the funds on deposit therein in accordance with Section 2.6.2(f) shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account.”

7.8.2               Release of Excess Cash Flow Reserve Funds. Provided no Lockbox Event Period is ongoing, all Excess Cash Flow Reserve Funds shall be disbursed on the last Business Day of each calendar quarter after the Funding Date (the “Quarterly Disbursement Date”) as follows (provided, however, that, at the election of Borrower, the Quarterly Disbursement Date for the items in clauses (a)(i) and (ii) and clauses (b)(i) and (ii) below for the final Fiscal Quarter of each Fiscal Year shall be January 15th of the year following such Fiscal Quarter):

(a)           During any MDP Compliance Period, in the following amounts and order of priority:

(i)           to any amount necessary to pay the Mezzanine Borrower, the Quarterly REIT Distributions; provided that before any funds shall be so disbursed for such Quarterly REIT Distributions, Borrower shall have provided to Lender a request for such disbursement setting forth the amounts payable to Mezzanine Borrower no less than ten (10) days prior to the Quarterly Disbursement Date together with an Officer’s Certificate certifying such amounts; provided further, however, that Borrower may revise such request with respect to the Quarterly REIT Distributions for the final Fiscal Quarter of each Fiscal Year as reasonably necessary in advance of such Fiscal Quarter’s Quarterly Disbursement Date;

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(ii)          to any amount necessary to pay TRS Subsidiary(ies) the Quarterly TRS Tax Distributions; provided that before any funds shall be so disbursed for such Quarterly TRS Tax Distributions, Borrower shall have provided to Lender a request for such disbursement setting forth the amounts payable to TRS Subsidiary(ies), as applicable, no less than ten (10) days prior to the Quarterly Disbursement Date together with an Officer’s Certificate certifying such amounts; provided further, however, that Borrower may revise such request with respect to the Quarterly TRS Tax Distributions for the final Fiscal Quarter of each Fiscal Year as reasonably necessary in advance of such Fiscal Quarter’s Quarterly Disbursement Date;

(iii)         at Borrower’s option, upon no less than ten (10) Business Days’ prior written notice to Lender, to either (x) the Mezzanine PIK Accrued Amount or (y) to a prepayment of the Loan to be applied towards the next succeeding Mortgage Deleveraging Threshold; provided that, if Borrower does not timely deliver notice of its election in accordance with this clause (iii), such amount shall be applied to the Mezzanine PIK Accrued Amount;

(iv)         to any shortfall amount necessary to pay the Asset Advisory Fees and/or G&A Fees after application of Non-Collateral Property Excess Cash Flow in accordance with the Mezzanine Loan Documents; provided that before any funds shall be so disbursed for such Asset Advisory Fees and/or G&A Fees, Borrower shall have provided to Lender a request for such disbursement setting forth the shortfall amount no less than ten (10) Business Days prior to the Quarterly Disbursement Date together with an Officer’s Certificate certifying that such shortfall exists;

(v)          at Borrower’s election, such amounts up to the amount necessary to replenish the Corporate Reserve Fund in accordance with Section 7.6; and

(vi)         to the outstanding principal balance of the Loan as a Mortgage Deleveraging Payment.

(b)           Other than during any MDP Compliance Period, in the following amounts and order of priority:

(i)           to any amount necessary to pay the Mezzanine Borrower the Quarterly REIT Distributions; provided that before any funds shall be so disbursed for such Quarterly REIT Distributions, Borrower shall have provided to Lender a request for such disbursement setting forth the amounts payable to Mezzanine Borrower no less than ten (10) days prior to the Quarterly Disbursement Date together with an Officer’s Certificate certifying such amounts; provided further, however, that Borrower may revise such request with respect to the Quarterly REIT Distributions for the final Fiscal Quarter of each Fiscal Year as reasonably necessary in advance of such Fiscal Quarter’s Quarterly Disbursement Date;

(ii)          to any amount necessary to pay TRS Subsidiary(ies) the Quarterly TRS Tax Distributions; provided that before any funds shall be so disbursed for such Quarterly TRS Tax Distributions, Borrower shall have provided to Lender a request for such disbursement setting forth the amounts payable to TRS Subsidiary(ies), as applicable, no less than ten (10) days prior to the Quarterly Disbursement Date together with an Officer’s Certificate certifying such amounts; provided further, however, that Borrower may revise such request with respect to the Quarterly TRS Tax Distributions for the final Fiscal Quarter of each Fiscal Year as reasonably necessary in advance of such Fiscal Quarter’s Quarterly Disbursement Date;

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(iii)         to a prepayment of the Loan to be applied towards the Mortgage Deleveraging Threshold that Borrower failed to satisfy in accordance with Section 2.4.2(b) hereof until Borrower satisfies such Mortgage Deleveraging Threshold; and

(iv)         to the outstanding principal balance of the Loan (which amount shall be applied to the succeeding Mortgage Deleveraging Threshold in accordance with Section 2.4.2(b)(i) hereof).

(c)           To the extent there are funds in the Excess Cash Flow Reserve Account and no Material Event of Default has occurred and is continuing, Borrower shall have the right to request funds in the Excess Cash Flow Reserve Account for the following purposes, and such disbursement shall be subject to Lender’s approval in its sole but good faith discretion:

(i)           to pay, or reimburse Borrower for, any Capital Expenditures or other costs incurred in connection with emergency repairs and/or life safety items, which disbursements shall be subject to the good faith review and approval of Lender. Such disbursements shall be subject to the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures or repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Material Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Capital Expenditures or repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Capital Expenditures or repairs, (ii) identifying each Person that supplied materials or labor in connection with the Capital Expenditures or repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, in connection with Capital Expenditures, to the extent of any expenditures in excess of $500,000.00 in the aggregate for any Individual Property, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender other than Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures or repairs at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower;

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(ii)          to pay all or any portion of the MDP Penalty Fee; provided that before any funds shall be so disbursed for such MDP Penalty Fee, Borrower shall have provided Lender with written instruction to apply such funds at least (2) Business Days prior to the date the same is due; and

(iii)         to pay any shortfall in the payment of any G&A Direct Fees; provided that before any funds shall be so disbursed for such G&A Direct Fees, Borrower shall have provided to Lender a request for such disbursement setting forth the shortfall amount no less than ten (10) Business Days prior to the requested date of disbursement, together with an Officer’s Certificate certifying that such shortfall exists.

Section 7.9          Reserve Funds, Generally. (a)  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)           Upon the occurrence and during the continuance of a Material Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c)           The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be for the benefit of Borrower and be added to or become a part thereof and shall be disbursed in the same manner as other funds on deposit in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)          Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)           Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds except to the extent any such loss is incurred as a result of Administrative Agent’s or Servicer’s gross negligence or willful misconduct. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands and actual out-of-pocket liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable out-of-pocket attorneys’ fees and expenses, but expressly excluding indirect, consequential, exemplary, special and punitive damages of any kind, except to the extent of consequential and special damages owed by Lender to an unaffiliated third party through no act or omission by Lender or Servicer) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established (unless arising from the gross negligence or willful misconduct of Lender or Servicer, as applicable). Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

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(f)           Intentionally Omitted.

(g)           Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower; provided, however, that if the Mezzanine Loan has not been repaid in full, such amount shall be paid to or at the direction of Mezzanine Lender and held or applied in accordance with the terms and conditions of the Mezzanine Loan Documents.

ARTICLE VIII – DEFAULTS

Section 8.1          Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)           if any portion of the Debt is not paid when due with, other than with respect to any Monthly Debt Service Payment Amount and any failure to repay the Debt on the Maturity Date, such failure continuing for five (5) Business Days after written notice that the same is due and payable; provided, that, such notice shall not be provided more than two (2) times during the term of the Loan; provided, further, that it shall not be an Event of Default if (x) sums sufficient to pay the Monthly Debt Service Payment Amount, fund the required deposits into the Reserve Funds or make such other payments are on deposit in the Cash Management Account prior to the applicable due date and Lender or Servicer failed to apply such sums when required hereunder, (y) Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing;

(ii)           if any of the Taxes or Other Charges are not paid before the same become delinquent, other than those being contested by Borrower in accordance with Section 5.1.2; provided, however, that it shall not be an Event of Default if (x) sums sufficient to pay such Taxes or Other Charges are on deposit in the Tax and Escrow Fund and Lender or Servicer failed to apply such sums when required hereunder (y) Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing;

(iii)         if (A) the Policies are not kept in full force and effect; provided, however, that it shall not be an Event of Default if (x) sums sufficient to pay the Premiums for such Policies are on deposit in the Tax and Insurance Escrow Fund and Lender or Servicer failed to apply such sums when required hereunder, (y) Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing, or (B) certificates evidencing the Policies are not delivered to Lender upon within five (5) Business Days following written request therefor;

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(iv)         if Borrower Transfers or otherwise encumbers any portion of any Individual Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the applicable Mortgage;

(v)          if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such misrepresentation (A) was inadvertent and non-recurring, and (B) is susceptible of being cured, then the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower from Lender;

(vi)         if a Bankruptcy Action occurs with respect to any Borrower Party or any Borrower Party shall make an assignment for the benefit of creditors; provided, however, that if (A) such Bankruptcy Action consists solely of (1) the filing of an involuntary petition against any Borrower Party or (2) an application for, or commencement of any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, or examiner or similar person for such Person or any portion of any Individual Property and (B) no Borrower Party sought, applied for, colluded with respect to, consented to, acquiesced to, approved, or joined in such involuntary petition or application, an Event of Default under this clause (vi) shall arise only upon (x) entry of an order for relief or other comparable order or decree granting such involuntary petition or (y) the same not being discharged, stayed or dismissed within ninety (90) days;

(vii)        so long as the initial Mezzanine Lender named in the Mezzanine Loan Agreement holds all or any portion of the Mezzanine Loan, an Event of Default (as defined in the Mezzanine Loan Agreement);

(viii)       if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)         if a Bankruptcy Action occurs with respect to Guarantor or Guarantor shall make an assignment for the benefit of creditors; provided, however, that if (A) such Bankruptcy Action consists solely of (1) the filing of an involuntary petition against such Guarantor or such other guarantor or indemnitor or (2) an application for, or commencement of any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, or examiner or similar person for such Guarantor or such other guarantor or indemnitor or any portion of its property and (B) neither such Guarantor nor any Borrower Party sought, applied for, colluded with respect to, consented to, acquiesced to, approved, or joined in such involuntary petition or application, an Event of Default under this clause (ix) shall arise only upon (x) entry of an order for relief or other comparable order or decree granting such involuntary petition or (y) the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

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(x)           if Borrower breaches any covenant contained in Section 4.1.30 hereof; provided, that such breach shall not constitute an Event of Default if (A) such breach is curable and was inadvertent and non-recurring, (B) Borrower shall promptly cure such breach within thirty (30) days after earlier to occur of (x) notice from Lender or (y) the date Borrower becomes aware of such breach, and (C) if requested by Lender, within thirty (30) days of request by Lender, Borrower delivers to Lender, an Additional Insolvency Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Insolvency Opinion or the Additional Insolvency Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;

(xi)         intentionally omitted;

(xii)        if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue; provided, that such breach shall not constitute an Event of Default if (A) such breach is curable and was inadvertent and non-recurring, (B) Borrower shall promptly cure such breach within thirty (30) days after earlier to occur of (x) notice from Lender or (y) the date Borrower becomes aware of such breach, and (C) if requested by Lender, within thirty (30) days of request by Lender, Borrower delivers to Lender, an Additional Insolvency Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Insolvency Opinion or the Additional Insolvency Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;

(xiii)        if a material default has occurred by Borrower and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and the Manager thereunder terminates or cancels the Management Agreement (or any Replacement Management Agreement) unless the applicable Individual Borrower (or applicable Tenant) elects to self-manage and the same is permitted by the terms of the applicable Lease(s) or the terminated Management Agreement is replaced with a Replacement Management Agreement within sixty (60) days after such termination;

(xiv)       if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Sections 9.1 or 9.2 hereof, or fails to cooperate with Lender in connection with a bifurcation, assignment or participation of the Loan pursuant to the provisions of Section 9.1 or 9.2 hereof, as applicable, for three (3) days after notice to Borrower from Lender;

(xv)        Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xvi)       if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above or subsections (xvii) to (xxi) below, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed (x) sixty (60) days in the case of any such non-monetary Default arising in connection with a breach of the entity classification covenants set forth in Section 5.1.25 and (y) twelve (12) months in the case of all other such non-monetary Defaults;

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(xvii)      if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or, if no cure period is specified in such documents, beyond the cure period specified in Section 8.1(a)(xvi), whether as to Borrower, Guarantor or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii)     if the leasehold estate created by any PILOT Lease shall be surrendered by the applicable Individual Borrower, any PILOT Bond shall be transferred or surrendered by the applicable Individual Borrower, or any PILOT Lease shall be terminated or cancelled for any reason or circumstance (except if in connection with such surrender or termination, Borrower acquires the fee estate from the applicable PILOT Lessor in accordance with the terms hereof) unless the applicable Individual Property is released in accordance with Section 2.5.2 on or prior to such termination or cancellation;

(xix)        (A)  there occurs any event or condition as a result of the actions of the applicable Individual Borrower that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, or (B) the Ground Leased Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever (except if in connection with such surrender or termination, Borrower acquires the fee estate from the applicable Ground Lessor in accordance with the terms hereof), or (C) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended in any material respect without the prior written consent of Lender in violation of the Loan Documents, unless in each case, the applicable Ground Leased Property is released in accordance with Section 2.5.2 on or prior to such termination or cancellation;

(xx)         if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or

(xxi)       any failure of Borrower to pay the MDP Penalty Fee on or prior to the applicable MDP Deadline.

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(b)           Upon the occurrence of an Event of Default and during the continuance (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter that such Event of Default is continuing, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii). or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2          Remedies. (a)  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, but subject to Legal Requirements (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages or Pledge Agreement in any manner and for any amounts secured by the Mortgages or Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages or Pledge Agreement to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages or Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages and Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties and Individual Borrowers shall remain subject to the Mortgages and Pledge Agreement to secure payment of sums secured by the Mortgages and Pledge Agreement and not previously recovered.

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(c)           Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder; provided, that (i) the aggregate principal amount of the Loan immediately following such severance shall equal the outstanding principal balance of the Loan immediately prior to such severance, (ii) the weighted average interest rate of the Loan immediately following such severance shall equal the weighted interest rate of the Loan immediately prior to such severance (for clarity, the weighted average interest rate may subsequently change due to (1) the application of funds during the continuance of an Event of Default, and (2) the application of Net Proceeds in connection with a mandatory prepayment as a result of a Condemnation or Casualty); and (iii) such Severed Loan Documents shall not materially adversely affect Borrower or any other Borrower Party or increase any of the obligations or decrease any of the rights of Borrower or such Borrower Party under the Loan Documents, other than by a de minimis amount. In connection with any such severance during the continuance of an Event of Default, Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance during the continuance of an Event of Default, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any reasonable out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and the Funding Date.

(d)           As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale to the extent permitted by Legal Requirements in the jurisdiction in which the Individual Property is located.

Section 8.3          Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

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ARTICLE IX – SPECIAL PROVISIONS

Section 9.1          Loan Bifurcation.

9.1.1              Component Note; New Mezzanine Loan. (a)  Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.2 hereof), but subject the terms of this Section 9.1, Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver new component notes (including senior, junior and mezzanine notes) to replace the Note or modify the Note to reflect multiple components of the Loan, which notes may be paid in such order of priority as may be designated by Lender, and which notes may have varying principal amounts, interest rates and economic terms and Lender shall have the right to allocate the Release Amounts or allocate the collateral securing the Loan among the various Note and new component notes in its sole discretion (including, without limitation, the right to create one or more mezzanine loans or securitize all or any portion of the Loan); provided that such component notes and such allocation of the collateral shall not modify (i) the weighted average interest rate payable under the Note (except that the weighted average interest rate may subsequently change due to (1) the application of funds following an Event of Default, and (2) the application of Net Proceeds in connection with a mandatory prepayment as a result of a Condemnation or Casualty), (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan (including, but not limited to the amount and requirement to pay the Exit Fee), or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans to the extent requested by Lender. Subject to the terms of this Section 9.1, Borrower shall reasonably cooperate with all reasonable requests of Lender in order to establish the component notes, or any new mezzanine loan and shall execute and deliver, and cause to be executed and delivered, such documents as shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender (including, without limitation, causing Guarantor to reaffirm the Guaranty, executing and delivering an amendment to any Mortgage to cause same to be two (2) or more separate substitute Mortgages in the aggregate principal amount of up to the total Loan amount, to reapportion the lien of the Mortgages among such separate substitute Mortgages, pari passu or otherwise, or the severance of other security documents, executing a pledge of the direct or indirect membership interests in Borrower in connection with any new mezzanine loan, and to amend Borrower’s organizational structure to provide for one or more mezzanine borrowers), provided that (I) modifications shall be made to this Agreement to account for the exercise of the rights under this Section 9.1 as determined by Lender in its reasonable discretion, including, but not limited to, (x) the inclusion of a requirement that any voluntary prepayments made by Borrower (not relating to a Casualty, Condemnation or otherwise made following an Event of Default) be applied pro rata as among any components of this Loan and any other loan created hereunder and (y) the new mezzanine loan is cross-defaulted with the Loan, (II) Borrower shall not be responsible for any additional mortgage recording taxes for any substitute security instruments required herein, (III) the loan documents for any new loan hereunder shall include the same protections with respect to recourse as are set forth in Section 9.3 and (IV) with respect to any new mezzanine loan or loan secured by the direct or indirect equity interests in Borrower, any Loan Documents to which Guarantor is a party shall be adjusted to relieve Guarantor from any obligations or liabilities in substantially the same circumstances as the initial Loan Documents in the event of the exercise of certain remedies under the Mezzanine Loan Documents. Borrower hereby further agrees, promptly after demand therefor from Lender, to cause opinions of counsel to Borrower in form and substance reasonably satisfactory to Lender with respect to such substitute notes, Mortgages, amendments and/or replacements to be delivered to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead, exercisable by Lender only following the occurrence and during the continuance of an Event of Default, to make and execute all documents necessary or desirable to establish the component notes as described in this Section 9.1.1, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

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(b)           All costs and expenses of Borrower and any of its Affiliates incurred in order to comply with Section 9.1 and Section 9.2 on or prior to the Funding Date shall be borne by Borrower. All costs and expenses of Borrower and any of its Affiliates incurred in order to comply with Section 9.1 and Section 9.2 after the Funding Date shall be borne by Lender (other than Borrower’s attorneys’ fees and expenses).

(c)           At the request of Lender, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or purchasers of any direct or indirect interest in the Loan, or as may be required by Legal Requirements, provided that, in each case, such information is in Borrower’s possession or control or can be produced without undue burden or cost. Lender shall have the right to provide to prospective investors and/or purchaser any information in its possession, including, without limitation, financial statements relating to Borrower, Mezzanine Borrower, Guarantor, Manager, the Property and any Tenant, so long as Lender notifies such prospective investors and/or purchasers of the confidential nature thereof. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower and Guarantor, shall, at Lender’s request, at Borrower’s and Lender’s expense to the extent provided for in accordance with Section 9.1.1(b) above, reasonably cooperate with Lender’s efforts to arrange for a sale or participation of any direct or indirect interest in the Loan in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or purchasers. Borrower agrees to review, at Lender’s request in connection with any sale or participation of any direct or indirect interest in the Loan, any written materials used or provided to any prospective investors and/or purchasers, and shall confirm that the factual statements and representations contained in such sections and such other information in such materials (provided, in each case, solely to the extent such information was provided by or on behalf of Borrower and relates to the Property, Borrower, Mezzanine Borrower, Guarantor and/or any Affiliated Manager) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

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(d)            Without limiting the other provisions of this Section 9.1, Borrower shall cause Guarantor to cooperate in all reasonable respects with Lender in its exercise of any of its rights pursuant to Sections 9.1 and/or 9.2; provided that Borrower shall only be required to cause Guarantor to provide the same information and documents relating to Guarantor (as updated to reflect any changes as of the date requested under this Section 9.1) that (a) were delivered to Lender in connection with the closing of the Loan, or (b) are required to be delivered to Lender under the Loan Documents. Lender shall be permitted to share such information with potential purchasers, participants or assignees of an interest in the Loan and any investment banking firms, accounting firms, law firms and other third-party advisors advising such Persons, in each case, so long as Lender notifies the same of the confidential nature thereof and, with respect to any potential purchasers, participants or assignees of an interest in the Loan, Lender has notified such Persons of the confidential nature thereof.

Section 9.2        Assignments and Participations; Securitization.

9.2.1            Assignments and Participations.

(a)            Lender, at each party’s expense to the extent provided for in accordance with Section 9.1.1(b), may Transfer to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, that, unless an Event of Default has occurred and is continuing, Lender may not Transfer (for clarity, other than in connection with a Securitization) to any Disqualified Persons during (i) the period commencing on the Funding Date and ending on the date that is twelve (12) months after the Funding Date or (ii) any MDP Compliance Period; provided, further, that the parties to each such assignment shall execute and deliver to Lender or its administrative agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Assumption, with (and subject to) the consent of Lender. Upon the consummation of any assignment pursuant to this Section 9.2, the transferor Lender and Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to the assignee. The assignee shall deliver to Borrower and Lender the applicable certification in accordance with Section 2.7. Subject to the provisions of Section 2.7, each Lender may transfer and carry its portion of the Loan at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender. For the avoidance of doubt, in no event shall consent of Borrower be required in connection with any transfer by any Lender so long as Lender complies with the limitations set forth in the first sentence of this Section 9.2.1.

(b)            Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of the assigning Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, the assigning Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Assumption, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Assumption and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Mortgages and the other Loan Documents), if any, delivered to or for the benefit of or deposited with such assigning Lender, for which such assigning Lender shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Eligible Institution and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

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(c)            By executing and delivering an Assignment and Assumption, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the assigning Lender to take such action as the assigning Lender on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the assigning Lender by the terms hereof together with such powers and discretion as are incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by the assigning Lender.

(d)            The initial Lender or its administrative agent (as a nonfiduciary agent of Borrower) shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of each Lender and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. This Section 9.2.1(d) shall be construed so that the obligations under the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (and any other relevant or successor provisions of the Code or such Treasury regulations). The Register shall be available for inspection by Borrower or any Lender pursuant to this Section 9.2 at any reasonable time and from time to time upon reasonable prior written notice.

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(e)            Upon its receipt of an Assignment and Assumption executed by an assignee, together with any Note or Notes subject to such assignment, the initial Lender or its administrative agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at the assigning Lender’s own expense, shall execute and deliver to such assignee in exchange and substitution for the surrendered Note or Notes a new Note payable to such assignee in an amount equal to the portion of the Loan assigned to it and a new Note payable to assignor in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower). Costs and expenses associated with any of the foregoing shall be borne by the parties in accordance with Section 9.1.1(b).

(f)            Lender, at each party’s expense in accordance with Section 9.1.1(b), may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, that, unless an Event of Default has occurred and is continuing, Lender may not sell participations to any Disqualified Persons during (i) the period commencing on the Funding Date and ending on the date that is twelve (12) months after the Funding Date or (ii) any MDP Compliance Period; provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that each participant shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) and Section 2.2.3(g) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.2.1(a); provided that such participant shall not be entitled to receive any greater payment under Section 2.7 and Section 2.2.3(g), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.2.4 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain at one of its offices in the United States a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(g)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.2, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, in connection with any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information received by it.

(h)            Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Section 9.2 may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or in favor of any central bank in accordance with any comparable law, rule or regulation.

9.2.2            Securitization. (a)  Borrower acknowledges and agrees that Lender may, at each party’s expense to the extent provided for in accordance with Section 9.1.1(b), consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Borrower acknowledges and agrees that Disqualified Persons may be holders or purchasers of Securities in connection with a Securitization.

(b)            At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, provided such information is in its possession and can be produced without undue burden or cost. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, if any, the Properties and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower shall, at Lender’s request, at Lender’s sole cost and expense (other than with respect to Borrower’s attorneys’ fees and expenses), cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower agrees to review, at Lender’s request in connection with the Securitization, the highlighted sections of the Disclosure Documents to the extent of the information that was provided by Borrower and relates to Borrower, Guarantor, and/or the Properties (the “Covered Disclosure Information”) and shall confirm that the factual statements and representations contained in such highlighted sections (to the extent of any Provided Information therein) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

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(c)            Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the weighted average interest rate payable under the Note (except that the weighted average interest rate may subsequently change due to (1) the application of funds following an Event of Default, and (2) the application of Net Proceeds in connection with a mandatory prepayment as a result of a Condemnation or Casualty), (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan (including, but not limited to, the aggregate Exit Fee payable across all notes), or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans to the extent requested by Lender.

(d)            If requested by Lender, Borrower shall provide Lender, promptly upon written request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender, provided, in each case, the same is in Borrower’s possession or control or can be produced without undue burden.

(e)            Intentionally Omitted.

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(f)            Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross any of the Properties (the “Affected Property”). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the Release Amount allocable to such Individual Property (the “Allocated Loan Amount”) evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Allocated Loan Amount, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents (including, but not limited to, the initial weighted average as between the Note and the New Note), or (B) any other obligation of Borrower under the Loan Documents to more than a de minimis extent or decrease in the aggregate any rights of Borrower or any other Borrower Party under the Loan Documents, to more than a de minimis extent. In connection with the transfer of any such Affected Property as provided for in this Section 9.2.2(f), the Loan shall be reduced by an amount equal to amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.2.2(f), the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. At the request of Lender, Borrower shall otherwise reasonably cooperate with Lender and Lender in their attempt to satisfy all requirements necessary in order for Lender to obtain written confirmation from the Rating Agencies that such transfer of the Affected Property from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that the single purpose nature and bankruptcy remoteness of Individual Borrowers owning Individual Properties other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) the execution of such documents and instruments and delivery by Lender of such opinions of counsel as are typical for similar transactions, including, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to a REMIC Trust, have been satisfied or have not otherwise been violated. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.2.2(f) (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) to be paid by Lender.

(g)            Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

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(h)            The Indemnifying Persons agree to provide, in connection with any Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Covered Disclosure Information and (ii) such Covered Disclosure Information and such Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Securitization Indemnified Persons”), for any actual out-of-pocket losses, claims, damages, liabilities, costs or expenses including without limitation reasonable legal fees and expenses for enforcement of these obligations (but expressly excluding indirect, consequential and punitive damages of any kind, except to the extent of consequential and indirect damages owed by a Securitization Indemnified Person to an unaffiliated third party) (collectively, the “Liabilities”) to which any such Securitization Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Securitization Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. Notwithstanding the foregoing, Borrower shall have no responsibility under this Section 9.2.2(h) for (v) any untrue statements contained in any Covered Disclosure Information to which Borrower or its authorized representative have timely objected to in writing to Lender, (w) any failure by the preparer of any Disclosure Documents to incorporate or accurately reflect information provided or comments timely made by Borrower to the Covered Disclosure Information, (x) any information that Borrower was not requested to review, (y) any losses that are caused by the gross negligence, willful misconduct or fraud of any Securitization Indemnified Person, and (z) numbers which have been submitted by Borrower and adjusted by any Securitization Indemnified Person from those submitted by Borrower, to the extent of such adjustment. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in this Section 9.2.2(h) is provided.

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(i)            In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Securitization Indemnified Persons for Liabilities to which any such Securitization Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Securitization Indemnified Person for any legal or other expenses incurred by such Securitization Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities. Notwithstanding the foregoing, Borrower shall have no responsibility under this Section 9.2.2(i) for (v) any untrue statements contained in any Covered Disclosure Information to which Borrower or its authorized representative have timely objected to in writing to Lender, (w) any failure by the preparer of any Disclosure Documents to incorporate or accurately reflect information provided or comments timely made by Borrower to the Covered Disclosure Information, (x) any information that Borrower was not requested to review, (y) any losses that are caused by the gross negligence, willful misconduct or fraud of any Securitization Indemnified Person, and (z) numbers which have been submitted by Borrower and adjusted by any Securitization Indemnified Person from those submitted by Borrower, to the extent of such adjustment.

(j)            Promptly after receipt by a Securitization Indemnified Person of notice of any claim or the commencement of any action, the Securitization Indemnified Person shall, if a claim in respect thereof is to be made against any Securitization Indemnified Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2.2 except to the extent that it has been materially prejudiced by such failure and; provided, further, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to a Securitization Indemnified Person otherwise than under the provisions of this Section 9.2.2. If any such claim or action shall be brought against a Securitization Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Securitization Indemnified Person. After notice from any Indemnifying Person to the Securitization Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Securitization Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Securitization Indemnified Persons on the other hand, and a Securitization Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Securitization Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Securitization Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Securitization Indemnified Persons. The Securitization Indemnified Persons shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Securitization Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Securitization Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Securitization Indemnified Person.

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(k)            Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Securitization Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Securitization Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Securitization Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(l)            The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Securitization Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2.2), then the Indemnifying Persons, on the one hand, and such Securitization Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Securitization Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Securitization Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Securitization Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Securitization Indemnified Persons in connection with the closing of the Loan.

(m)            The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2.2 shall apply whether or not any Securitization Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Securitization Indemnified Persons are intended third-party beneficiaries under this Section 9.2.2.

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(n)            The liabilities and obligations of the Securitization Indemnified Persons and the Indemnifying Persons under this Section 9.2.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(o)            Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

9.2.3       Administrative Agent. Borrower acknowledges and agrees that Lender may appoint an administrative agent (“Administrative Agent”) to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by Lender, together with all such powers as are reasonably incidental thereto. Upon such appointment of an Administrative Agent, the following provisions shall apply.

(a)            The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any subsidiary or Affiliate of Borrower as if it were not Administrative Agent hereunder.

(b)            The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in any co-lender agreement), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

(c)            Administrative Agent may consult with legal counsel (which may be counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(d)            Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Lenders or, where required by the terms of this Agreement, all of the Lenders, or (ii) in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; (iii) the satisfaction of any condition specified in Article II; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith; or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith. Administrative Agent shall not incur any liability to any Lender by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic mail or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

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(e)            Each Lender shall, ratably in accordance with its interest in the Loan, indemnify Administrative Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder.

(f)            Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(g)            The initial Administrative Agent may resign as the Administrative Agent by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor agent whereupon (i) such successor agent shall succeed to and become vested with all the rights, powers and duties of the former Administrative Agent, (ii) the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and (iii) the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. If no successor Administrative Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within ten (10) days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall collectively assume and perform all of the duties of Administrative Agent hereunder until such time as the Lenders shall, subject to the terms of any co-lender agreement entered into by and among the Lenders, appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. Borrower shall be responsible for any and all costs, fees and expenses payable in connection with any appointment of any successor Administrative Agent (including, without limitation, the negotiation, execution and delivery of any administrative agent services agreement or other related documentation) and all costs, fees and expenses payable to such successor Administrative Agent in connection with the performance of its obligations hereunder. After Administrative Agent’s resignation hereunder, the provisions of this Section 9.2.3 and Section 10.13 hereof shall continue in effect for the benefit of such retiring Administrative Agent and its respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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(h)            Administrative Agent shall deliver to each Lender a copy of any notice sent to Borrower by Administrative Agent in connection with the performance of its duties as Administrative Agent hereunder.

(i)            The provisions of this Section 9.2.3 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of the provisions hereof; provided, however, that Borrower agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due lack of appropriate Lender consent shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval. Notwithstanding the foregoing, (y) Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper authorization by the Lenders, and (z) so long as no Event of Default has occurred and is continuing and JPMorgan Chase Bank, N.A. and/or its Affiliates continue to hold at least 50% of the Loan, JPMorgan Chase Bank, N.A. or an Affiliate shall continue to serve as the Administrative Agent under the Loan Documents.

Section 9.3          Exculpation. (a)  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgages; (f) impair the enforcement of the Pledge Agreement or (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties.

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(b)            Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual out-of-pocket loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs, but expressly excluding indirect, consequential and punitive damages of any kind, except to the extent of consequential and indirect damages owed by Lender to an unaffiliated third party) incurred or suffered by Lender arising out of or in connection with the following:

(i)           fraud or intentional material misrepresentation by any Individual Borrower or Guarantor in connection with origination or funding of the Loan;

(ii)          the gross negligence or willful misconduct of any Individual Borrower or Guarantor in connection with the Loan or any Property;

(iii)         physical waste of any Individual Property caused by the intentional acts of any Individual Borrower or Guarantor (except for physical waste caused by any omissions resulting from insufficient net cash flow from the Property or a failure or refusal of Lender to make cash flow from the Property available to Borrower to the extent Lender is required to make such disbursement under this Agreement);

(iv)         the removal or disposal of any portion of any Individual Property in contravention of the Loan Documents by or at the direction of Borrower or Guarantor during the continuance of an Event of Default;

(v)          the misappropriation or conversion by any Individual Borrower or Guarantor in contravention of the Loan Documents of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Individual Property, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(vi)         Borrower’s failure to pay Taxes (other than those that are being contested in accordance with the terms of this Agreement); provided, that there shall be no liability under this clause (vi) if (A) available cash flow which Borrower actually receives is insufficient to pay such amounts or (B) there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such Taxes and fails to make such payment in accordance with this Agreement;

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(vii)        (1) Borrower’s failure to obtain and maintain the fully paid for Policies in accordance with and to the extent required by Section 6.1 hereof; provided, that there shall be no liability under this clause (vii) if (A) available cash flow which Borrower actually receives is insufficient to pay such amounts or (B) there are sufficient funds in the Tax and Insurance Escrow Fund to pay such insurance premiums prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such insurance premiums and fails to make such payment in accordance with this Agreement or (2) the failure of the windstorm/named storm Policies maintained by Borrower to meet the requirements described in the Letter Agreement (Insurance);

(viii)       Borrower’s failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property (other than those that are being contested in accordance with the terms of the Loan Documents), except to the extent of insufficient net cash flow from the Property or a failure or refusal of Lender to make a disbursement of any Reserve Funds available to Borrower to the extent Lender is required to make such disbursement under this Agreement;

(ix)          any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender by Borrower upon a foreclosure of any Individual Borrower or any Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the commencement of such foreclosure or action in lieu thereof;

(x)           intentionally omitted;

(xi)          the 3900 Paramount Parkway HVAC Issue and any actions, suits or proceedings in connection therewith until such time as the same is settled, dismissed pursuant to a final non-appealable decision of a court of competent jurisdiction or otherwise resolved in favor of Borrower;

(xii)         a material breach of any representation set forth in Section 4.1.30 hereof that is not set forth in clause (c)(ii)(E) below (other than a failure to comply with the requirements set forth in clause (xii) and (xxiiii) of the definition of “Special Purpose Entity”);

(xiii)        for any Individual Property for which an updated Survey was not delivered to Lender in connection with this Agreement, any Liens, encumbrances or other matters which would have been disclosed in an updated Survey for such Individual Property that was not disclosed in the Title Insurance Policy for such Individual Property received by Lender prior to the Closing Date; provided, that prior to seeking any recovery pursuant to this clause (xiii) Lender shall first seek recovery under the applicable Title Insurance Policy for a period not to exceed six (6) months; provided, further, that (A) Borrower shall cooperate with Lender in making such claim and shall reimburse Lender for the reasonable out-of-pocket costs and expenses incurred by Lender in connection with seeking to recover such losses from such Title Insurance Policy, and (B) to the extent Borrower or Guarantor has paid or reimbursed Lender for any Losses under this clause (xiii) and Lender subsequently obtains recovery under the applicable Title Insurance Policy, Lender shall reimburse Borrower and/or Guarantor, as applicable, up to the amount of the Losses so paid or reimbursed);

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(xiv)        any Transfer in violation of the Loan Documents and is not otherwise set forth in clause (c)(ii)(C)(2);

(xv)         any Individual Borrower fails to obtain Lender’s prior written consent to any secured Indebtedness or voluntary Lien encumbering the Properties (other than a Permitted Encumbrance), in each case, in violation of the Loan Documents; or

(xvi)        any material modification or voluntary termination of the Ground Lease, any PILOT Lease or any PILOT Lease Documents by the applicable Individual Borrower (other than in connection with the acquisition of fee title to the estate held by PILOT Lessor in accordance with Section 5.1.27(e) hereof) without Lender’s consent.

(c)            Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code or other applicable Insolvency Law to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following:

(A)            Borrower or any Borrower Party (1) files a voluntary petition, files any insolvency or reorganization case or proceeding, institutes proceedings to have such Borrower or Loan Party be adjudicated bankrupt or insolvent or otherwise seeks relief, in each case under the Bankruptcy Code or any other Insolvency Law; (2) (x) solicits or causes to be solicited petitioning creditors for, or (y) supports, colludes with respect to, consents to or otherwise acquiesces in, approves or joins in any involuntary petition filed against such Borrower or Loan Party by any other Person (other than Lender or Mezzanine Lender) under the Bankruptcy Code or any other Insolvency Law; (3) applies for, or otherwise commences any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Borrower or Loan Party or any portion of any Individual Property; or (4) admits, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, such Borrower or Loan Party’s insolvency or general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document); provided, however, that Borrower shall not have any liability under this clause (A) to the extent of any of the foregoing that is undertaken by or at the direction of Lender or Mezzanine Lender; or

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(B)            any Transfer of all or any portion of fee title (or ground leasehold title) to any Individual Property or of a direct or indirect equity interest in any Restricted Party in violation of the Loan Documents;

(C)            if Guarantor, any Borrower or any Affiliate of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Pledge Agreement, the Mortgage or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, in each case which are raised or asserted in bad faith or are frivolous as finally determined by a court of competent jurisdiction;

(D)            any Borrower Party, Guarantor or any Affiliate of any of them causes any of Holdco or TRS to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC, or any termination or cancellation of the limited liability company membership certificate evidencing Pledgor’s one hundred percent (100%) ownership interest in Holdco or TRS, as delivered to Lender on the Closing Date in connection with the Pledge Agreement; or

(E)            if any Individual Borrower or other Borrower Party fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, in each case, that results in a substantive consolidation of any Borrower Party with any other Person in any bankruptcy proceeding involving or consolidating such Borrower Party, the Properties or any assets or liabilities of such Borrower Party (other than a failure to comply with the requirements set forth in clause (xii) and (xxiiii) of the definition of “Special Purpose Entity”).

(d)            Subject to and without impairing the obligations of Borrower hereunder or under the Loan Documents (including Sections 9.2 and 9.3 hereof) or the obligations of any the Guarantor under the Guaranty and the Environmental Indemnity, or any other Borrower Party under any Loan Document to which it is a party, no direct or indirect shareholder, partner, member, principal, affiliate, employee, officer, trustee, director, agent or other representative of Borrower and/or of any of his or its Affiliates (a “Related Party”) shall have any personal liability for, nor be joined as party to, any action with respect to payment, performance or discharge of any covenants, obligations, or undertakings of Borrower under this Agreement, and by acceptance hereof, Lender for itself and its successors and assigns irrevocably waives any and all right to sue for, seek or demand any such damages, money judgment, deficiency judgment or personal judgment against any Related Party under or by reason of or in connection with this Agreement or the other Loan Documents; provided that (a) any Related Party that is a party to any Loan Document or any other separate written guaranty, indemnity or other agreement given by such Related Party in connection with the Loan (including Borrower) shall remain fully liable therefor and the foregoing provisions shall not operate to limit or impair the liabilities and obligations of such Related Parties or the rights and remedies of Lender thereunder and (b) the foregoing provisions shall not constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents or otherwise affect the validity or enforceability of this Agreement and Lender’s rights and remedies against Borrower hereunder.

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Section 9.4      Matters Concerning Manager. If (a) an Event of Default relating to the Individual Property to which a Management Agreement relates has occurred and remains uncured, or (b) Manager shall become subject to a Bankruptcy Action, Borrower shall, at the written request of Lender, terminate the Management Agreement and, at Borrower’s election, either self-manage or replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5      Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement or the payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer other than the Administration Fee required to be paid pursuant to Section 2.3.6. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or out-of-pocket expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) if the Loan or any portion of the Loan is subject to a Securitization, as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or in connection with any Bankruptcy Action and which special servicing fees shall not exceed 0.25% per annum; (ii) if the Loan or any portion of the Loan is subject to a Securitization; (iii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, which liquidation fees shall not exceed 0.5% of any liquidation proceeds received on the Loan and which workout fees shall not exceed 0.5% of each collection of interest and principal received on the Loan; (iv) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (v) except as expressly set forth in this Agreement, any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.

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Section 9.6      Recognition Agreement; Intercreditor Agreement. Borrower acknowledges and agrees that (i) the Intercreditor Agreement is intended solely for the benefit of the parties thereto, (ii) none of Borrower or any of its Affiliates is an intended third-party beneficiary of any of the provisions therein or entitled to rely on any of the provisions contained therein, and (iii) any Intercreditor Agreement may allow the Mezzanine Lender certain additional forbearances and accommodations not otherwise available to Borrower (including, among other things, additional time to cure defaults by Borrower and the right to purchase the Loan under certain circumstances) and that Borrower hereby waives any objection thereto. None of Lender or Mezzanine Lender shall have any obligation to disclose to Borrower the contents of any Intercreditor Agreement. Borrower’s and Guarantor’s obligations under this Agreement and the other Loan Documents are and will be independent of each Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof. In connection with the exercise of its rights set forth in the Loan Documents or any Intercreditor Agreement, Lender shall have the right at any time to discuss the Property, the Mezzanine Loan, the Loan or any other matter relating to the Property, the Mezzanine Loan or the Loan directly with the Mezzanine Lender or any of their respective consultants, agents or representatives, without notice to or permission from Borrower or any Guarantor, and Lender shall have no obligation to disclose such discussions or the contents thereof with Borrower, Guarantor or WPC. Borrower hereby acknowledges and agrees that (A) the risks of Mezzanine Lender in making the Mezzanine Loan are different from the risks of Lender in making the Loan, (B) in determining whether to grant, deny, withhold or condition any requested consent or approval, or exercise any rights, Mezzanine Lender may reasonably reach different conclusions, and (C) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval, or exercise any rights, in accordance with the applicable standard set forth in the Loan Documents based on its exercise of judgment subject to such standard.

ARTICLE X – MISCELLANEOUS

Section 10.1      Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and permitted assigns of Lender.

Section 10.2      Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

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Section 10.3      Governing Law. (a)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, the Note and other loan dOCUMENTS and obligations arising hereunder and thereunder SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE COLLATERAL IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 10.4      Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

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Section 10.5      Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6      Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or electronically transmitted by email with hard copy delivered by hand or reputable overnight courier (unless waived by Lender as described below), addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight commercial courier and (d) if transmitted by email, (A) if such email was sent prior to 5 P.M. EST on a Business Day, then on the date such email was sent; provided that a hard copy of such email (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such email was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such email was sent; provided that a hard copy of such email (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such email was sent; provided, however, that by written notice to Borrower, Lender shall have the unilateral right at any time to waive the hard copy requirement with respect to all Notices sent via email, in each case addressed to the parties as follows:

If to Lender:	JPMorgan Chase Bank, N.A. 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Simon B. Burce Email: simon.burce@jpmchase.com

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with a copy to:	JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center, 4th Floor Brooklyn, New York 11245-0001 Attention: Nancy S. Alto

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Marco P. Caffuzzi; Frank J. Mangiatordi
Email:marco.caffuzzi@skadden.com;
frank.mangiatordi@skadden.com

If to Borrower:	c/o W. P. Carey Inc.

One Manhattan West

395 9th Avenue, 58th Floor

New York, New York 10001

Attention: Director, Asset Management

With a copy to:	W. P. Carey Inc.

One Manhattan West

395 9th Avenue, 58th Floor

New York, NY 10001

Attention: Legal Transactions Department

And to:	Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Michael J. Haas

Email: Michael.haas@lw.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

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Section 10.7      Trial by Jury. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH OTHER PARTY.

Section 10.8      Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9      Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10      Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, state or federal law, common law or equitable cause, then, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11      Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12      Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

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Section 10.13      Expenses; Indemnity. Without duplication of any of the same amounts actually paid by Borrower under this Agreement or any other Loan Document, and except as set forth in Section 9.1.1(b), (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days following receipt of written notice from Lender for all reasonable, out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii)  Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, to the extent the same is required in connection with any request by Borrower or Guarantor for any approvals, waivers, subordination and non-disturbance agreements, or similar agreements with respect to the Loan Documents, the Properties or Borrower; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar reasonable out-of-pocket expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, but subject to Section 9.5, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or in connection with any Bankruptcy Action or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, in accordance with the terms of the Lockbox Agreement, the Cash Management Agreement and this Agreement, as applicable.

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(b)           Borrower shall indemnify, defend and hold harmless the Indemnified Persons from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (but expressly excluding any consequential, special, speculative, exemplary, or punitive damages, except to the extent that a party seeking indemnification of such amount has paid or is required to pay the same to a third party other than as a result of any Indemnified Party’s own willful misconduct, gross negligence, illegal acts or fraud), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Person. This Section 10.13(b) shall not apply with respect to Section 2.7 Taxes other than any Section 2.7 Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements arising from any non-tax claim.

(c)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)           Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14      Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15      Offsets, Counterclaims and Defenses. Any permitted assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

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Section 10.16      No Joint Venture or Partnership; No Third-Party Beneficiaries. (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)            This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17      Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association, or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association, in their sole discretion. Notwithstanding anything to the contrary herein, the restrictions set forth herein shall not apply to any Person whose shares are publicly traded or its Affiliates’ disclosure of information that is required by applicable Legal Requirements, legal process, or regulation, and/or is required in connection with public filings or other public disclosures, including, without limitation, in connection with a quarterly earnings report, investor communication or presentation, earnings call or a press release in conjunction therewith.

Section 10.18      Cross Default; Cross Collateralization; Waiver of Marshalling of Assets. (a)  Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

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(b)            To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19      Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20      Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21      Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all actual out-of-pocket claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ reasonable out-of-pocket fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

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Section 10.22      Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23      Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24      Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)            the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice (but not more than four (4) times in any twelve (12) month period. In no event shall Borrower or its designated representative be under any obligation to follow or implement any advice or recommendations of the Lender or disclose any privileged or confidential information in connection with such consultations. The rights of the Lender provided in this Section 10.24 are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of the Borrower’s business or operations;

(b)            the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice; and

the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive the monthly, quarterly and year end financial reports required to be delivered pursuant to the terms of Section 5.1.11. The rights described above in this Section 10.24 may be exercised by Lender on behalf of any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.26      Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

RACO (AZ) LLC
FLOUR POWER (OH) LLC
DRUG (AZ) LLC
500 JEFFERSON TOWER (TX) LLC
ROOSEVELT BLVD NORTH (FL) LLC
AUTOPRO (GA) LLC
MORISEK HOFFMAN (IL) LLC
RRD (IL) LLC
WPC CROWN COLONY (MA) LLC
METAPLY (MI) LLC
HNGS AUTO (MI) LLC
MERCURY (MI) LLC
HM BENEFITS (MI) LLC
6000 NATHAN (MN) LLC
TRUTH (MN) LLC
HEALTH LANDLORD (MN) LLC
TELEGRAPH (MO) LLC
308 ROUTE 38 LLC
CALL LLC
SPRING FOREST ROAD (NC) LLC
VANDENBURG BLVD (PA) LLC
MEDI (PA) LLC
RUSH IT LLC
USO LANDLORD (TX) LLC
STONE OAK 17 (TX) LLC
JPCENTRE (TX) LLC
AIRLIQ (TX) LLC
601 JEFFERSON TOWER (TX) LLC
ICALL BTS (VA) LLC
OAK CREEK 17 INVESTOR (WI) LLC,
each a Delaware limited liability company

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

[Signatures continue on following page]

[Signature Page to Loan Agreement]

MORRISVILLE LANDLORD (NC) LP,
a Delaware limited partnership

	By:	MORRISVILLE LANDLORD GP (NC) LLC, a Delaware limited liability company, its general partner

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

GRC-II (TX) LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	GRC-II (TX) LLC, a Delaware limited liability company, its general partner

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

DEVELOP (TX) LP,
a Delaware limited partnership

	By:	POPCORN (TX) LLC, a Delaware limited liability company, its general partner

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

[Signatures continue on following page]

[Signature Page to Loan Agreement]

ADS2 (CA) LLC, a Delaware limited partnership

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

JPMorgan Chase Bank, NATIONAL ASSOCIATION

By:	/s/ Jessica Wong
Name: Jessica Wong
Title: Authorized Signatory

[Signature Page to Loan Agreement]

EXHIBIT A

BORROWER

1.	ADS2 (CA) LLC, a Delaware limited liability company (Organizational ID: 7673217)

2.	FLOUR POWER (OH) LLC, a Delaware limited liability company (Organizational ID: 6888309)

3.	Roosevelt Blvd North (FL) LLC, a Delaware limited liability company (Organizational ID: 7634556)

4.	GRC-II (TX) Limited Partnership, a Delaware limited partnership (Organizational ID: 3798892)

5.	Medi (PA) LLC, a Delaware limited liability company (Organizational ID: 3593495)

6.	308 Route 38 LLC, a Delaware limited liability company (Organizational ID: 2999976)

7.	Develop (TX) LP, a Delaware limited partnership (Organizational ID: 3288601)

8.	HM Benefits (MI) LLC, a Delaware limited liability company (Organizational ID: 3886040)

9.	Drug (AZ) LLC, a Delaware limited liability company (Organizational ID: 3287118)

10.	Metaply (MI) LLC, a Delaware limited liability company (Organizational ID: 4973184)

11.	WPC Crown Colony (MA) LLC, a Delaware limited liability company (Organizational ID: 5322028)

12.	Call LLC, a Delaware limited liability company (Organizational ID: 2896533)

13.	Telegraph (MO) LLC, a Delaware limited liability company (Organizational ID: 4261083)

14.	Spring Forest Road (NC) LLC, a Delaware limited liability company (Organizational ID: 7634584)

15.	Vandenburg Blvd (PA) LLC, a Delaware limited liability company (Organizational ID: 7634579)

16.	JPCENTRE (TX) LLC, a Delaware limited liability company (Organizational ID: 4782704)

17.	Rush IT LLC, a Delaware limited liability company (Organizational ID: 2863657)

18.	AIRLIQ (TX) LLC, a Delaware limited liability company (Organizational ID: 4908604)

19.	Health Landlord (MN) LLC, a Delaware limited liability company (Organizational ID: 5078816)

20.	HNGS AUTO (MI) LLC, a Delaware limited liability company (Organizational ID: 5402741)

21.	ICall BTS (VA) LLC, a Delaware limited liability company (Organizational ID: 4963088)

EXHIBIT A

22.	500 Jefferson Tower (TX) LLC, a Delaware limited liability company (Organizational ID: 5430475)

23.	601 Jefferson Tower (TX) LLC, a Delaware limited liability company (Organizational ID: 5232800)

24.	Morisek Hoffman (IL) LLC, a Delaware limited liability company (Organizational ID: 4752984)

25.	RRD (IL) LLC, a Delaware limited liability company (Organizational ID: 5208291)

26.	USO Landlord (TX) LLC, a Delaware limited liability company (Organizational ID: 4713324)

27.	RACO (AZ) LLC, a Delaware limited liability company (Organizational ID: 5443541)

28.	AUTOPRO (GA) LLC, a Delaware limited liability company (Organizational ID: 5452791)

29.	6000 Nathan (MN) LLC, a Delaware limited liability company (Organizational ID: 5629834)

30.	Stone Oak 17 (TX) LLC, a Delaware limited liability company (Organizational ID: 5639354)

31.	Oak Creek 17 Investor (WI) LLC, a Delaware limited liability company (Organizational ID: 6097216)

32.	Truth (MN) LLC, a Delaware limited liability company (Organizational ID: 6475867)

33.	Morrisville Landlord (NC) LP, a Delaware limited partnership (Organizational ID: 7230919)

34.	Mercury (MI) LLC, a Delaware limited liability company (Organizational ID: 7557508)

EXHIBIT A